Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Among

H.J. HEINZ HOLDING CORPORATION,

KITE MERGER SUB CORP.,

KITE MERGER SUB LLC

AND

KRAFT FOODS GROUP, INC.

Dated as of March 24, 2015

i

(continued)

(continued)

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Annex A	Cross-Reference Table	A-1

Exhibit A	Amended and Restated Certificate of Incorporation of Heinz
Exhibit B	Amended and Restated By-laws of Heinz
Exhibit C	Form of Registration Rights Agreement
Exhibit D-1	Form of Opinion
Exhibit D-2	Form of Heinz Representation Letter
Exhibit E-1	Form of Opinion
Exhibit E-2	Form of Kraft Representation Letter

AGREEMENT AND PLAN OF MERGER, dated as of March 24, 2015 (this “Agreement”), among H.J. HEINZ HOLDING CORPORATION, a Delaware corporation (“Heinz”), KITE MERGER SUB CORP., a Virginia corporation and direct wholly owned subsidiary of Heinz (“Merger Sub I”), KITE MERGER SUB LLC, a Delaware limited liability company and direct wholly owned subsidiary of Heinz (“Merger Sub II”), and KRAFT FOODS GROUP, INC., a Virginia corporation (“Kraft”).

WHEREAS the respective boards of directors of Heinz (the “Heinz Board”), Merger Sub I and Kraft (the “Kraft Board”) and the executive managers of Merger Sub II have unanimously adopted this Agreement, and such respective boards of directors and such executive managers, as applicable, have determined that the terms of this Agreement are in the respective best interests of Heinz, Merger Sub I, Merger Sub II and Kraft, as applicable, and their respective shareholders or, in the case of Merger Sub II, its sole member;

WHEREAS the Kraft Board, the board of directors of Merger Sub I and the executive managers of Merger Sub II have recommended that their shareholders and, in the case of Merger Sub II, sole member, respectively, approve this Agreement;

WHEREAS for U.S. Federal income Tax purposes, it is intended that (i) the Merger and the Subsequent Merger be treated as a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”), (ii) Heinz and Kraft each be a party to the reorganization within the meaning of Section 368(b) of the Code (clauses (i) and (ii), the “Intended Tax Treatment”) and (iii) this Agreement be, and is hereby, adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS Heinz, Merger Sub I, Merger Sub II and Kraft desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01. The Merger. (a) On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Virginia Stock Corporation Act (the “VSCA”), on the Closing Date, Merger Sub I shall be merged with and into Kraft (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub I shall cease and Kraft shall continue as the surviving corporation in the Merger (the “Initial Surviving Company”). As a result of the Merger, Kraft shall become a wholly owned subsidiary of Heinz.

(b) Immediately following the Merger, in accordance with the VSCA and the Delaware Limited Liability Company Act (the “DLLCA”), Heinz shall cause the Initial Surviving Company to be merged with and into Merger Sub II (the “Subsequent Merger”). Upon the effectiveness of the Subsequent Merger, the separate corporate existence of the Initial

Surviving Company shall cease and Merger Sub II shall continue as the surviving limited liability company in the Subsequent Merger (the “Surviving Company”) as a wholly owned subsidiary of Heinz.

(c) Heinz shall cause the following actions to occur: (i) immediately following the Subsequent Merger, Heinz shall make a capital contribution to Hawk Acquisition Intermediate Corporation I, a Delaware corporation (“Heinz Intermediate I”), of 100% of the limited liability company interests of the Surviving Company (the “Surviving Company Interests”), in exchange for one share of common stock, par value $0.01 per share, of Heinz Intermediate I (“Heinz Intermediate I Common Stock”), (ii) immediately following the contribution contemplated by clause (i), Heinz Intermediate I shall make a capital contribution to H.J. Heinz Corporation II, a Delaware corporation (“Heinz Corporation II”), of 100% of the Surviving Company Interests in exchange for one share of common stock, par value $0.01 per share, of Heinz Corporation II (“Heinz Corporation II Common Stock”), (iii) immediately following the contribution contemplated by clause (ii), Heinz Corporation II shall make a capital contribution to H.J. Heinz Company, a Pennsylvania corporation (“Heinz Company”), of 100% of the Surviving Company Interests in exchange for one share of common stock, no par value, of Heinz Company and (iv) immediately following the contribution contemplated by clause (iii), the Surviving Company shall be merged with and into Heinz Company, with Heinz Company continuing as the surviving corporation in such merger.

SECTION 1.02. Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m., Eastern time, on a date to be specified by Heinz and Kraft, which shall be no later than the second Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between Heinz and Kraft; provided that, if any of the conditions set forth in Article VII are not satisfied or (to the extent permitted by Law) waived on such second Business Day, then the Closing shall take place on the first Business Day on which all such conditions shall have been satisfied or (to the extent permitted by Law) waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing with the State Corporation Commission of the Commonwealth of Virginia (the “SCC”) articles of merger (the “Articles of Merger”) setting forth the plan of merger contained herein and otherwise meeting the requirements of Section 13.1-720 of the VSCA and, as soon as practicable on or after the Closing Date, shall make all other filings required under the VSCA or by the SCC in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) on the Closing Date as the parties shall agree and specify in the Articles of Merger. Immediately following the Effective Time, Heinz shall cause the Subsequent Merger to be consummated by filing with the SCC articles of merger (the “Articles of Subsequent Merger”) meeting the requirements of Section 13.1-720 of the VSCA and by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Subsequent Merger”)

executed in accordance with the relevant provisions of the DLLCA and, as soon as practicable on or after the Closing Date, shall make all other filings required under the VSCA or the DLLCA or by the SCC or the Secretary of State of the State of Delaware in connection with the Subsequent Merger. The Subsequent Merger shall become effective immediately following the Effective Time (the “Subsequent Effective Time”) on the Closing Date.

SECTION 1.04. Effects. The Merger shall have the effects set forth in Section 13.1-721 of the VSCA. The Subsequent Merger shall have the effects set forth in Section 13.1-721 of the VSCA and Section 18-209 of the DLLCA.

SECTION 1.05. Certificates of Incorporation and By-laws. (a) The Amended and Restated Certificate of Incorporation of Heinz (the “Heinz Charter”) and the Amended and Restated By-laws of Heinz (the “Heinz By-laws”) shall each be amended and restated immediately prior to the Effective Time to read in the form of Exhibit A (the “New Heinz Charter”) and Exhibit B (the “New Heinz By-laws”), respectively, and the New Heinz Charter and the New Heinz By-laws shall be the certificate of incorporation and by-laws of Heinz until thereafter changed or amended as provided therein or by applicable Law. Heinz shall file the New Heinz Charter with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. As a result of the amendment to the Heinz Charter pursuant to this Section 1.05(a), each share of common stock of Heinz, par value $0.01 per share (the “Heinz Common Stock”), issued and outstanding immediately prior to the Effective Time (including shares of Heinz Common Stock to be issued immediately prior to such amendment pursuant to the Equity Investment) shall be converted (the “Pre-Closing Heinz Share Conversion”) into 0.443332 of a share (the “Heinz Share Conversion Ratio”) of Heinz Common Stock. No fractional shares of Heinz Common Stock shall be issued in connection with the Pre-Closing Heinz Share Conversion, and each holder of shares of Heinz Common Stock converted pursuant to the Pre-Closing Heinz Share Conversion who would otherwise have been entitled to receive a fraction of a share of Heinz Common Stock shall receive cash in lieu thereof in accordance with the New Heinz Charter. In connection with the Pre-Closing Heinz Share Conversion, the number of shares of Heinz Common Stock issuable upon the exercise of the Heinz Warrants shall automatically be adjusted in accordance with the terms of the Heinz Warrants.

(b) The articles of incorporation and by-laws of Kraft shall, by virtue of the Merger, be amended and restated to be identical to the articles of incorporation and by-laws of Merger Sub I, as in effect immediately prior to the Effective Time, other than with respect to the name of Kraft, and shall remain in effect from and after the Effective Time as the articles of incorporation and by-laws of the Initial Surviving Company, until the consummation of the Subsequent Merger at which time the certificate of formation and limited liability company agreement of Merger Sub II shall each remain in effect as the certificate of formation and limited liability company agreement of the Surviving Company in such merger.

(c) The certificate of formation and limited liability company agreement of the Surviving Company shall remain in effect from and after the Subsequent Effective Time until the merger of the Surviving Company with and into Heinz Company immediately following the Subsequent Effective Time pursuant to Section 1.01(c) (at which time the certificate of incorporation and by-laws of Heinz Company shall each remain in effect as the certificate of incorporation and by-laws of the surviving corporation in such merger).

ARTICLE II

Effect on Capital Stock; Exchange of Certificates

SECTION 2.01. Effect on Capital Stock of Kraft. (a) At the Effective Time, by virtue of the Merger and without any action on the part of Heinz, Merger Sub I, Merger Sub II or Kraft, or the holders of any shares of common stock, without par value, of Kraft (the “Kraft Common Stock”), each share of Kraft Common Stock issued and outstanding immediately prior to the Effective Time (other than any Kraft Deferred Shares and Kraft Restricted Shares subject to Section 6.04) shall be converted into the right to receive one fully paid and nonassessable share of Heinz Common Stock (the “Merger Consideration”). All shares of Kraft Common Stock converted pursuant to this Section 2.01(a), when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a physical certificate (a “Certificate”) or uncertificated book-entry share (a “Book-Entry”) that, in each case, immediately prior to the Effective Time represented any such shares of Kraft Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, the Special Dividend Per Share Amount and any other dividends or other distributions to which holders become entitled upon the surrender of such Certificates or Book-Entries in accordance with Section 2.02(c), in each case without interest.

(b) Certain Adjustments. If, between the date of this Agreement and the Effective Time (and as permitted by Article V), the outstanding shares of Heinz Common Stock or Kraft Common Stock shall have been changed into a different number of shares or a different class of shares (except in connection with the Pre-Closing Heinz Share Conversion) by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration, the Heinz Share Conversion Ratio and the Special Dividend Per Share Amount shall be appropriately and proportionately adjusted to provide to the holders of Heinz Common Stock and the holders of Kraft Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(c) Appraisal Rights. No appraisal rights shall be available to the holders of Kraft Common Stock in connection with the Merger.

(d) Merger Sub I. At the Effective Time, by virtue of the Merger, each share of common stock, par value $0.01 per share, of Merger Sub I issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, without par value, of the Initial Surviving Company.

(e) Subsequent Merger. At the Subsequent Effective Time (i) each outstanding share of capital stock of the Initial Surviving Company shall be cancelled and cease to exist and no consideration shall be paid or payable in respect thereof, and (ii) each limited liability company interest of Merger Sub II shall be unaffected by the Subsequent Merger and shall remain outstanding as a limited liability company interest in the Surviving Company.

SECTION 2.02. Exchange of Certificates. (a) Exchange Agent. Prior to the Effective Time, Heinz and Kraft shall appoint a commercial bank, trust company or nationally recognized shareholder service provider to be mutually agreed upon to act as exchange agent (the “Exchange Agent”) for the delivery of the Merger Consideration and the Special Dividend to holders of Kraft Common Stock (together with any cash in respect of any other dividends or distributions that such holders have the right to receive pursuant to Section 2.02(c)). At or prior to the Effective Time, Heinz shall deposit with the Exchange Agent, for the benefit of holders of Certificates and Book-Entries, for exchange in accordance with this Article II through the Exchange Agent, shares of Heinz Common Stock (in certificated or book-entry form) to be delivered as the Merger Consideration, cash in an amount equal to the aggregate amount of the Special Dividend and, from time to time as needed, cash in amounts sufficient to pay any other dividends or distributions which holders of Certificates and Book-Entries have the right to receive pursuant to Section 2.02(c) (the “Exchange Fund”). Heinz shall instruct the Exchange Agent to timely pay the Merger Consideration, the Special Dividend and such other amounts in accordance with this Agreement.

(b) Exchange Procedures.

(i) As soon as reasonably practicable after the Effective Time, Heinz shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares were converted pursuant to Section 2.01(a) into the right to receive the Merger Consideration (i) a letter of transmittal in customary form as reasonably agreed by the parties which (A) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and (B) shall have such other provisions as Heinz and Kraft may reasonably specify and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon proper surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a physical certificate or uncertificated book-entry representing that number of whole shares of Heinz Common Stock that such holder has the right to receive in respect of the aggregate number of shares of Kraft Common Stock previously represented by such Certificate pursuant to Section 2.01 and a check representing cash in respect of the Special Dividend and any other dividends or distributions that the holder has the right to receive pursuant to Section 2.02(c) in respect of such Certificate, and the Certificate so surrendered shall immediately be canceled. In the event of a transfer of ownership of Kraft Common Stock that is not registered in the transfer records of Kraft, a physical certificate or uncertificated book-entry representing the proper number of shares of Heinz Common Stock pursuant to Section 2.01 and a check representing cash in respect of the Special Dividend and any other dividends or distributions that the holder has the right to receive pursuant to Section 2.02(c) may be delivered to a transferee if the Certificate representing such Kraft Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holder of such Certificate has the right to receive in respect of such Certificate pursuant to Section 2.01 (together with the Special Dividend and any other cash in respect of any dividends or distributions that the holder has the right to receive pursuant to Section 2.02(c) in respect of such Certificate). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(ii) Notwithstanding anything to the contrary in this Agreement, any holder of a Book-Entry shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.01(a), the Special Dividend and any other cash in respect of any dividends or distributions that such holders have the right to receive pursuant to Section 2.02(c) in respect of such Book-Entry. In lieu thereof, each holder of record of one or more Book-Entry whose shares were converted into the right to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.01(a) and the Special Dividend and any other cash in respect of any dividends or distributions that such holders have the right to receive pursuant to Section 2.02(c) in respect of such Book-Entry shall upon receipt by the Exchange Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Exchange Agent may reasonably request), be entitled to receive, and Heinz shall cause the Exchange Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, the Merger Consideration that such holder is entitled to receive pursuant to Section 2.01(a), the Special Dividend and any other cash in respect of any dividends or distributions that such holders have the right to receive pursuant to Section 2.02(c) in respect of such Book-Entry, and the Book-Entry of such holder shall forthwith be cancelled.

(c) Treatment of Unexchanged Shares. No dividends or other distributions declared or made with respect to Heinz Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry with respect to the shares of Heinz Common Stock deliverable upon surrender thereof, and no cash in respect of any dividends or distributions (including the Special Dividend) with a record date prior to the Effective Time that have been declared with respect to the Kraft Common Stock shall be paid to any such holder, until the surrender of such Certificate or Book-Entry in accordance with this Article II. Subject to escheat or other applicable Law, following surrender of any such Certificate or Book-Entry, there shall be paid to the holder of the Certificate or Book-Entry, without interest, (i) at the time of surrender, the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to each share of Heinz Common Stock that such holder has the right to receive pursuant to Section 2.01(a) and (ii) at the appropriate payment date (or, if previously paid, at the time of such surrender) (A) the Special Dividend Per Share Amount and (B) the amount of dividends or other distributions with a record date prior to, and unpaid as of, the Effective Time declared by Kraft in accordance with the terms of this Agreement, in each case with respect to each of the shares of Kraft Common Stock formerly represented by such Certificate or Book-Entry.

(d) No Further Ownership Rights in Kraft Common Stock. The shares of Heinz Common Stock delivered and cash paid in accordance with the terms of this Article II upon conversion of any shares of Kraft Common Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares. From and after the Effective Time, (i) all holders of Certificates and Book-Entries shall cease to have any rights as shareholders of Kraft other than the right to receive the Merger Consideration, the Special

Dividend and any other dividends or other distributions that holders have the right to receive upon surrender of such Certificates or Book-Entries in accordance with Section 2.02(c), without interest, and (ii) the stock transfer books of Kraft shall be closed with respect to all shares of Kraft Common Stock outstanding immediately prior to the Effective Time. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Initial Surviving Company, the Surviving Company or Heinz Company of shares of Kraft Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entries formerly representing shares of Kraft Common Stock are presented to Heinz, the Initial Surviving Company, the Surviving Company, Heinz Company or the Exchange Agent for any reason, such Certificates or Book-Entries shall be canceled and exchanged as provided in this Article II.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entries for 180 days after the Effective Time shall be delivered to Heinz, upon demand, and any holder of Certificates or Book-Entries who has not theretofore complied with this Article II shall thereafter look only to Heinz for satisfaction of its claim for Merger Consideration and any cash in respect of the Special Dividend or any other dividends or distributions that the holder has the right to receive pursuant to Section 2.02(c).

(f) No Liability. None of Heinz, Merger Sub I, Merger Sub II, Heinz Company, Kraft or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry has not been surrendered prior to the date on which the Merger Consideration or the cash to be paid in respect of such Certificate or Book-Entry would otherwise escheat to or become the property of any Governmental Entity, any Merger Consideration or the cash to be paid in respect of such Certificate or Book-Entry shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Heinz, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Investment of Exchange Fund. The Exchange Agent shall invest any cash in the Exchange Fund as directed by Heinz on a daily basis; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services LLC, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under this Article II, including Section 2.02(c), shall be promptly returned to Heinz. To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Exchange Agent to make prompt cash payment pursuant to this Article II, including Section 2.02(c), Heinz shall, or shall cause Heinz Company to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make such payments under this Article II, including Section 2.02(c).

(h) Withholding Rights. Each of Heinz, Merger Sub I, Merger Sub II and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from any amount otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Any amounts so deducted, withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Heinz, the posting by such Person of a bond, in such reasonable amount as Heinz may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.02(f), Heinz) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any cash in respect of the Special Dividend and any other dividends or distributions that the holder has the right to receive pursuant to Section 2.02(c).

ARTICLE III

Representations and Warranties of Heinz, Merger Sub I and Merger Sub II

Except as disclosed in the disclosure letter (the “Heinz Disclosure Letter”) delivered by Heinz to Kraft prior to the execution of this Agreement (which letter sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Heinz Disclosure Letter relates) or in the Heinz SEC Reports filed and publicly available prior to the date of this Agreement (excluding any disclosures contained in any part of any Heinz SEC Report entitled “Risk Factors,” set forth in any “Forward-Looking Statements” disclaimer or that are similarly cautionary, non-specific or predictive in nature), Heinz, Merger Sub I and Merger Sub II hereby represent and warrant to Kraft as follows:

SECTION 3.01. Corporate Organization. (a) Heinz. (i) Heinz is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Heinz has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Heinz.

(ii) True and complete copies of the Heinz Charter and the Heinz By-laws, each as in effect as of the date of this Agreement, have previously been made available to Kraft.

(iii) Each Heinz Subsidiary (A) is duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of its jurisdiction of organization, (B) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary and (C) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except for such variances from the matters set forth in any of clauses (A), (B) or (C) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Heinz.

(b) Merger Sub I.

(i) A true and complete copy of each of the articles of incorporation and by-laws of Merger Sub I, each as in effect as of the date of this Agreement, has previously been made available to Kraft.

(ii) Merger Sub I is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Except as contemplated by this Agreement, Merger Sub I does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger and the other Transactions. The authorized capital stock of Merger Sub I consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been duly issued, are fully paid and nonassessable and are owned directly by Heinz free and clear of any Liens.

(c) Merger Sub II.

(i) A true and complete copy of each of the certificate of formation and limited liability company agreement of Merger Sub II, each as in effect as of the date of this Agreement, has previously been made available to Kraft.

(ii) Merger Sub II is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Except as contemplated by this Agreement, Merger Sub II does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger and the other Transactions. The authorized limited liability company interests of Merger Sub II consists solely of the Surviving Company Interests, 100% of which are owned directly by Heinz free and clear of any Liens.

SECTION 3.02. Capitalization. (a) Authorized and Issued Shares. (i) As of the date of this Agreement, the authorized Heinz capital stock consists of (A) 4,000,000,000 shares of Heinz Common Stock and (B) 80,000 shares of preferred stock, par value $0.01 per share (the “Heinz Preferred Stock,” and, together with the Heinz Common Stock, the “Heinz Capital Stock”). As of the close of business on March 19, 2015 (such date and time, the “Measurement Date”), (1) 850,954,324 shares of Heinz Common Stock were issued and outstanding, (2) no shares of Heinz Common Stock were held in Heinz’s treasury, (3) 80,000 shares of Heinz Preferred Stock were issued and outstanding, (4) a single warrant with an exercise price of $0.01 per underlying share (the “Heinz Warrant”) was issued and outstanding, entitling the holder thereof, upon exercise, to receive an aggregate of 46,195,652 shares of Heinz Common Stock, (5) 15,575,669 shares of Heinz Common Stock were reserved and available for issuance pursuant to the 2013 Omnibus Incentive Plan (the “Heinz Stock Plan”), (6) 22,948,007 options to purchase Heinz Common Stock pursuant to the Heinz Stock Plan (“Heinz Stock Options”) were outstanding, entitling the holders thereof, upon exercise, to receive an aggregate of 22,948,007 shares of Heinz Common Stock and (7) 122,000 restricted stock units (“Heinz RSUs”) were outstanding, entitling the holders thereof to receive an aggregate of 122,000 shares of Heinz Common Stock. As of the Measurement Date, (I) no shares of capital stock or other voting securities of, (II) other equity or voting interests in or (III) securities convertible into or exchangeable for, or options, warrants or other rights to acquire or receive any, capital stock, voting securities or other equity interests in (clauses (I), (II) and (III), collectively, “Equity Interests”) Heinz were issued, reserved for issuance or outstanding except as set forth in this Section 3.02(a)(i). All of the issued and outstanding shares of Heinz Capital Stock are and, at the time of issuance, all such shares that may be issued in connection with the Equity Investment, as Merger Consideration or upon the exercise of, or pursuant to, Heinz Stock Options, Heinz RSUs, the Heinz Stock Plan or Heinz Warrants will be, duly authorized and validly issued and fully paid, nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the General Corporation Law of the State of Delaware (the “DGCL”), the Heinz Charter, the New Heinz Charter, the Heinz By-laws, the New Heinz By-laws or any Contract to which Heinz is a party or by which it is otherwise bound. From and after the Measurement Date through the date of this Agreement, Heinz has not issued any Equity Interests other than the issuance of Heinz Common Stock upon the exercise of, or pursuant to, Heinz Stock Options, Heinz RSUs and Heinz Warrants outstanding as of the Measurement Date and in accordance with their respective terms in effect at such time.

(ii) As of the date of this Agreement, except for this Agreement, Heinz Stock Options, Heinz RSUs, rights under the Heinz Stock Plan and the Heinz Warrants, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of Heinz or any Heinz Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Interests of Heinz or any Heinz Subsidiary. Except for Forfeitures and Cashless Settlements in connection with the Heinz Stock Options, the Heinz RSUs and the Heinz Stock Plan, there are not any outstanding obligations of Heinz or any of the Heinz Subsidiaries to directly or indirectly redeem, repurchase or otherwise acquire any Equity Interests in Heinz or any Heinz Subsidiary. Neither Heinz nor any of the Heinz Subsidiaries is party to any agreement with respect to the voting of any capital stock or voting securities of, or voting of other equity interests in, Heinz, other than the Shareholders’ Agreement, dated as of June 7, 2013 (the “Heinz Shareholders’ Agreement”), by and among Heinz, 3G Special Situations Fund III, L.P., Berkshire Hathaway Inc., the Management Shareholders (as defined therein) and the Additional Shareholders (as defined therein). All consents necessary under the Heinz Shareholders’ Agreement for Heinz, Merger Sub I and Merger Sub II to consummate the Merger and the other Transactions have been obtained, and no provision of the Heinz Shareholders’ Agreement does or will prohibit, restrict, limit, prevent or delay Heinz, Merger Sub I or Merger Sub II from consummating the Merger or any of the other Transactions. The Heinz Shareholders’ Agreement will terminate as of the Effective Time without any continuing liabilities or obligations for Heinz.

(iii) Heinz has made available to Kraft a complete and correct list of all Heinz Stock Options and Heinz RSUs outstanding as of the Measurement Date, which includes, with respect to each such Heinz Stock Option or Heinz RSU, the (A) exercise price (if applicable) and (B) number of shares of Heinz Common Stock underlying such award.

(iv) Assuming no exercise of the Heinz Warrants in accordance with their terms prior to the Effective Time, pursuant to the Pre-Closing Heinz Share Conversion and immediately following the Effective Time, the number of shares of Heinz Common Stock issuable upon the exercise of the Heinz Warrants will be 20,480,013.85 shares of Heinz Common Stock.

(v) Pursuant to the Equity Investment (which will occur prior to the Pre-Closing Heinz Share Conversion), Heinz will issue no more than the aggregate number of shares of Heinz Common Stock set forth in the Equity Investment Letters as of the date hereof.

(b) As of the date of this Agreement, no bonds, debentures, notes or other Indebtedness, or securities convertible into or exchangeable for, or other rights to acquire, any such bonds, debentures, notes or other Indebtedness, of Heinz having the right to vote on any matters on which shareholders may vote (“Heinz Voting Debt”) are issued or outstanding.

(c) All of the issued and outstanding Equity Interests of each “significant subsidiary” (as such term is defined under Regulation S-X of the U.S. Securities and Exchange Commission (the “SEC”)) of Heinz are owned by Heinz, directly or indirectly, free and clear of any liens, pledges, charges and security interests and similar encumbrances (“Liens”), other than Liens for Taxes that are not yet due and immaterial Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such Equity Interests (other than restrictions under applicable securities Laws), and all of such Equity Interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for the Equity Interests of the Heinz Subsidiaries, as of the date of this Agreement, Heinz does not beneficially own directly or indirectly any capital stock, membership interest, partnership interest, joint venture interest or other Equity Interest in any Person that constitutes a Substantial Investment. As used in this Agreement, (i) “Subsidiary,” when used with respect to any Person, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, (A) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership) or (B) a majority of the Equity Interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, (ii) the terms “Heinz Subsidiary” and “Kraft Subsidiary” will mean any direct or indirect Subsidiary of Heinz or Kraft, respectively, and (iii) “Substantial Investment,” when used with respect to either party, means a stock or other equity investment having a fair market value or book value in excess of $25,000,000, directly or indirectly, in any Person.

SECTION 3.03. Authority; No Violation. (a) Heinz has full corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other Transactions and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the Merger and the other Transactions have been duly and validly approved and adopted by the Heinz Board. The Heinz Board has declared the advisability of, and recommended that its shareholders adopt, the New Heinz Charter, and the New Heinz Charter has been adopted by the affirmative consent of holders of the requisite number of outstanding shares of Heinz Common Stock and Heinz Preferred Stock. No corporate proceedings on the part of Heinz or any other vote by the holders of any class or series of Heinz Capital Stock are necessary to approve or adopt this Agreement or to consummate the Merger and the other Transactions (except for the filing of the New Heinz Charter as required by the DGCL). This Agreement has been duly and validly executed and delivered by Heinz and (assuming due authorization, execution and delivery by the other parties hereto) constitutes the valid and binding obligation of Heinz, enforceable against Heinz in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies).

(b) Neither the execution and delivery of this Agreement by Heinz, Merger Sub I and Merger Sub II nor the consummation by Heinz, Merger Sub I and Merger Sub II of the Merger or the other Transactions, nor compliance by Heinz, Merger Sub I and Merger Sub II with any of the terms or provisions of this Agreement, will (i) violate any provision of the Heinz Charter, the New Heinz Charter, the Heinz By-laws, the New Heinz By-laws, the articles of incorporation or by-laws of Merger Sub I or the certificate of formation or limited liability company agreement of Merger Sub II or (ii) assuming that the consents, approvals and filings referred to in Section 3.04 are duly obtained and/or made, (A) violate any order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) or any statute, code, ordinance, rule, regulation, judgment, order, writ or decree applicable to Heinz, any of the Heinz Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancelation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Heinz or any of the Heinz Subsidiaries under, any of the terms, conditions or provisions of any contract, note, bond, mortgage, indenture, deed of trust, Heinz License, lease, agreement or other instrument or obligation to which Heinz or any of the Heinz Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, (1) in the case of clause (ii)(A), for such violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Heinz and (2) in the case of clause (ii)(B), for any such violations, conflicts, breaches, defaults, terminations, rights of termination or cancelations, accelerations or Liens that would not, individually and not in the aggregate with any such other violations, conflicts, breaches, defaults, terminations, rights of termination or cancelations, accelerations or Liens, reasonably be expected to have a Material Adverse Effect on Heinz.

(c) Merger Sub I has full corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other Transactions and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the Merger and the other Transactions have been duly and validly approved by the board of directors of Merger Sub I. The board of directors of Merger Sub I has determined that this Agreement, the Merger and the other Transactions are in the best interests of Merger Sub I and its sole shareholder, adopted this Agreement, recommended that its sole shareholder vote in favor of the approval of this Agreement and directed that this Agreement be submitted to its sole shareholder for approval in connection with the consummation of the Merger and the other Transactions. Except for the approval of this Agreement by Heinz as the sole shareholder of Merger Sub I (and, for the avoidance of doubt, of the Initial Surviving Company in connection with the Subsequent Merger), no other corporate proceeding on the part of Merger Sub I or any other vote by the sole shareholder of Merger Sub I is necessary to approve or adopt this Agreement or to consummate the Merger and the other Transactions (except for the filing of the appropriate merger documents as required by the VSCA). This Agreement has been duly and validly executed and delivered by Merger Sub I and (assuming due authorization, execution and delivery by the other parties hereto) constitutes the valid and binding obligation of Merger Sub I enforceable against Merger Sub I in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies).

(d) Merger Sub II has full limited liability company power and authority to execute and deliver this Agreement, to consummate the Merger and the other Transactions and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the Merger and the other Transactions have been duly and validly approved by the executive managers of Merger Sub II. The executive managers of Merger Sub II have determined that this Agreement, the Merger and the other Transactions are in the best interests of Merger Sub II and its sole member, adopted this Agreement, recommended that its sole member vote in favor of the approval of this Agreement and directed that this Agreement be submitted to its sole member for approval in connection with the consummation of the Merger and the other Transactions. Except for the approval of this Agreement by Heinz as the sole member of Merger Sub II, no other limited liability company proceeding on the part of Merger Sub II or any other vote by the sole member of Merger Sub II is necessary to approve or adopt this Agreement or to consummate the Merger and the other Transactions (except for the filing of the appropriate merger documents as required by the VSCA and the DLLCA). This Agreement has been duly and validly executed and delivered by Merger Sub II and (assuming due authorization, execution and delivery by the other parties hereto) constitutes the valid and binding obligation of Merger Sub II enforceable against Merger Sub II in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies).

SECTION 3.04. Consents and Approvals. Except for (a) the filing with the SEC of a registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus (the “Form S-4”), and declaration of effectiveness of the Form S-4, and the filing with the SEC of such other reports required in connection with the Merger under, and such other compliance with, the Securities Exchange Act of 1934 (the “Exchange Act”), and the Securities Act of 1933 (the “Securities Act”) and the rules and regulations thereunder, (b) the filing of the

Articles of Merger and the Articles of Subsequent Merger with the SCC pursuant to the VSCA, the Certificate of Subsequent Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, the New Heinz Charter with the Secretary of State of the State of Delaware pursuant to the DGCL and the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania pursuant to the Pennsylvania Business Corporation Law of 1988 in order to effectuate the merger of the Surviving Company with and into Heinz Company, (c) compliance with notices and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and all other applicable domestic or foreign antitrust Laws and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition (collectively, “Antitrust Laws”), (d) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of Heinz Common Stock constituting the Merger Consideration, (e) any filings required under the rules and regulations of NASDAQ or the New York Stock Exchange (the “NYSE”), as applicable, to permit the shares of Heinz Common Stock that are to be issued as the Merger Consideration to be listed thereon and (f) such other consents, approvals, orders, authorizations, registrations, declarations, transfers, waivers, disclaimers, and filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Heinz, no consents, approvals of, filings or registrations with, or orders, authorizations or authority of any federal, state, local or foreign government, court of competent jurisdiction, administrative agency, commission or other governmental authority or instrumentality (each, a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by Heinz, Merger Sub I and Merger Sub II of this Agreement and (ii) the consummation by Heinz, Merger Sub I and Merger Sub II of the Transactions.

SECTION 3.05. Reports. Heinz and each of the Heinz Subsidiaries have timely filed all submissions, reports, registrations, schedules, forms, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 29, 2013, with (a) the SEC, (b) any state or other federal regulatory authority (other than any taxing authority, which is covered by Section 3.10) and (c) any foreign regulatory authority (other than any taxing authority, which is covered by Section 3.10) (collectively, “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith, except in each case where the failure to file such report, registration, schedule, form, statement or other document, or to pay such fees and assessments, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Heinz. No publicly available final registration statement, prospectus, report, form, schedule or definitive proxy statement filed since December 29, 2013, by Heinz or any of the Heinz Subsidiaries with the SEC pursuant to the Securities Act or the Exchange Act (collectively, the “Heinz SEC Reports”), as of the date of such Heinz SEC Report, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date. Since December 29, 2013, as of their respective dates, all Heinz SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations thereunder with respect thereto.

SECTION 3.06. Financial Statements. (a) Prior to the date hereof, Heinz Corporation II has filed with the SEC the consolidated balance sheet of Heinz Corporation II and its Subsidiaries as of December 29, 2013, and December 28, 2014, and the related consolidated statements of operations, cash flows and shareholders’ equity for each of the three years in the period ended December 28, 2014, as reported in Heinz Corporation II’s Annual Report on Form 10-K for the fiscal year ended December 28, 2014, including any amendments thereto filed with the SEC prior to the Measurement Date, filed with the SEC under the Exchange Act, accompanied by the audit report of PricewaterhouseCoopers LLP (“PwC”), the independent registered public accounting firm with respect to Heinz Corporation II for such periods (such balance sheets and statements, the “Heinz Financial Statements”). The consolidated balance sheets of Heinz Corporation II (including the related notes, where applicable) included in the Heinz Financial Statements fairly present, and the consolidated balance sheets of Heinz Corporation II (including the related notes, where applicable) included in the Heinz SEC Reports filed after the date of this Agreement will fairly present, in all material respects the consolidated financial position of Heinz Corporation II and its Subsidiaries as of the dates thereof, and the consolidated statements of operations, cash flows and shareholders’ equity included in the Heinz Financial Statements (including the related notes, where applicable) fairly present, and the consolidated statements of operations, cash flows and shareholders’ equity of Heinz Corporation II included in the Heinz SEC Reports filed after the date of this Agreement will fairly present, in all material respects the results of the consolidated operations and changes in shareholders’ equity and cash flows of Heinz Corporation II and its Subsidiaries for the respective fiscal periods therein set forth (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect); each of such statements (including the related notes, where applicable) complies in all material respects with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared, or will be prepared, as applicable, in all material respects in accordance with generally accepted accounting principles in the United States (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

(b) Except (i) for those liabilities that are reflected or reserved against on the most recent audited consolidated balance sheet of Heinz Corporation II or the notes thereto included in the Heinz SEC Reports filed prior to the date of this Agreement, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of such balance sheet and (iii) for liabilities and obligations incurred in connection with this Agreement, Heinz Corporation II and its Subsidiaries do not have any liabilities of any nature that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Heinz.

(c) Neither Heinz nor Heinz Intermediate I engage in any operating or business activities or have any liabilities of any nature, except for (i) the ownership of Heinz Intermediate I Common Stock, in the case of Heinz, and Heinz Corporation II Common Stock, in the case of Heinz Intermediate I, and, in each case, activities and liabilities incidental thereto, (ii) the maintenance of its legal existence and liabilities incidental thereto, (iii) the performance of its obligations with respect to its Equity Interests (including pursuant to the Heinz Stock Plan), (iv) providing indemnification to officers, managers and directors and (v) activities and liabilities contemplated by this Agreement undertaken or incurred, as applicable, in connection with the Merger and the other Transactions. Heinz Company is a direct wholly owned Subsidiary of Heinz Corporation II, which is a direct wholly owned Subsidiary of Heinz Intermediate I, which is a direct wholly owned Subsidiary of Heinz.

SECTION 3.07. Advisors’ Fees. None of Heinz, any Heinz Subsidiary or any of their respective officers or directors has employed any broker, finder, investment banker or financial advisor (each, an “Advisor”), or incurred any liability for any broker’s fees, commissions, finder’s fees or other Advisor fees, in connection with the Merger or other Transactions, other than Lazard Frères & Co. LLC. Heinz retained Lazard Frères & Co. LLC pursuant to an engagement letter and has delivered to Kraft a true and complete copy of such engagement letter. Section 3.07 of the Heinz Disclosure Letter sets forth, as of the date of this Agreement, Heinz’s good faith estimate of the out-of-pocket fees payable by it or any Heinz Subsidiary to Lazard Frères & Co. LLC in connection with this Agreement, the Merger and the other Transactions.

SECTION 3.08. Absence of Certain Changes or Events. (a) Since December 28, 2014, through the date of this Agreement, no event or events or development or developments have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Heinz.

(b) Except in connection with the execution and delivery of this Agreement and the Transactions, from December 28, 2014, through the date of this Agreement, Heinz and the Heinz Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

SECTION 3.09. Legal Proceedings. (a) None of Heinz or any of the Heinz Subsidiaries is a party to any, and there are no pending or, to Heinz’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or reviews of any nature against Heinz or any of the Heinz Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Heinz.

(b) There is no Injunction, judgment or regulatory restriction imposed upon Heinz, any of the Heinz Subsidiaries or the assets of Heinz or any of the Heinz Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Heinz.

SECTION 3.10. Taxes and Tax Returns. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Heinz: (i) Heinz and the Heinz Subsidiaries have timely filed, taking into account any extensions, all Tax Returns required to be filed by them (all such Tax Returns being accurate and complete) and have paid all Taxes required to be paid by them other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; (ii) there are no Liens for Taxes on any assets of Heinz or the Heinz Subsidiaries; (iii) no deficiency for any Tax has been asserted or assessed by a taxing authority against Heinz or any of the Heinz Subsidiaries which deficiency has not been paid or is not being contested in good faith in appropriate proceedings; (iv) Heinz and the Heinz Subsidiaries have provided adequate reserves in their financial statements for any Taxes that have not been paid; and (v) neither Heinz nor any of the Heinz Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Heinz and the Heinz Subsidiaries).

(b) Within the past five years, neither Heinz nor any of the Heinz Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(c) Heinz is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger and the Subsequent Merger from qualifying for the Intended Tax Treatment.

(d) Neither Heinz nor any of the Heinz Subsidiaries has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable U.S. Treasury Regulations thereunder (or a similar provision of state Law).

SECTION 3.11. Employee Benefit Plans. (a) For purposes of this Agreement, “Heinz Benefit Plan” shall mean each material benefit or compensation plan, program, fund or Contract, including any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, golden parachute, retention, salary continuation, change of control, retirement, pension, profit sharing or fringe benefit plan, program, fund or Contract of any kind (whether written or oral, tax-qualified or non-tax qualified, funded or unfunded, foreign or domestic, active, frozen or terminated) and any related trust, insurance Contract, escrow account or similar funding arrangement, that is sponsored, maintained or contributed to by Heinz or any Heinz Subsidiary (or required to be maintained or contributed to by Heinz or any Heinz Subsidiary) for the benefit of current or former directors, officers or employees of, or consultants to, Heinz or any of the Heinz Subsidiaries or with respect to which Heinz or any of the Heinz Subsidiaries may, directly or indirectly, have any liability.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Heinz, each Heinz Benefit Plan is in compliance with all applicable Laws, including the Employee Retirement Income Security Act of 1974 (“ERISA”), and the Code. The Internal Revenue Service has determined that each Heinz Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code is so qualified and Heinz is not aware of any event occurring after the date of such determination that would adversely affect such determination, except for any such events that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Heinz. No condition exists that is reasonably likely to subject Heinz or any Heinz ERISA Affiliate to any direct or indirect liability under Title IV of ERISA or to a civil penalty under Section 502(j) of ERISA or liability under Section 4069 of ERISA or Section 4975, 4976, or 4980B of the Code or other liability with respect to the Heinz Benefit Plans, in each case that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Heinz. There are no pending or, to Heinz’s knowledge, threatened, claims (other than routine claims for benefits or immaterial claims) by, on behalf of or against any of the Heinz Benefit Plans or any trusts related thereto except where such claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Heinz.

(c) Except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Heinz, there is no (i) unfair labor practice, labor dispute or labor arbitration proceeding pending or, to Heinz’s knowledge, threatened against or affecting Heinz or any Heinz Subsidiary or (ii) lockout, strike, slowdown, work stoppage or, to Heinz’s knowledge, threat thereof by or with respect to any employees of Heinz or any Heinz Subsidiary.

(d) Except as provided by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Merger or the other Transactions (either alone or in conjunction with any other event) will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of Indebtedness or otherwise) becoming due to any current or former director or any employee of Heinz or any Heinz Subsidiary, (ii) increase any benefits otherwise payable under any Heinz Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits or (iv) constitute a “change in control” or similar event for the purposes of any Heinz Benefit Plan.

(e) No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from Heinz or any Heinz Subsidiary as a result of the imposition of any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

(f) Heinz has made available to Kraft a complete and correct list of all Heinz Stock Options and Heinz RSUs outstanding as of the Measurement Date, which includes, with respect to each such Heinz Stock Option or Heinz RSU, the (A) grant date, (B) vesting schedule and (C) expiration date (if applicable) thereof.

SECTION 3.12. Internal Control. Heinz Corporation II has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Heinz Corporation II (a) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that all information required to be disclosed by Heinz Corporation II in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Heinz Corporation II’s management as appropriate to allow timely decisions regarding required disclosure and (b) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to Heinz Corporation II’s auditors and the board of directors of Heinz Corporation II (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect

Heinz Corporation II’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Heinz Corporation II’s internal control over financial reporting. Since December 28, 2014, none of Heinz, Heinz Corporation II’s auditors, the board of directors of Heinz Corporation II or the audit committee of the board of directors of Heinz Corporation II has received any oral or written notification of any matter set forth in the preceding clause (i) or (ii).

SECTION 3.13. Compliance with Laws; Licenses. (a) The businesses of each of Heinz and the Heinz Subsidiaries have been conducted in compliance with all federal, state, local or foreign laws, statutes, ordinances, rules, regulations, judgments, orders, Injunctions, arbitration awards, agency requirements, licenses and permits of all Governmental Entities (each, a “Law” and collectively, “Laws”), except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Heinz. No investigation or review by any Governmental Entity with respect to Heinz or any of the Heinz Subsidiaries is pending or, to Heinz’s knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for any such investigations or reviews that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Heinz. Each of Heinz and the Heinz Subsidiaries has all governmental permits, authorizations, registrations, waivers, licenses, franchises, variances, exemptions and orders issued or granted by a Governmental Entity and all other authorizations, consents, certificates of public convenience and/or necessity and approvals issued or granted by a Governmental Entity (collectively, “Licenses” and the terms “Heinz Licenses” and “Kraft Licenses” will mean Licenses of Heinz or any of the Heinz Subsidiaries or Kraft or any of the Kraft Subsidiaries, respectively) necessary to conduct its business as presently conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Heinz.

(b) Heinz and each of the Heinz Subsidiaries are in compliance with (i) their respective obligations under each of the Heinz Licenses and (ii) the rules and regulations of the Governmental Entity issuing such Heinz Licenses, except, in either case, for such failures to be in compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Heinz. There is not pending or, to Heinz’s knowledge, threatened by or before any Governmental Entity any material proceeding, notice of violation, order of forfeiture or complaint or investigation against Heinz or any of the Heinz Subsidiaries relating to any of the Heinz Licenses, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Heinz. The actions of the applicable Governmental Entities granting all Heinz Licenses have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to Heinz’s knowledge, threatened, any material application, petition, objection or other pleading with any Governmental Entity that challenges or questions the validity of or any rights of the holder under any Heinz License, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Heinz.

SECTION 3.14. Certain Contracts. (a) As of the date hereof, neither Heinz nor any of the Heinz Subsidiaries is a party to or bound by any agreement, arrangement, commitment, lease, License, contract, note, mortgage, indenture or other obligation (each, a “Contract”) that would be required to be filed by Heinz Corporation II as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the Securities Act other than such Contracts that have been filed or incorporated by reference in the Heinz SEC Reports filed prior to the date of this Agreement.

(b) Each Contract (i) of the type described in Section 3.14(a) to which Heinz or any Heinz Subsidiary is a party or (ii) filed as an exhibit or incorporated by reference to the Heinz SEC Reports, is referred to as a “Heinz Contract,” and neither Heinz nor any of the Heinz Subsidiaries knows of, or has received notice of, any violation of any Heinz Contract by any of the other parties thereto that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Heinz.

(c) With such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Heinz, (i) each Heinz Contract is valid and binding on Heinz or the applicable Heinz Subsidiary, as applicable, and is in full force and effect, except to the extent it has previously expired in accordance with its terms, (ii) Heinz and each of the Heinz Subsidiaries have performed all obligations required to be performed by them to date under each such Heinz Contract and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Heinz or any of the Heinz Subsidiaries under any such Heinz Contract or give any other party to any such Heinz Contract the right to terminate or cancel such Heinz Contract.

SECTION 3.15. Environmental Liability. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Heinz:

(i) Each of Heinz and the Heinz Subsidiaries possesses and is in compliance with all Environmental Permits necessary to conduct its businesses and operations as currently conducted.

(ii) Each of Heinz and the Heinz Subsidiaries is in compliance with all applicable Environmental Laws, and neither Heinz nor any Heinz Subsidiary has received any (A) communication from any Governmental Entity or other Person that alleges that Heinz or any Heinz Subsidiary has violated or is liable under any Environmental Law or (B) written request for material information pursuant to Section 104(e) of the U.S. Comprehensive Environmental Response, Compensation and Liability Act or similar state statute concerning the disposal of Hazardous Materials.

(iii) There are no Environmental Claims pending or, to Heinz’s knowledge, threatened against Heinz or any of the Heinz Subsidiaries and neither Heinz nor any of the Heinz Subsidiaries has contractually retained or assumed any liabilities or obligations that would reasonably be expected to result in any Environmental Claim against Heinz or any of the Heinz Subsidiaries.

(b) Releases. To Heinz’s knowledge, there have been no Releases of, or exposure to, any Hazardous Materials that would reasonably be expected result in any Environmental Claim that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Heinz.

(c) Definitions.

(i) “Community Right to Know Laws” means the Emergency Planning and Community Right to Know Act of 1986, the California Safe Drinking Water and Toxic Enforcement Act of 1986 (commonly known as Proposition 65) and other similar Laws.

(ii) “Environmental Claims” means any and all administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, Liens, investigations, proceedings or notices of noncompliance or violation by any Governmental Entity or other Person alleging responsibility or liability (including responsibility or liability for costs of enforcement, investigation, cleanup, governmental response, removal or remediation, for natural resources damages, property damage, personal injuries or penalties or for contribution, indemnification, cost recovery, compensation or injunctive relief) arising out of, based on or related to (x) the presence, Release of, or exposure to, any Hazardous Materials at any location (excluding any claims pursuant to Laws, other than Community Right to Know Laws, relating to food and beverage safety, consumption, packaging and labeling, including the rules and regulations of the Food and Drug Administration) or (y) any failure to comply with any Environmental Law or Environmental Permit.

(iii) “Environmental Laws” means all Laws issued, promulgated or entered into by or with any Governmental Entity relating to pollution or protection of the environment (including ambient air, surface water, groundwater, soils or subsurface strata) or, as it relates to the environment, the Release of or exposure to hazardous or toxic materials or protection of worker health from such exposure, but excluding, for the avoidance of doubt, any Laws (other than Community Right to Know Laws) relating to food and beverage safety, consumption, packaging and labeling, including the rules and regulations of the Food and Drug Administration.

(iv) “Environmental Permits” means all Licenses required under applicable Environmental Laws.

(v) “Hazardous Materials” means all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing material, polychlorinated biphenyls (“PCBs”) or PCB-containing materials or equipment, radon gas, infectious or medical wastes and all other substances or wastes that in relevant form or concentration are regulated pursuant to any Environmental Law.

(vi) “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

SECTION 3.16. State Takeover Laws. Heinz has never been an “interested shareholder” of Kraft as such term is defined in Section 13.1-725 of the VSCA. The restrictions in Article 14 and Article 14.1 of the VSCA are inapplicable to this Agreement and the Merger and the other Transactions and, to Heinz’s knowledge, there are no other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulations (each, a “Takeover Statute”) applicable to the Merger or the other Transactions.

SECTION 3.17. Heinz Information. The information relating to Heinz and the Heinz Subsidiaries that is provided by Heinz, any of the Heinz Subsidiaries or Heinz’s Representatives for inclusion in the Proxy Statement and the Form S-4, or in any other document filed with any other Regulatory Agency in connection with the Merger and the other Transactions, will not (a) in the case of the Form S-4, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, and (b) in the case of the Proxy Statement, at the date it is first mailed to Kraft’s shareholders or at the time of the Kraft Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Form S-4 and the Proxy Statement (except for such portions thereof that relate only to Kraft or any of the Kraft Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.

SECTION 3.18. Affiliate Transactions. To Heinz’s knowledge, as of the date of this Agreement, there are no transactions, Contracts or understandings between Heinz or any of the Heinz Subsidiaries, on the one hand and (i) any Person listed in Section 3.18 of the Heinz Disclosure Letter, on the other hand, or (ii) any of Heinz’s other Affiliates (other than wholly owned Heinz Subsidiaries), on the other hand, in the case of the clause (ii), that would be required to be disclosed by Heinz under Item 404 of Regulation S-K under the Securities Act if such disclosure requirements were applicable to Heinz.

SECTION 3.19. Intellectual Property. (a) Heinz and the Heinz Subsidiaries, collectively, own, license or otherwise have the right to use, free and clear of all Liens, all Intellectual Property Rights used in the operation of their respective businesses as currently conducted (collectively, the “Heinz IP Rights”) and such (i) ownership or (ii) right to use the Heinz IP Rights will not be affected by the execution, delivery and performance of this Agreement or the consummation of the Merger and the other Transactions, except, (1) with respect to such ownership of Heinz IP Rights, for any adverse effect that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Heinz and (2) with respect to such rights to use the Heinz IP Rights, for any adverse effect that would not, individually and not in the aggregate with any other adverse effect on any other rights to use the Heinz IP Rights, reasonably be expected to have a Material Adverse Effect on Heinz. All material issued Patents, registered Trademarks and registered copyrights included in the Registered IP owned by Heinz or any of the Heinz Subsidiaries are subsisting and, to Heinz’s knowledge, valid and enforceable, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Heinz.

(b) (i) To Heinz’s knowledge, the conduct of the business as currently conducted by Heinz and the Heinz Subsidiaries does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third Person, and since December 29, 2013, there has been no such claim, action or proceeding asserted or, to Heinz’s knowledge, threatened against Heinz or any of the Heinz Subsidiaries or any indemnitee thereof; (ii) there is no claim, action or proceeding asserted or, to Heinz’s knowledge, threatened against Heinz or any of the Heinz Subsidiaries or any indemnitee thereof concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property Rights claimed to be owned or held by Heinz or any of the Heinz Subsidiaries or used or alleged to be used in the business of Heinz or any of the Heinz Subsidiaries; (iii) none of Heinz or any of the Heinz Subsidiaries have filed or threatened in writing any claim against any third Person alleging that such Person infringes any Heinz IP Right; and (iv) to Heinz’s knowledge, no third Person is infringing any Heinz IP Right, except, in the case of clauses (i), (ii), (iii) and (iv), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Heinz.

(c) Heinz and each of the Heinz Subsidiaries has taken commercially reasonable precautions, consistent with customary practice in their industry, to protect and maintain the confidentiality of nonpublic information relating to material Heinz IP Rights, including material inventions, trade secrets, know-how and other proprietary rights of Heinz and the Heinz Subsidiaries (“Confidential Heinz IP”). Since December 29, 2013, none of Heinz or any of the Heinz Subsidiaries has disclosed any Confidential Heinz IP to any third Person (except in the ordinary course of business consistent with past practice and subject to obligations of confidence) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Heinz.

(d) Since December 29, 2013, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Heinz, to Heinz’s knowledge (i) Heinz and the Heinz Subsidiaries have complied with (A) all of their respective stated privacy policies, programs and other similar notices and (B) all data protection, privacy and other applicable Laws that concern the collection, retention, storage, recording, processing, transfer, sharing or other disposition or use of any personally identifiable information; and (ii) there have not been any incidents of data security breaches, including any breaches of software, hardware, databases, computer equipment or other information technology.

SECTION 3.20. Quality and Safety of Products. Since December 28, 2014, Heinz has not received any written notice in connection with any product produced, sold or distributed by or on behalf of Heinz or any of the Heinz Subsidiaries of any claim or allegation against Heinz or any of the Heinz Subsidiaries, nor has Heinz or any of the Heinz Subsidiaries been a party or subject to any action, suit or proceeding pending against, or, to Heinz’s knowledge, any action, suit, investigation or proceeding threatened against or affecting, Heinz or any of the Heinz Subsidiaries as a result of manufacturing, storage, quality, packaging or labeling of any product produced, sold or distributed by or on behalf of the Heinz or any of the Heinz Subsidiaries, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Heinz. The manufacturing and storage practices, preparation, ingredients, composition and packaging and labeling for each of the products of Heinz and the Heinz Subsidiaries are in compliance with all applicable Laws, including applicable Laws relating to food and beverage manufacturing, storage, preparation, packaging and labeling, including the rules and regulations of the Food and Drug Administration, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Heinz. Since December 28, 2014, (a) there have been no recalls of any product of Heinz or any of the Heinz Subsidiaries, whether ordered by a Governmental Entity or undertaken voluntarily by Heinz or any of the Heinz Subsidiaries and (b) none of the products of Heinz or any of the Heinz Subsidiaries have been adulterated, misbranded, mispackaged, or mislabeled in violation of applicable Law, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Heinz.

SECTION 3.21. Anti-Corruption Laws. Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Heinz:

(a) Heinz and the Heinz Subsidiaries have developed and implemented a compliance program that includes corporate policies and procedures designed to ensure compliance with the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010, and all other applicable anti-bribery or anti-corruption laws (collectively, the “Anti-Corruption Laws”);

(b) In connection with Heinz’s and the Heinz Subsidiaries’ compliance with the Anti-Corruption Laws, there have been no voluntary disclosures under any applicable Anti-Corruption Law;

(c) No Governmental Entity has notified Heinz or any of the Heinz Subsidiaries in writing of any actual or alleged violation or breach of the Anti-Corruption Laws;

(d) Neither Heinz nor any of the Heinz Subsidiaries has undergone or is undergoing any audit, review, inspection, investigation, survey or examination of records relating to Heinz’s or the Heinz Subsidiaries’ compliance with the Anti-Corruption Laws, and to Heinz’s knowledge, there is no basis for any such audit, review, inspection, investigation, survey or examination of records;

(e) Neither Heinz nor any of the Heinz Subsidiaries has been or is now under any administrative, civil or criminal charge or indictment or, to Heinz’s knowledge, investigation, alleging noncompliance with the Anti-Corruption Laws, nor, to Heinz’s knowledge, is there any basis for any such charge, indictment or investigation; and

(f) Neither Heinz nor any of the Heinz Subsidiaries has been or is now a party to any administrative or civil litigation alleging noncompliance with the Anti-Corruption Laws, nor, to Heinz’s knowledge, is there any basis for any such proceeding.

SECTION 3.22. Equity Investment. Heinz has delivered to Kraft true, correct and complete copies of executed equity commitment letters (collectively, the “Equity Investment Letters”) from the parties thereto to invest, subject to the terms and conditions therein, cash in the aggregate amount set forth therein (the “Equity Investment”). As of the date hereof, none of the Equity Investment Letters has been amended or modified, no such amendment or modification is contemplated, and the respective obligations and commitments contained in such letters have not been withdrawn, terminated, rescinded, amended or modified in any respect. The Equity Investment Letters are in full force and effect as of the date hereof and each Equity Investment Letter constitutes a valid and binding obligation of Heinz and each other party thereto, enforceable against such party in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies). No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected (a) to constitute a default or breach on the part of Heinz or any other party to the Equity Investment Letters, (b) to Heinz’s knowledge, to result in a failure of any of the conditions to the Equity Investment or (c) to Heinz’s knowledge, to otherwise result in any portion of the Equity Investment being unavailable on the Closing Date. There are no conditions precedent or contingencies to the obligations of the parties under the Equity Investment Letters to make the full amount of the Equity Investment available to Heinz on the terms therein except as expressly set forth in the Equity Investment Letters.

SECTION 3.23. No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, none of Heinz, any of its Subsidiaries, Heinz’s Affiliates nor any other Person makes any express or implied representation or warranty on behalf of Heinz, its Subsidiaries or Heinz’s Affiliates or any other Person, and each of Heinz, its Subsidiaries and Heinz’s Affiliates hereby disclaims any such representation or warranty whether by Heinz, its Subsidiaries or its Affiliates.

ARTICLE IV

Representations and Warranties of Kraft

Except as disclosed in the disclosure letter (the “Kraft Disclosure Letter”) delivered by Kraft to Heinz prior to the execution of this Agreement (which letter sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Kraft Disclosure Letter relates) or in the Kraft SEC Reports filed and publicly available prior to the date of this Agreement (excluding any disclosures contained in any part of any Kraft SEC Report entitled “Risk Factors,” set forth in any “Forward-Looking Statements” disclaimer or that are similarly cautionary, non-specific or predictive in nature), Kraft hereby represents and warrants to Heinz, Merger Sub I and Merger Sub II as follows:

SECTION 4.01. Corporate Organization. (a) Kraft is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Kraft has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Kraft.

(b) True and complete copies of the Amended and Restated Articles of Incorporation of Kraft (the “Kraft Charter”) and the Amended and Restated By-laws of Kraft (the “Kraft By-laws”), each as in effect as of the date of this Agreement, have previously been made available to Heinz.

(c) Each Kraft Subsidiary (i) is duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except for such variances from the matters set forth in any of clauses (i), (ii) or (iii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Kraft.

SECTION 4.02. Capitalization. (a) Authorized and Issued Shares. (i) As of the date of this Agreement, the authorized Kraft capital stock consists of (A) 5,000,000,000 shares of Kraft Common Stock and (B) 500,000,000 shares of preferred stock, without par value (the “Kraft Preferred Stock” and, together with the Kraft Common Stock, the “Kraft Capital Stock”). As of the Measurement Date, (1) 588,265,637 shares of Kraft Common Stock were issued and outstanding, (2) 14,394,493 shares of Kraft Common Stock were held in Kraft’s treasury, (3) no shares of Kraft Preferred Stock were issued and outstanding, (4) 11,049,862 shares of Kraft Common Stock were reserved and available for issuance pursuant to the Kraft Employee Stock Purchase Plan (the “ESPP”), (5) 4,844,801 shares of Kraft Common Stock were reserved and available for issuance pursuant to the Kraft Management Stock Purchase Plan (the “MSPP”), (6) 26,952,707 shares of Kraft Common Stock were reserved and available for issuance pursuant to the Kraft 2012 Performance Incentive Plan (the “Kraft Stock Plan”), (7) 35,257 shares of Kraft Common Stock subject to forfeiture or vesting conditions were outstanding (“Kraft Restricted Shares”), (8) 16,144,102 options to purchase Kraft Common Stock pursuant to the Kraft Stock Plan (“Kraft Stock Options”) were outstanding, entitling the holders thereof, upon exercise, to receive an aggregate of 16,144,102 shares of Kraft Common Stock, (9) 21,661 stock appreciation rights in respect of Kraft Common Stock pursuant to the Kraft Stock Plan (“Kraft SARs”) were outstanding, entitling the holders thereof, upon exercise, to receive an aggregate of up to 21,661 shares of Kraft Common Stock, (10) 1,866,212 restricted stock units (“Kraft RSUs”) were outstanding, entitling the holders thereof to receive an aggregate of 1,866,212 shares of Kraft Common Stock, (11) 2,293,921 performance shares (“Kraft Performance Shares”) were outstanding, entitling the holders thereof to receive an aggregate of 2,293,921 shares of Kraft Common Stock at target, (12) 144,625 deferred compensation units (“Kraft DCUs”) were outstanding under the MSPP, entitling the holders thereof to receive an aggregate of 144,625 shares of Kraft Common Stock and (13) 83,707 deferred shares were outstanding, entitling the holders thereof to receive an aggregate of 83,707 shares of Kraft Common Stock (“Kraft Deferred Shares” and, together with the other equity interests referred to in clauses (7) through (12) of this sentence, the “Kraft Equity Awards”). As of the Measurement Date, no Equity Interests in Kraft were issued, reserved for issuance or outstanding except as set forth in this Section 4.02(a)(i). All of the issued and outstanding shares of Kraft Capital Stock are and, at the time of issuance, all such shares that may be issued upon the exercise or vesting of, or pursuant to, Kraft Equity Awards will be, duly authorized and validly issued and fully paid, nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the VSCA, the Kraft Charter, the Kraft By-laws or any Contract to which Kraft is a party or by which it is otherwise bound. From and after the Measurement Date through the date of this Agreement, Kraft has not issued any Equity Interests other than the issuance of Kraft Common Stock upon the exercise or vesting of, or pursuant to, Kraft Equity Awards outstanding as of the Measurement Date and in accordance with their respective terms in effect at such time.

(ii) As of the date of this Agreement, except for Kraft Stock Options, Kraft SARs, rights under Kraft Equity Awards and the ESPP and this Agreement, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of Kraft or any Kraft Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Interests of Kraft or any Kraft Subsidiary. Except for Forfeitures and Cashless Settlements in connection with the Kraft Stock Options, Kraft SARs and Kraft Equity Awards and pursuant to the ESPP, there are not any outstanding obligations of Kraft or any of the Kraft Subsidiaries to directly or indirectly redeem, repurchase or otherwise acquire any Equity Interests in Kraft or any Kraft Subsidiary. Neither Kraft nor any of the Kraft Subsidiaries is party to any agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Kraft.

(iii) Kraft has made available to Heinz a complete and correct list of all Kraft Equity Awards outstanding as of the Measurement Date, which includes, with respect to each such Kraft Equity Award, the (A) exercise price (if applicable) and (B) number of shares of Kraft Common Stock underlying such award.

(b) As of the date of this Agreement, no bonds, debentures, notes or other Indebtedness, or securities convertible into or exchangeable for, or other rights to acquire, any such bonds, debentures, notes or other Indebtedness, of Kraft having the right to vote on any matters on which shareholders may vote (“Kraft Voting Debt”) are issued or outstanding.

(c) All of the issued and outstanding Equity Interests of each “significant subsidiary” (as such term is defined under Regulation S-X of the SEC) of Kraft are owned by Kraft, directly or indirectly, free and clear of any Liens, other than Liens for Taxes that are not yet due and immaterial Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such Equity Interests (other than restrictions under applicable securities Laws), and all of such Equity Interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for the Equity Interests of the Kraft Subsidiaries, as of the date of this Agreement, Kraft does not beneficially own directly or indirectly any capital stock, membership interest, partnership interest, joint venture interest or other Equity Interest in any Person that constitutes a Substantial Investment.

SECTION 4.03. Authority; No Violation. (a) Kraft has full corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other Transactions and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the Merger and the other Transactions have been duly and validly approved by the Kraft Board. The Kraft Board has determined that this Agreement and the Merger and the other Transactions are in the best interests of Kraft and its shareholders, has adopted this Agreement and recommended that its shareholders vote in favor of the approval of this Agreement and has directed that this Agreement be submitted to Kraft’s shareholders for approval at a duly held meeting of such shareholders for such purpose (the “Kraft Shareholders Meeting”). Except for the approval of this Agreement by the affirmative vote of holders of a majority of the outstanding shares of Kraft Common Stock entitled to vote at the Kraft

Shareholders Meeting (the “Kraft Shareholder Approval”) (and, for the avoidance of doubt, corporate proceedings of the Initial Surviving Company in connection with the Subsequent Merger), no other corporate proceedings on the part of Kraft or any other vote by the holders of any class or series of Kraft Capital Stock are necessary to approve or adopt this Agreement or to consummate the Merger and the other Transactions (except for the filing of the appropriate merger documents as required by the VSCA). This Agreement has been duly and validly executed and delivered by Kraft and (assuming due authorization, execution and delivery by the other parties hereto) constitutes the valid and binding obligation of Kraft, enforceable against Kraft in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies).

(b) Neither the execution and delivery of this Agreement by Kraft nor the consummation by Kraft of the Merger or the other Transactions, nor compliance by Kraft with any of the terms or provisions of this Agreement, will (i) violate any provision of the Kraft Charter or the Kraft By-laws or (ii) assuming that the consents, approvals and filings referred to in Section 4.04 are duly obtained and/or made, (A) violate any Injunction or any statute, code, ordinance, rule, regulation, judgment, order, writ or decree applicable to Kraft, any of the Kraft Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancelation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Kraft or any of the Kraft Subsidiaries under, any of the terms, conditions or provisions of any contract, note, bond, mortgage, indenture, deed of trust, Kraft License, lease, agreement or other instrument or obligation to which Kraft or any of the Kraft Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, (1) in the case of clause (ii)(A), for such violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Kraft and (2) in the case of clause (ii)(B), for any such violations, conflicts, breaches, defaults, terminations, rights of termination or cancelations, accelerations or Liens that would not, individually and not in the aggregate with any such other violations, conflicts, breaches, defaults, terminations, rights of termination or cancelations, accelerations or Liens, reasonably be expected to have a Material Adverse Effect on Kraft.

SECTION 4.04. Consents and Approvals. Except for (a) the filing with the SEC of a proxy statement in definitive form relating to the Kraft Shareholders Meeting (the “Proxy Statement”) and the Form S-4 in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, and the filing with the SEC of such other reports required in connection with the Merger under, and such other compliance with, the Exchange Act and the Securities Act and the rules and regulations thereunder, (b) the filing of the Articles of Merger with the SCC pursuant to the VSCA, (c) compliance with notices and filings under the HSR Act and any other Antitrust Laws of any applicable jurisdiction, (d) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of Heinz Common Stock constituting the Merger Consideration, (e) any filings required under the rules and regulations of NASDAQ or the NYSE, as applicable and (f) such other consents, approvals, orders, authorizations, registrations, declarations, transfers, waivers, disclaimers, and filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Kraft, no consents, approvals of, filings or registrations with, or orders, authorizations or authority of any Governmental Entity are necessary in connection with (i) the execution and delivery by Kraft of this Agreement and (ii) the consummation by Kraft of the Transactions.

SECTION 4.05. Reports. Kraft and each of the Kraft Subsidiaries have timely filed all submissions, reports, registrations, schedules, forms, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 28, 2013, with the Regulatory Agencies, and have paid all fees and assessments due and payable in connection therewith, except in each case where the failure to file such report, registration, schedule, form, statement or other document, or to pay such fees and assessments, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Kraft. No publicly available final registration statement, prospectus, report, form, schedule or definitive proxy statement filed since December 28, 2013, by Kraft or any of the Kraft Subsidiaries with the SEC pursuant to the Securities Act or the Exchange Act (collectively, the “Kraft SEC Reports”), as of the date of such Kraft SEC Report, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date. Since December 28, 2013, as of their respective dates, all Kraft SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations thereunder with respect thereto.

SECTION 4.06. Financial Statements. (a) Prior to the date hereof, Kraft has filed with the SEC the consolidated balance sheet of Kraft and the Kraft Subsidiaries as of December 28, 2013, and December 27, 2014, and the related consolidated statements of earnings, comprehensive earnings, cash flows and equity for each of the three years in the period ended December 27, 2014, as reported in Kraft’s Annual Report on Form 10-K for the fiscal year ended December 27, 2014, including any amendments thereto filed with the SEC prior to the Measurement Date, filed with the SEC under the Exchange Act, accompanied by the audit report of PwC, the independent registered public accounting firm with respect to Kraft for such periods (such balance sheets and statements, the “Kraft Financial Statements”). The consolidated balance sheets of Kraft (including the related notes, where applicable) included in the Kraft Financial Statements fairly present, and the consolidated balance sheets of Kraft (including the related notes, where applicable) included in the Kraft SEC Reports filed after the date of this Agreement will fairly present, in all material respects the consolidated financial position of Kraft and the Kraft Subsidiaries as of the dates thereof, and the consolidated statements of earnings, comprehensive earnings, cash flows and equity included in the Kraft Financial Statements (including the related notes, where applicable) fairly present, and the consolidated statements of earnings, comprehensive earnings, cash flows and equity included in the Kraft SEC Reports filed after the date of this Agreement (including the related notes, where applicable) will fairly present, in all material respects the results of the consolidated operations and changes in shareholders’ equity and cash flows of Kraft and the Kraft Subsidiaries for the respective fiscal periods therein set forth (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect); each of such statements (including the related notes, where applicable) complies in all material respects with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared, or will be prepared, as applicable, in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

(b) Except (i) for those liabilities that are reflected or reserved against on the most recent audited consolidated balance sheet of Kraft or the notes thereto included in the Kraft SEC Reports filed prior to the date of this Agreement, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of such balance sheet and (iii) for liabilities and obligations incurred in connection with this Agreement, Kraft and the Kraft Subsidiaries do not have any liabilities of any nature that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Kraft.

SECTION 4.07. Advisors’ Fees. None of Kraft, any Kraft Subsidiary or any of their respective officers or directors has employed any Advisor, or incurred any liability for any broker’s fees, commissions, finder’s fees or other Advisor fees, in connection with the Merger or other Transactions, other than Centerview Partners LLC (“Centerview”). Kraft retained Centerview pursuant to an engagement letter and has delivered to Heinz a true and complete copy of such engagement letter. Section 4.07 of the Kraft Disclosure Letter sets forth, as of the date of this Agreement, Kraft’s good faith estimate of the out-of-pocket fees payable by it or any Kraft Subsidiary to Centerview in connection with this Agreement, the Merger and the other Transactions.

SECTION 4.08. Absence of Certain Changes or Events. (a) Since December 27, 2014, through the date of this Agreement, no event or events or development or developments have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Kraft.

(b) Except in connection with the execution and delivery of this Agreement and the Transactions, from December 27, 2014, through the date of this Agreement, Kraft and the Kraft Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

SECTION 4.09. Legal Proceedings. (a) None of Kraft or any of the Kraft Subsidiaries is a party to any, and there are no pending or, to Kraft’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or reviews of any nature against Kraft or any of the Kraft Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Kraft.

(b) There is no Injunction, judgment or regulatory restriction imposed upon Kraft, any of the Kraft Subsidiaries or the assets of Kraft or any of the Kraft Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Kraft.

SECTION 4.10. Taxes and Tax Returns. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Kraft: (i) Kraft and the Kraft Subsidiaries have timely filed, taking into account any extensions, all Tax Returns required to be filed by them (all such Tax Returns being accurate and complete) and have paid all Taxes required to be paid by them other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; (ii) there are no Liens for Taxes on any assets of Kraft or the Kraft Subsidiaries; (iii) no deficiency for any Tax has been asserted or assessed by a taxing authority against Kraft or any of the Kraft Subsidiaries which deficiency has not been paid or is not being contested in good faith in appropriate proceedings; (iv) Kraft and the Kraft Subsidiaries have provided adequate reserves in their financial statements for any Taxes that have not been paid; and (v) neither Kraft nor any of the Kraft Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Kraft and the Kraft Subsidiaries).

(b) Within the past five years, neither Kraft nor any of the Kraft Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code, other than the distribution of Kraft by Mondelez International, Inc. on October 1, 2012.

(c) Kraft is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger and the Subsequent Merger from qualifying for the Intended Tax Treatment.

(d) Neither Kraft nor any of the Kraft Subsidiaries has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable U.S. Treasury Regulations thereunder (or a similar provision of state Law).

SECTION 4.11. Employee Benefit Plans. (a) For purposes of this Agreement, “Kraft Benefit Plan” shall mean each material benefit or compensation plan, program, fund, or Contract, including any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, golden parachute, retention, salary continuation, change of control, retirement, pension, profit sharing or fringe benefit plan, program, fund, or Contract of any kind (whether written or oral, tax-qualified or non-tax qualified, funded or unfunded, foreign or domestic, active, frozen or terminated) and any related trust, insurance Contract, escrow account or similar funding arrangement, that is sponsored, maintained or contributed to by Kraft or any Kraft Subsidiary (or required to be maintained or contributed to by Kraft or any Kraft Subsidiary) for the benefit of current or former directors, officers or employees of, or consultants to, Kraft or any of the Kraft Subsidiaries or with respect to which Kraft or any of the Kraft Subsidiaries may, directly or indirectly, have any liability.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Kraft, each Kraft Benefit Plan is in compliance with all applicable Laws, including ERISA and the Code. The Internal Revenue Service has determined that each Kraft Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code is so qualified and Kraft is aware of no event occurring after the date of such determination that would adversely affect such determination, except for any such events that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Kraft. No condition exists that is reasonably likely to subject Kraft or any Kraft ERISA Affiliate to any direct or indirect liability under Title IV of ERISA or to a civil penalty under Section 502(j) of ERISA or liability under Section 4069 of ERISA or Section 4975, 4976, or 4980B of the Code or other liability with respect to the Kraft Benefit Plans, in each case that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Kraft. There are no pending or to Kraft’s knowledge, threatened, claims (other than routine claims for benefits or immaterial claims) by, on behalf of or against any of the Kraft Benefit Plans or any trusts related thereto except where such claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Kraft.

(c) Except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Kraft, there is no (i) unfair labor practice, labor dispute or labor arbitration proceeding pending or, to Kraft’s knowledge, threatened against or affecting Kraft or any Kraft Subsidiary, or (ii) lockout, strike, slowdown, work stoppage or, to Kraft’s knowledge, threat thereof by or with respect to any employees of Kraft or any Kraft Subsidiary.

(d) Except as provided by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Merger or the other Transactions (either alone or in conjunction with any other event) will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of Indebtedness or otherwise) becoming due to any current or former director or any employee of Kraft or any Kraft Subsidiary, (ii) increase any benefits otherwise payable under any Kraft Benefit Plan or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(e) No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from Kraft or any Kraft Subsidiary as a result of the imposition of any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

(f) Kraft has made available to Heinz a complete and correct list of all Kraft Equity Awards outstanding as of the Measurement Date, which includes, with respect to each such Kraft Equity Award, the (A) grant date, (B) vesting schedule and (C) expiration date (if applicable) thereof.

(g) As of the date of this Agreement, Kraft reasonably believes that the aggregate fair market value of shares to be purchased under the ESPP with respect to the offering period ending on March 31, 2015 will not exceed $10,000,000.

SECTION 4.12. Internal Control. Kraft has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Kraft (a) has designed and maintains disclosure controls and procedures (as defined in

Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that all information required to be disclosed by Kraft in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Kraft’s management as appropriate to allow timely decisions regarding required disclosure and (b) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to Kraft auditors and the Kraft Board (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect Kraft’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Kraft’s internal control over financial reporting. Since December 27, 2014, none of Kraft, Kraft’s auditors, the Kraft Board or the audit committee of the Kraft Board has received any oral or written notification of any matter set forth in the preceding clause (i) or (ii).

SECTION 4.13. Compliance with Laws; Licenses. (a) The businesses of each of Kraft and the Kraft Subsidiaries have been conducted in compliance with all Laws, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Kraft. No investigation or review by any Governmental Entity with respect to Kraft or any of the Kraft Subsidiaries is pending or, to Kraft’s knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for any such investigations or reviews that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Kraft. Each of Kraft and the Kraft Subsidiaries has all Licenses necessary to conduct its business as presently conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Kraft.

(b) Each of Kraft and each of the Kraft Subsidiaries are in compliance with (i) their respective obligations under each of the Kraft Licenses and (ii) the rules and regulations of the Governmental Entity issuing such Kraft Licenses, except, in either case, for such failures to be in compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Kraft. There is not pending or, to Kraft’s knowledge, threatened by or before any Governmental Entity any material proceeding, notice of violation, order of forfeiture or complaint or investigation against Kraft or any of the Kraft Subsidiaries relating to any of the Kraft Licenses, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Kraft. The actions of the applicable Governmental Entities granting all Kraft Licenses have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to Kraft’s knowledge, threatened, any material application, petition, objection or other pleading with any Governmental Entity that challenges or questions the validity of or any rights of the holder under any Kraft License, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Kraft.

SECTION 4.14. Certain Contracts. (a) As of the date hereof, neither Kraft nor any of the Kraft Subsidiaries is a party to or bound by any Contract that would be required to be filed by Kraft as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the Securities Act other than such Contracts that have been filed or incorporated by reference in the Kraft SEC Reports filed prior to the date of this Agreement.

(b) Each Contract (i) of the type described in Section 4.14(a) to which Kraft or any Kraft Subsidiary is a party or (ii) filed as an exhibit or incorporated by reference to the Kraft SEC Reports, is referred to as an “Kraft Contract,” and neither Kraft nor any of the Kraft Subsidiaries knows of, or has received notice of, any violation of any Kraft Contract by any of the other parties thereto that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Kraft.

(c) With such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Kraft, (i) each Kraft Contract is valid and binding on Kraft or the applicable Kraft Subsidiary, as applicable, and is in full force and effect, except to the extent it has previously expired in accordance with its terms, (ii) Kraft and each of the Kraft Subsidiaries have performed all obligations required to be performed by it to date under each such Kraft Contract and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Kraft or any of the Kraft Subsidiaries under any such Kraft Contract or give any other party to any such Kraft Contract the right to terminate or cancel such Kraft Contract.

SECTION 4.15. Environmental Liability. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Kraft:

(i) Each of Kraft and the Kraft Subsidiaries possesses and is in compliance with all Environmental Permits necessary to conduct its businesses and operations as currently conducted.

(ii) Each of Kraft and the Kraft Subsidiaries is in compliance with all applicable Environmental Laws, and neither Kraft nor any Kraft Subsidiary has received any (A) communication from any Governmental Entity or other Person that alleges that Kraft or any Kraft Subsidiary has violated or is liable under any Environmental Law or (B) written request for material information pursuant to Section 104(e) of the U.S. Comprehensive Environmental Response, Compensation and Liability Act or similar state statute concerning the disposal of Hazardous Materials.

(iii) There are no Environmental Claims pending or, to Kraft’s knowledge, threatened against Kraft or any of the Kraft Subsidiaries and neither Kraft nor any of the Kraft Subsidiaries has contractually retained or assumed any liabilities or obligations that would reasonably be expected to result in any Environmental Claim against Kraft or any of the Kraft Subsidiaries.

(b) Releases. To Kraft’s knowledge, there have been no Releases of, or exposure to, any Hazardous Materials that would reasonably be expected to result in any Environmental Claim that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Kraft.

SECTION 4.16. State Takeover Laws. Assuming the accuracy of the first sentence in Section 3.16, the Kraft Board has taken all necessary actions so that the restrictions in Article 14 and Article 14.1 of the VSCA are inapplicable to this Agreement and the Merger and the other Transactions and, to Kraft’s knowledge, there are no other Takeover Statutes applicable to the Merger or the other Transactions.

SECTION 4.17. Kraft Information. The information relating to Kraft and the Kraft Subsidiaries that is provided by Kraft, any of the Kraft Subsidiaries or Kraft’s Representatives for inclusion in the Proxy Statement and the Form S-4, or in any other document filed with any other Regulatory Agency in connection with the Merger and the other Transactions, will not (a) in the case of the Form S-4, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, and (b) in the case of the Proxy Statement, at the date it is first mailed to Kraft’s shareholders or at the time of the Kraft Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Form S-4 and the Proxy Statement (except for such portions thereof that relate only to Heinz or any of the Heinz Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.

SECTION 4.18. Affiliate Transactions. To Kraft’s knowledge, as of the date of this Agreement, there are no transactions, Contracts or understandings between Kraft or any of the Kraft Subsidiaries, on the one hand, and any of Kraft’s Affiliates (other than wholly owned Kraft Subsidiaries), on the other hand, that would be required to be disclosed by Kraft under Item 404 of Regulation S-K under the Securities Act.

SECTION 4.19. Intellectual Property. (a) Kraft and the Kraft Subsidiaries, collectively, own, license or otherwise have the right to use, free and clear of all Liens, all Intellectual Property Rights used in the operation of their respective businesses as currently conducted (collectively, the “Kraft IP Rights”) and such (i) ownership or (ii) right to use the Kraft IP Rights will not be affected by the execution, delivery and performance of this Agreement or the consummation of the Merger and the other Transactions, except (1) with respect to such ownership of Kraft IP Rights, for any adverse effect that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Kraft and (2) with respect to such rights to use the Kraft IP Rights, for any adverse effect that would not, individually and not in the aggregate with any other adverse effect on any other rights to use the Kraft IP Rights, reasonably be expected to have a Material Adverse Effect on Kraft. All material issued Patents, registered Trademarks and registered copyrights included in the Registered IP owned by Kraft or any of the Kraft Subsidiaries are subsisting and, to Kraft’s knowledge, valid and enforceable, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Kraft.

(b) (i) To Kraft’s knowledge, the conduct of the business as currently conducted by Kraft and the Kraft Subsidiaries does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third Person, and since December 28, 2013, there has been no such claim, action or proceeding asserted or, to Kraft’s knowledge, threatened against Kraft or any of the Kraft Subsidiaries or any indemnitee thereof; (ii) there is no claim, action or proceeding asserted or, to Kraft’s knowledge, threatened against Kraft or any of the Kraft Subsidiaries or any indemnitee thereof concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property Rights claimed to be owned or held by Kraft or any of the Kraft Subsidiaries or used or alleged to be used in the business of Kraft or any of the Kraft Subsidiaries; (iii) none of Kraft or any of the Kraft Subsidiaries have filed or threatened in writing any claim against any third Person alleging that such Person infringes any Kraft IP Right; and (iv) to Kraft’s knowledge, no third Person is infringing any Kraft IP Right, except, in the case of clauses (i), (ii), (iii) and (iv), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Kraft.

(c) Kraft and each of the Kraft Subsidiaries has taken commercially reasonable precautions, consistent with customary practice in their industry, to protect and maintain the confidentiality of nonpublic information relating to material Kraft IP Rights, including material inventions, trade secrets, know-how and other proprietary rights of Kraft and the Kraft Subsidiaries (“Confidential Kraft IP”). Since December 28, 2013, none of Kraft or any of the Kraft Subsidiaries has disclosed any Confidential Kraft IP to any third Person (except in the ordinary course of business consistent with past practice and subject to obligations of confidence), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Kraft.

(d) Since December 28, 2013, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Kraft, to Kraft’s knowledge (i) Kraft and the Kraft Subsidiaries have complied with (A) all of their respective stated privacy policies, programs and other similar notices and (B) all data protection, privacy and other applicable Laws that concern the collection, retention, storage, recording, processing, transfer, sharing or other disposition or use of any personally identifiable information, and (ii) there have not been any incidents of data security breaches, including any breaches of software, hardware, databases, computer equipment or other information technology.

SECTION 4.20. Quality and Safety of Products. Since December 27, 2014, Kraft has not received any written notice in connection with any product produced, sold or distributed by or on behalf of Kraft or any of the Kraft Subsidiaries of any claim or allegation against Kraft or any of the Kraft Subsidiaries, nor has Kraft or any of the Kraft Subsidiaries been a party or subject to any action, suit or proceeding pending against, or, to Kraft’s knowledge, any action, suit, investigation or proceeding threatened against or affecting, Kraft or any of the Kraft Subsidiaries as a result of manufacturing, storage, quality, packaging or labeling of any product produced, sold or distributed by or on behalf of Kraft or any of the Kraft Subsidiaries, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Kraft. The manufacturing and storage practices, preparation, ingredients, composition, and packaging and labeling for each of the products of Kraft and the Kraft Subsidiaries are in compliance with all applicable Laws, including applicable Laws relating to food and beverage manufacturing, storage, preparation, packaging and labeling, including the rules and regulations of the Food and Drug Administration, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Kraft. Since December 27, 2014, (a) there have been no recalls of any product of Kraft or any of the Kraft Subsidiaries, whether ordered by a Governmental Entity or undertaken voluntarily by Kraft or any of the Kraft Subsidiaries and (b) none of the products of Kraft or any of the Kraft Subsidiaries have been adulterated, misbranded, mispackaged, or mislabeled in violation of applicable Law, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Kraft.

SECTION 4.21. Anti-Corruption Laws. Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Kraft:

(a) Kraft and the Kraft Subsidiaries have developed and implemented a compliance program that includes corporate policies and procedures designed to ensure compliance with the Anti-Corruption Laws;

(b) In connection with Kraft’s and the Kraft Subsidiaries’ compliance with the Anti-Corruption Laws, there have been no voluntary disclosures under any applicable Anti-Corruption Law;

(c) No Governmental Entity has notified Kraft or any of the Kraft Subsidiaries in writing of any actual or alleged violation or breach of the Anti-Corruption Laws;

(d) Neither Kraft nor any of the Kraft Subsidiaries has undergone or is undergoing any audit, review, inspection, investigation, survey or examination of records relating to Kraft’s or the Kraft Subsidiaries’ compliance with the Anti-Corruption Laws, and to Kraft’s knowledge, there is no basis for any such audit, review, inspection, investigation, survey or examination of records;

(e) Neither Kraft nor any of the Kraft Subsidiaries has been or is now under any administrative, civil or criminal charge or indictment or, to Kraft’s knowledge, investigation, alleging noncompliance with the Anti-Corruption Laws, nor, to Kraft’s knowledge, is there any basis for any such charge, indictment or investigation; and

(f) Neither Kraft nor any of the Kraft Subsidiaries has been or is now a party to any administrative or civil litigation alleging noncompliance with the Anti-Corruption Laws, nor, to Kraft’s knowledge, is there any basis for any such proceeding.

SECTION 4.22. Fairness Opinion. Prior to the execution of this Agreement, the Kraft Board has received the oral opinion (to be confirmed in writing) of Centerview to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Merger Consideration and the Special Dividend Per Share Amount, taken together (and not separately), is fair, from a financial point of view, to the holders of shares of Kraft Common Stock (other than holders of Kraft Deferred Shares, Kraft Restricted Shares and shares of Kraft Common Stock held by Heinz or its Affiliates). Such opinion has not been amended or rescinded as of the date of this Agreement. Copies of the written opinion of Centerview will be delivered to Heinz for informational purposes only reasonably promptly following receipt thereof by Kraft.

SECTION 4.23. No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, none of Kraft, any of its Subsidiaries, Kraft’s Affiliates nor any other Person makes any express or implied representation or warranty on behalf of Kraft, its Subsidiaries or Kraft’s Affiliates or any other Person, and each of Kraft, its Subsidiaries and Kraft’s Affiliates hereby disclaims any such representation or warranty whether by Kraft, its Subsidiaries or its Affiliates.

ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01. Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as required by Law, as expressly contemplated or permitted by this Agreement, as specifically set forth in Section 5.01 of the Heinz Disclosure Letter or the Kraft Disclosure Letter, as applicable, or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), each of Heinz and Kraft will, and will cause each of their respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects and (b) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships. Notwithstanding the foregoing provisions of this Section 5.01, (i) neither party will take any action prohibited by Section 5.02 or Section 5.03, as applicable, in order to satisfy such party’s obligations under this Section 5.01 and (ii) each party shall be deemed not to have failed to satisfy its obligations under this Section 5.01 to the extent such failure resulted, directly or indirectly, from such party’s failure to take any action prohibited by Section 5.02 or Section 5.03, as applicable.

SECTION 5.02. Heinz Forbearances. During the period from the date of this Agreement to the Effective Time, except as required by Law, as expressly contemplated or permitted by this Agreement, as specifically set forth in Section 5.02 of the Heinz Disclosure Letter or as consented to in writing by Kraft (such consent not to be unreasonably withheld, conditioned or delayed), Heinz will not, and will not permit any of the Heinz Subsidiaries to and, solely with respect to Section 5.02(l), will not permit any of its Affiliates to:

(a) incur any Indebtedness, make any loan or advance or enter into any swap or hedging transaction other than any of the following:

(i) Indebtedness incurred under the Heinz Credit Facility in the ordinary course of business;

(ii) Indebtedness applied to refinance, prepay, repurchase or redeem any Indebtedness outstanding as of the date of this Agreement or permitted to be incurred under this Agreement and to pay any related fees and expenses;

(iii) loans or advances made between Heinz and any of the Heinz Subsidiaries or between Heinz Subsidiaries; or

(iv) in the ordinary course of business consistent with past practice: (A) Contracts entered into for purposes of hedging against changes in commodities prices;

and (B) Contracts entered into for purposes of hedging against changes in foreign currency exchange rates consistent with Heinz’s current policy with respect to foreign currency exchange rate hedging, in each case providing for forward coverage of no more than twelve months;

(b) adjust, split, combine or reclassify any Heinz Capital Stock, other than pursuant to the Pre-Closing Heinz Share Conversion;

(c) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its Equity Interests, except (i) dividends paid by any of the Heinz Subsidiaries to Heinz or to any of its Subsidiaries, (ii) any “Regular Quarterly Dividends”, “Past Due Dividends” and “Additional Dividends” (each as defined in the Heinz Charter) made, declared or paid on Heinz Preferred Stock outstanding on the date of this Agreement pursuant to and in compliance with the terms of the Heinz Preferred Stock as in effect on the date of this Agreement and (iii) Forfeitures and Cashless Settlements in connection with the Heinz Stock Plan, Heinz Stock Options and Heinz RSUs;

(d) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (i) any Equity Interests of Heinz or any Heinz Subsidiary or any Heinz Voting Debt or (ii) any rights that are linked in any way to the price of any capital stock of, or to the value of or of any part of, or to any dividends or distributions paid on any capital stock of, Heinz or any Heinz Subsidiary, except (A) pursuant to the exercise of Heinz Stock Options or settlement of Heinz RSUs outstanding as of the date of this Agreement, (B) for issuances by a wholly owned Heinz Subsidiary of such Subsidiary’s capital stock to Heinz or another wholly owned Heinz Subsidiary, (C) in accordance with the terms of the Heinz Warrants as in effect on the date of this Agreement, (D) in accordance with the Equity Investment Letters and (E) pursuant to the Pre-Closing Heinz Share Conversion;

(e) (i) increase in any manner the compensation or benefits of any of its directors, officers or employees, or enter into, establish, amend or terminate any Heinz Benefit Plan for or in respect of any shareholder, officer, director, other employee, agent, consultant or Affiliate other than (A) as required pursuant to the terms of Heinz Benefit Plans as in effect on the date of this Agreement or (B) increases in salaries and wages of employees who are below the level of Employee Director made in the ordinary course of business consistent with past practice (provided, for the avoidance of doubt, that such increases may result in corresponding increases to such employees’ incentive compensation), (ii) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Heinz Benefit Plan or (iii) hire any Person to be employed by Heinz or any of the Heinz Subsidiaries at the level of Employee Director or above. In the event Heinz seeks from Kraft any consent under, or waiver of the obligations contained in, this Section 5.02(e), each of Heinz and Kraft shall designate one or more Persons to serve as point people for purposes of discussing and considering such consent or waiver and any such additional requests therefor made by Heinz;

(f) with respect to any Heinz Benefit Plan that is a Defined Benefit Plan, (i) materially change any actuarial or other assumption used to calculate funding obligations or liabilities with respect to any such Heinz Benefit Plan, (ii) modify any policy, rule, structure or regulation applicable to any such Heinz Benefit Plan, (iii) take any other action with respect to any such Heinz Benefit Plan that would increase the liabilities under such plan, other than any actions taken in the ordinary course of business consistent with past practice and that have an immaterial effect (determined by reference to the change in individual participant benefit levels or benefit accruals and not by reference to Heinz Defined Benefit Plan liabilities taken as a whole), (iv) change the manner in which contributions to any such Heinz Benefit Plan are made or the basis on which such contributions are determined or (v) in the case of any such Heinz Benefit Plan with respect to which investment decisions are controlled by Heinz or any Heinz Subsidiary, change the asset allocation strategy of any such plan other than, in each of clauses (i) through (v), as required by applicable Law;

(g) (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets in any transaction or series of transactions to any Person other than Heinz or a Heinz Subsidiary, other than in the ordinary course of business consistent with past practice or (ii) cancel, release or assign to any such Person any material Indebtedness or any material claim held by Heinz or any Heinz Subsidiary, other than in the ordinary course of business consistent with past practice;

(h) enter into any new line of business that is material to Heinz and the Heinz Subsidiaries, taken as a whole;

(i) settle any claim, action or proceeding if such settlement would require any payment by Heinz or any of the Heinz Subsidiaries of an amount in excess of $10,000,000 individually or $25,000,000 in the aggregate or would obligate Heinz or any of the Heinz Subsidiaries to take any material action or impose any material restrictions on the business of Heinz or any of the Heinz Subsidiaries;

(j) directly or indirectly make, or agree to directly or indirectly make, any acquisition or investment either by merger, consolidation, purchase of stock or securities, contributions to capital, property transfers, or by purchase of any property or assets of any other Person, or make any capital expenditures, in each case other than (i) investments in Heinz Subsidiaries, (ii) acquisitions of, or improvements to, assets used in the operations of Heinz and the Heinz Subsidiaries in the ordinary course of business, (iii) short-term investments of cash in marketable securities in the ordinary course of business and (iv) capital expenditures in accordance with the capital expenditures plan set forth in Section 5.02(j) of the Heinz Disclosure Letter;

(k) (i) amend the Heinz Charter or the Heinz By-laws, except as contemplated by Section 6.13, (ii) amend the similar organizational documents of any material Heinz Subsidiary in any material respect or (iii) otherwise take any action to exempt any Person (other than Kraft or the Kraft Subsidiaries), or any action taken by any such Person, from any Takeover Statute or similarly restrictive provisions of its organizational documents;

(l) enter into or amend any Contract or take any other action if such Contract, amendment or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other Transactions;

(m) implement or adopt any material change in its Tax accounting or financial accounting policies, practices or methods, other than as may be required by applicable Law, GAAP or regulatory guidelines;

(n) enter into or amend (i) any transaction, Contract or understanding with any Person listed in Section 3.18 of the Heinz Disclosure Letter or (ii) any material Contract to the extent the consummation of the Transactions or compliance by Heinz, Merger Sub I or Merger Sub II with the provisions of this Agreement would reasonably be expected to violate, conflict with, result in a breach of any provision of or the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or cancelation under, accelerate the performance required by, or result in the creation of any Lien upon any of the material properties or assets of Heinz or any of the Heinz Subsidiaries under, any provision of such Contract (in the case of entry into a new Contract) or amendment;

(o) except pursuant to the exercise of the fiduciary duties of the Heinz Board or as consented to by Kraft, retain any Advisors in connection with the Merger or the other Transactions; or

(p) agree, commit, resolve or propose to take any of the actions prohibited by this Section 5.02.

SECTION 5.03. Kraft Forbearances. During the period from the date of this Agreement to the Effective Time, except as required by Law, as expressly contemplated or permitted by this Agreement, as specifically set forth in Section 5.03 of the Kraft Disclosure Letter or as consented to in writing by Heinz (such consent not to be unreasonably withheld, conditioned or delayed), Kraft will not, and will not permit any of the Kraft Subsidiaries to:

(a) incur any Indebtedness or make any loan or advance or enter into any swap or hedging transaction other than any of the following:

(i) Indebtedness incurred under the Kraft Credit Facility in the ordinary course of business; provided that any Indebtedness incurred under Section 5.03(a)(ii) shall reduce the amount of Indebtedness Kraft would otherwise be permitted to incur under this Section 5.03(a)(i) on a dollar-for-dollar basis;

(ii) Indebtedness in an aggregate amount up to $600,000,000 incurred pursuant to any of the commercial paper facilities set forth on Section 5.03(a)(ii) of the Kraft Disclosure Letter (in addition to any Indebtedness incurred pursuant to any such facilities pursuant to Section 5.03(a)(iii) below);

(iii) Indebtedness in an aggregate amount up to $1,400,000,000 incurred to refinance, prepay, repurchase or redeem any Indebtedness falling due prior to the End Date on such terms as shall be determined by Kraft in its sole discretion after reasonable consultation with Heinz;

(iv) loans or advances made between Kraft and any of the Kraft Subsidiaries or between Kraft Subsidiaries; or

(v) in the ordinary course of business consistent with past practice: (A) Contracts entered into for purposes of hedging against changes in commodities prices; and (B) Contracts entered into for purposes of hedging against changes in foreign currency exchange rates in accordance with Kraft’s current policy with respect to foreign currency exchange rate hedging, in each case providing for coverage of no more than forward nine months;

(b) adjust, split, combine or reclassify any Kraft Capital Stock;

(c) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any of its Equity Interests, except (i) regular quarterly dividends in an amount not to exceed $0.55 per share of Kraft Common Stock in any fiscal quarter, in each case with a record date not more than 2 days prior to the anniversary of the record date of Kraft’s regular quarterly dividend for the corresponding quarter of the previous fiscal year, and otherwise in accordance with Kraft’s past practice (provided that, subject to compliance with the other terms of this clause (i), the quarterly dividend may be increased to an amount not to exceed $0.5775 per share of Kraft Common Stock for and after Kraft’s 2015 third quarter dividend), (ii) dividends paid by any of the Kraft Subsidiaries to Kraft or to any of its Subsidiaries, (iii) the declaration of the Special Dividend and (iv) Forfeitures and Cashless Settlements in connection with Kraft Equity Awards and Kraft Stock Options or SARs;

(d) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (i) any Equity Interests of Kraft or any Kraft Subsidiary or any Kraft Voting Debt or (ii) any rights that are linked in any way to the price of any capital stock of, or to the value of or of any part of, or to any dividends or distributions paid on any capital stock of, Kraft or any Kraft Subsidiary, except (A) pursuant to the exercise of Kraft Stock Options or Kraft SARs or the settlement of other Kraft Equity Awards outstanding as of the date of this Agreement and (B) for issuances by a wholly owned Kraft Subsidiary of such Subsidiary’s capital stock to Kraft or another wholly owned Kraft Subsidiary;

(e) (i) increase in any manner the compensation or benefits of any of its directors, officers or employees, or enter into, establish, amend or terminate any Kraft Benefit Plan for or in respect of any shareholder, officer, director, other employee, agent, consultant or Affiliate other than (A) as required pursuant to the terms Kraft Benefit Plans in effect on the date of this Agreement or (B) increases in salaries and wages of employees who are below the level of Employee Director made in the ordinary course of business consistent with past practice (provided, for the avoidance of doubt, that such increases may result in corresponding increases to such employees’ incentive compensation), (ii) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Kraft Benefit Plan or (iii) hire any Person to be employed by Kraft or any of the Kraft Subsidiaries at the level of Employee Director or above. In the event Kraft seeks from Heinz any consent under, or waiver of the obligations contained in, this Section 5.03(e), each of Heinz and Kraft shall designate one or more Persons to serve as point people for the purpose of discussing and considering such consent or waiver and any such additional requests therefor made by Kraft;

(f) with respect to any Kraft Benefit Plan that is a Defined Benefit Plan, (i) materially change any actuarial or other assumption used to calculate funding obligations or liabilities with respect to any such Kraft Benefit Plan, (ii) modify any policy, rule, structure or regulation applicable to any such Kraft Benefit Plan, (iii) take any other action with respect to any such Kraft Benefit Plan that would increase the liabilities under such plan, other than any actions taken in the ordinary course of business consistent with past practice and that have an immaterial effect (determined by reference to the change in individual participant benefit levels or benefit accruals and not by reference to Kraft Defined Benefit Plan liabilities taken as a whole), (iv) change the manner in which contributions to any such Kraft Benefit Plan are made or the basis on which such contributions are determined or (v) in the case of any such Kraft Benefit Plan with respect to which investment decisions are controlled by Kraft or any Kraft Subsidiary, change the asset allocation strategy of any such plan other than, in each case of clauses (i) through (v), as required by applicable Law;

(g) (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets in any transaction or series of transactions to any Person other than Kraft or an Kraft Subsidiary, other than in the ordinary course of business consistent with past practice, or (ii) cancel, release or assign to any such Person any material Indebtedness or any material claim held by Kraft or any Kraft Subsidiary, other than in the ordinary course of business consistent with past practice;

(h) enter into any new line of business that is material to Kraft and the Kraft Subsidiaries, taken as a whole;

(i) settle any claim, action or proceeding if such settlement would require any payment by Kraft or any of the Kraft Subsidiaries of an amount in excess of $10,000,000 individually or $25,000,000 in the aggregate, or would obligate Kraft or any of the Kraft Subsidiaries to take any material action or impose any material restrictions on the business of Kraft or any of the Kraft Subsidiaries;

(j) directly or indirectly make, or agree to directly or indirectly make, any acquisition or investment either by merger, consolidation, purchase of stock or securities, contributions to capital, property transfers, or by purchase of any property or assets of any other Person, or make any capital expenditures, in each case other than (i) investments in Kraft Subsidiaries, (ii) acquisitions of, or improvements to, assets used in the operations of Kraft and the Kraft Subsidiaries in the ordinary course of business, (iii) short-term investments of cash in marketable securities in the ordinary course of business and (iv) capital expenditures in accordance with the capital expenditures plan set forth in Section 5.03(j) of the Kraft Disclosure Letter;

(k) (i) amend the Kraft Charter or the Kraft By-laws or (ii) amend the similar organizational documents of any material Kraft Subsidiary in any material respect;

(l) enter into or amend any Contract or take any other action if such Contract, amendment or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other Transactions, other than in accordance with the terms of Section 5.05;

(m) implement or adopt any material change in its Tax accounting or financial accounting policies, practices or methods, other than as may be required by applicable Law, GAAP or regulatory guidelines;

(n) enter into or amend any material Contract to the extent the consummation of the Transactions or compliance by Kraft with the provisions of this Agreement would reasonably be expected to violate, conflict with, result in a breach of any provision of or the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or cancelation under, accelerate the performance required by, or result in the creation of any Lien upon any of the material properties or assets of Kraft or any of the Kraft Subsidiaries under, any provision of such Contract (in the case of entry into a new Contract) or amendment;

(o) except pursuant to the exercise of the fiduciary duties of the Kraft Board or as consented to by Heinz, retain any Advisors in connection with the Merger or the other Transactions; or

(p) agree, commit, resolve or propose to take any of the actions prohibited by this Section 5.03.

SECTION 5.04. Control of Other Party’s Business. Nothing contained in this Agreement will give Heinz, directly or indirectly, the right to control Kraft or any of the Kraft Subsidiaries or direct the business or operations of Kraft or any of the Kraft Subsidiaries prior to the Effective Time. Nothing contained in this Agreement will give Kraft, directly or indirectly, the right to control Heinz or any of the Heinz Subsidiaries or direct the business or operations of Heinz or any of the Heinz Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Heinz and Kraft will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations and the operations of its respective Subsidiaries. Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, will be interpreted in such a way as to place Kraft or Heinz in violation of any rule, regulation or policy of any Regulatory Agency or applicable Law.

SECTION 5.05. No Solicitation. (a) Kraft will not, will cause the Kraft Subsidiaries not to, will cause each Kraft Transaction Representative not to, and will use its reasonable best efforts to cause each External Kraft Transaction Representative not to, and on becoming aware of it will use its best efforts to stop any such Person from continuing to, directly or indirectly, (i) solicit, initiate or knowingly facilitate any inquiries, proposals or offers that constitute, or that would reasonably be expected to lead to, a Takeover Proposal, (ii) engage or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information in connection with, or for the purpose of facilitating, any inquiries, proposals or offers that constitute, or that would reasonably be expected to lead to, a Takeover Proposal or (iii) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option or other similar agreement (other than an Acceptable Confidentiality Agreement) regarding, or that is intended to result in, or would reasonably be expected to lead to, any Takeover Proposal (an “Acquisition Agreement”). Kraft will, will cause the Kraft Subsidiaries to, will cause each Kraft Transaction Representative to, and will use its reasonable best efforts to cause each External Kraft

Transaction Representative, to immediately cease any solicitation, discussions or negotiations with any Persons that may be ongoing with respect to a Takeover Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to a Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished to any Person in connection with a Takeover Proposal and immediately terminate all physical and electronic dataroom access previously granted to any such Person, its Subsidiaries or its Representatives.

(b) As used in this Agreement, “Takeover Proposal” means any proposal or offer from any Person or group with respect to, in a single transaction or series of related transactions, any (i) direct or indirect acquisition of 20% or more of the consolidated assets of Kraft and the Kraft Subsidiaries (based on the fair market value thereof), or assets comprising 20% or more of the consolidated revenues, net income or EBITDA of Kraft and the Kraft Subsidiaries, including in any such case through the acquisition of one or more Kraft Subsidiaries owning such assets, (ii) direct or indirect acquisition of 20% or more of the outstanding Kraft Common Stock or the outstanding voting power of Kraft (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such Kraft Common Stock or other securities representing such voting power), (iii) tender offer or exchange offer that if consummated would result, directly or indirectly, in any Person or group (or the shareholders of any Person or group) beneficially owning 20% or more of the outstanding Kraft Common Stock or the outstanding voting power of Kraft or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving Kraft or any Kraft Subsidiary which would result in any Person or group (or the shareholders of any Person or group) beneficially owning, directly or indirectly, 20% or more of the outstanding voting power of Kraft or of the surviving entity in a merger involving Kraft or the resulting direct or indirect parent of Kraft or such surviving entity (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, securities representing such voting power). For the avoidance of doubt, the Merger and the other Transactions shall not be deemed a Takeover Proposal. Wherever the term “group” is used in this Agreement, it used as defined in Rule 13d-3 under the Exchange Act.

(c) Kraft will promptly (but in any event within 24 hours) (i) notify Heinz in writing in the event that Kraft or any of its Subsidiaries or Kraft Transaction Representatives receives a Takeover Proposal and (ii) provide to Heinz (x) an unredacted copy of any such Takeover Proposal made in writing (including any financing commitments or other agreements related thereto) and unredacted copies of all other material written materials constituting or containing terms or conditions with respect to such Takeover Proposal exchanged between Kraft (or any of its Subsidiaries or any Kraft Transaction Representatives) and such Person (or any of its Affiliates or its or their Representatives) or otherwise received by Kraft (or any of its Subsidiaries or any Kraft Transaction Representatives), in each case in connection with such Takeover Proposal (except for redactions of proprietary information of such Person that does not relate to the material terms or conditions of such Takeover Proposal) and (y) a written summary of all material terms and conditions of any such Takeover Proposal to the extent not made in writing (and in each case including the identity of the Person or group making such Takeover Proposal). From and after such notification, Kraft will keep Heinz informed on a prompt basis of any material developments with respect to any such Takeover Proposal (including any changes to the material terms or conditions thereof) or any material substantive discussions or negotiations relating thereto. Kraft will not, and will cause the Kraft Subsidiaries not to, enter into any confidentiality or similar agreement with any Person that prohibits Kraft from providing to Heinz any of the information required to be provided to Heinz under this Section 5.05 within the time periods contemplated hereby.

(d) Notwithstanding anything contained in this Section 5.05 to the contrary, if at any time prior to obtaining the Kraft Shareholder Approval, Kraft or any of its Subsidiaries or Kraft Transaction Representatives receives a bona fide written Takeover Proposal, which Takeover Proposal did not result in any material respect from a breach of this Section 5.05, and the Kraft Board or any committee thereof determines in good faith, after consultation with its financial advisor and outside counsel, that such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal and the failure to take the actions in (x) or (y) below regarding such Takeover Proposal would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, then Kraft, its Subsidiaries and the Kraft Transaction Representatives may, following written notice to Heinz, (x) enter into an Acceptable Confidentiality Agreement with the Person or group making the Takeover Proposal and thereafter furnish pursuant to such Acceptable Confidentiality Agreement information (including non-public information) with respect to Kraft and the Kraft Subsidiaries to the Person or group making such Takeover Proposal; provided that Kraft shall promptly (but in any event within 24 hours) provide to Heinz any information that is provided to any Person or group given such access which was not previously provided to Heinz and (y) engage in or otherwise participate in discussions or negotiations with the Person or group making such Takeover Proposal.

(e) For purposes of this Agreement, the term “Superior Proposal” means any bona fide written Takeover Proposal, which Takeover Proposal did not result in any material respect from a breach of this Section 5.05, made by a third party and which, if consummated, would result in such third party (or in the case of a direct merger between such third party and Kraft, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of the Kraft Common Stock or more than 50% of the consolidated assets of Kraft and the Kraft Subsidiaries (based on the fair market value thereof), including in any such case through the acquisition of one or more Kraft Subsidiaries owning such assets, for consideration consisting of cash and/or securities that the Kraft Board or any committee thereof determines in good faith (after consultation with its financial advisor and outside counsel) is more favorable to Kraft’s shareholders from a financial point of view than the Transactions, taking into account any changes to the terms of the Transactions irrevocably proposed by Heinz in response to such offer or otherwise and all legal, regulatory, financial and other aspects of such proposal and of this Agreement deemed relevant by the Kraft Board or any such committee in good faith.

(f) Neither the Kraft Board nor any committee thereof will (i) withhold, withdraw or modify in a manner adverse to Heinz the recommendation to shareholders of Kraft that they give the Kraft Shareholder Approval, (ii) recommend or approve the approval of, or publicly propose to recommend or approve the approval of, any Takeover Proposal, (iii) refrain from recommending against any Takeover Proposal that is a tender offer or exchange offer within ten Business Days after the commencement thereof (each such action set forth in clauses (i), (ii) and (iii) being referred to herein as an “Adverse Recommendation Change”) or (iv) enter into or propose publicly to execute or enter into (or cause or permit Kraft or any Kraft Subsidiary to execute or enter into or propose publicly to execute or enter into) an Acquisition Agreement

(other than any Acceptable Confidentiality Agreement entered into in accordance with this Section 5.05). Notwithstanding anything to the contrary in this Section 5.05, prior to the time the Kraft Shareholder Approval is obtained, but not after, the Kraft Board or any committee thereof may (I) make an Adverse Recommendation Change or (II) cause Kraft to enter into an Acquisition Agreement with respect to a Takeover Proposal, which Takeover Proposal did not result in any material respect from a breach of this Section 5.05 and terminate this Agreement pursuant to Section 8.01(h), in either case if the Kraft Board or any committee thereof determines in good faith, after consultation with its financial advisor and outside counsel, that (A) to do otherwise would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law and (B) in the case of clause (I) where the Adverse Recommendation Change is made in response to a Takeover Proposal or in the case of clause (II), that such Takeover Proposal constitutes a Superior Proposal; provided that the Kraft Board (or any committee thereof) shall not, and shall cause Kraft not to, take any action set forth in clause (I) or clause (II) unless (1) Kraft has provided written notice to Heinz (a “Notice of Adverse Recommendation Change”) advising Heinz that the Kraft Board (or such committee) intends to take such action and the reasons therefor, (2) in the case of any Notice of Adverse Recommendation Change provided in connection with a Takeover Proposal, such Notice of Adverse Recommendation Change specifies the material terms and conditions of such Superior Proposal, identifying the Person or Persons making such Superior Proposal and including a copy of the most current version of the agreement or proposal and all material related documentation with respect to such Superior Proposal, (3) a period of at least four Business Days has elapsed following Heinz’s receipt of such Notice of Adverse Recommendation Change (it being understood that any amendment or modification (other than an immaterial amendment or modification) to any of the terms of a Takeover Proposal that is the basis for such proposed action shall require a new Notice of Adverse Recommendation Change and an additional three calendar day period), (4) if requested by Heinz, Kraft has negotiated, and has caused its Subsidiaries and Kraft Transaction Representatives to negotiate, in good faith with Heinz during such four Business Day period (as extended pursuant to clause (3)) with respect to any changes to the terms of this Agreement proposed by Heinz during such period and (5) taking into account any changes to the terms of this Agreement irrevocably proposed by Heinz, the Kraft Board or any committee thereof has determined in good faith, after consultation with its financial advisor and outside counsel, that the failure to take such action would continue to be reasonably likely to be inconsistent with its fiduciary duties under applicable Law and that, in the case of any Notice of Adverse Recommendation Change provided in connection with a Takeover Proposal, the Takeover Proposal would continue to constitute a Superior Proposal if such changes irrevocably offered by Heinz were to be given effect; and provided, further that any purported termination of this Agreement pursuant to this sentence shall be void and of no force and effect unless the termination is in accordance with Section 8.01(h) and Kraft pays Heinz the Termination Fee in accordance with Section 6.08 prior to or substantially concurrently with such termination.

(g) (i) Nothing contained in this Agreement (including this Section 5.05) will prohibit Kraft or the Kraft Subsidiaries or the Kraft Board or any committee thereof from (a) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or (b) making any “stop, look and listen” communication to the shareholders of Kraft pursuant to Rule 14d-9(b) promulgated under the Exchange Act and (ii) no disclosure that the Kraft Board or any committee thereof may determine (after consultation with its outside counsel) that Kraft is required to make under applicable Law will constitute a violation of this Agreement; provided that neither the Kraft Board nor any committee thereof shall make an Adverse Recommendation Change except in accordance with Section 5.05(f).

(h) It is understood that any violation of the restrictions set forth in this Section 5.05 by any Kraft Transaction Representative or by an Kraft Subsidiary will be deemed to be a breach of this Section 5.05 by Kraft.

ARTICLE VI

Additional Agreements

SECTION 6.01. Preparation of the Form S-4 and the Proxy Statement; Shareholder Approvals. (a) Kraft shall use its reasonable best efforts to prepare and file with the SEC the Proxy Statement, and Heinz shall use its reasonable best efforts to prepare and file with the SEC the Form S-4, in which the Proxy Statement shall be included as a prospectus, in each case as promptly as practicable following the date of this Agreement and in any event within three Business Days following the completion of all historical and pro forma financial statements required to be included in the Form S-4. Heinz and Kraft shall each use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Each of Heinz and Kraft shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Proxy Statement. Each of Heinz and Kraft shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Proxy Statement and shall provide the other with copies of all correspondence between it, its Subsidiaries and its Representatives, on the one hand, and the SEC, on the other hand, with respect thereto. Each of Heinz and Kraft shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4 or Proxy Statement, as applicable. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto), in the case of Heinz, or mailing the Proxy Statement (or any amendment or supplement thereto), in the case of Kraft, or responding to any comments of the SEC with respect thereto, each of Heinz and Kraft shall (i) provide the other party an opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) include in such document or response all comments reasonably proposed by the other. Heinz shall advise Kraft, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of Heinz Common Stock constituting Merger Consideration for offering or sale in any jurisdiction, and each of Heinz and Kraft shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of Heinz and Kraft shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “Blue Sky” laws and the rules and regulations thereunder in connection with the Merger and the issuance of Heinz Common Stock constituting Merger Consideration.

(b) If, prior to the Effective Time, any event occurs with respect to Kraft or any Kraft Subsidiary, or any change occurs with respect to other information supplied by Kraft for inclusion in the Proxy Statement or Form S-4, which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Form S-4, Kraft shall promptly notify Heinz of such event, and Kraft and Heinz shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to Kraft’s shareholders. Nothing in this Section 6.01(b) shall limit the obligations of any party under Section 6.01(a).

(c) If, prior to the Effective Time, any event occurs with respect to Heinz or any Heinz Subsidiary or Affiliate of Heinz, or any change occurs with respect to other information supplied by Heinz for inclusion in the Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Form S-4, Heinz shall promptly notify Kraft of such event, and Heinz and Kraft shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to Kraft’s shareholders. Nothing in this Section 6.01(c) shall limit the obligations of any party under Section 6.01(a).

(d) Promptly following the execution of this Agreement (but in no event later than one day after the date of this Agreement), Heinz, as the sole shareholder of Merger Sub I and the sole member of Merger Sub II, shall execute and deliver written consents approving this Agreement in accordance with the VSCA and the DLLCA, as applicable, and provide copies of such written consents to Kraft.

(e) Kraft shall (i) as soon as reasonably practicable (but in any event within five Business Days) following the date on which the Form S-4 is declared effective under the Securities Act and the SEC staff advises that it has no further comments on the Proxy Statement or that Kraft may commence mailing the Proxy Statement, duly call and give notice of, and commence mailing of the Proxy Statement to the holders of Kraft Common Stock as of the record date established for, the Kraft Shareholders Meeting and (ii) as soon as reasonably practicable (but in any event within 35 days) following the commencement of the mailing of the Proxy Statement pursuant to clause (i) above, convene and hold the Kraft Shareholders Meeting; provided that Kraft may adjourn or postpone the Kraft Shareholders Meeting to a later date to the extent Kraft believes in good faith that such adjournment or postponement is reasonably necessary (i) to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of Kraft Common Stock within a reasonable amount of time in advance of the Kraft Shareholders Meeting, (ii) to allow reasonable additional time to solicit additional proxies necessary to obtain the Kraft Shareholder Approval, (iii) to ensure that there are sufficient shares of Kraft Common Stock represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Kraft Shareholders Meeting or (iv) otherwise to comply with applicable Law. Kraft shall use its reasonable best efforts to solicit the Kraft Shareholder Approval and shall, through the Kraft Board, recommend to its shareholders that they give the Kraft Shareholder Approval and shall include such recommendation in the Proxy Statement, except to the extent that the Kraft Board shall have made an Adverse Recommendation Change as permitted by Section 5.05(f).

SECTION 6.02. Access to Information; Confidentiality. Upon reasonable notice and subject to applicable Law, each of Kraft and Heinz shall, and shall cause each of their respective Subsidiaries to, afford to the other party and such other party’s Subsidiaries and their Representatives reasonable access during the period prior to the Effective Time to all their respective properties, books, Contracts, personnel and records and, during such period, each of Kraft and Heinz shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party all information concerning its business, finances, properties and personnel as such other party may reasonably request; provided that either party may withhold any document or information (a) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement (or entered into after the date of this Agreement in the ordinary course of business) and in accordance with Section 5.05 (provided that the withholding party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (b) the disclosure of which would violate any Law or fiduciary duty (provided that the withholding party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or fiduciary duty) or (c) that is subject to any attorney-client privilege (provided that the withholding party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of attorney-client privilege). If any material is withheld by such party pursuant to the proviso to the preceding sentence, such party shall inform the other party as to the general nature of what is being withheld. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated January 29, 2015, between Kraft and Heinz Company (the “Confidentiality Agreement”).

SECTION 6.03. Required Actions. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall (and shall cause each of their respective Subsidiaries to) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary to consummate and make effective, as promptly as practicable, the Merger and the other Transactions in accordance with the terms hereof.

(b) Without limiting the generality of Section 6.03(a), each of Heinz and Kraft shall (i) take all action necessary to ensure that no Takeover Statute or similar statute or regulation is or becomes applicable to this Agreement or any Transaction and (ii) if any Takeover Statute or similar statute or regulation becomes applicable to this Agreement or any Transaction, take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement.

(c) Without limiting the generality of Section 6.03(a), each of Heinz and Kraft shall, and, to the extent any of Heinz’s Affiliates are required to under applicable Laws, Heinz shall cause such Affiliates to, (i) provide all necessary notices, reports, registrations, submissions of information, applications and other filings, and obtain as promptly as practicable all consents, licenses, permits, waivers, approvals, clearances and authorizations orders of, or nonactions by (collectively, “Consents”), any Governmental Entity and any other Person that are required to be effected or obtained by Heinz, Merger Sub I, Merger Sub II or Kraft, or any of their respective Subsidiaries, in connection with the consummation of the Transactions, and take all necessary actions to obtain any such Consents from any Governmental Entity that are required to be so effected or obtained, (ii) prosecute all such filings and Consents with all appropriate diligence,

(iii) furnish all information required to be furnished in connection with the Consents of or filings with any Governmental Entity, and promptly cooperate with and furnish information in connection with any such requirements imposed upon either of them or any of their respective Subsidiaries in connection with this Agreement and the Transactions, (iv) execute and deliver any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement, (v) facilitate obtaining any final order, writ, judgment or decree approving the Transactions consistent with this Agreement, (vi) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (vii) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other in doing, all things necessary to avoid or eliminate each and every legal impediment that may be asserted by any Governmental Entity so as to enable the parties hereto to consummate and make effective, as promptly as practicable, the Merger and the other Transactions in accordance with the terms hereof, including proposing, negotiating, committing to and effecting any terms, conditions, obligations, commitments or liabilities or the entry into any other arrangements, as are necessary or reasonably advisable in order to obtain the Consents, avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any Injunction (whether temporary, preliminary or permanent) that would otherwise have the effect of materially delaying or preventing the consummation of the Merger and the other Transactions (subject, in the case of this clause (vii), to the proviso set forth in Section 6.03(d) below), in the case of each of clauses (i) through (vii), other than with respect to notices, reports, registrations, submissions, applications and other filings, Consents, lawsuits or other legal proceedings relating to or under the HSR Act or any other Antitrust Law, which are dealt with in Section 6.03(d) below.

(d) Without limiting the generality of Section 6.03(a) or Section 6.03(c), each of Heinz and Kraft shall, and, to the extent any of Heinz’s Affiliates are required to under applicable Laws, Heinz shall cause such Affiliates to, (i) as promptly as reasonably practicable (but in no event later than ten Business Days after the date of this Agreement) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions, (ii) as promptly as practicable make all filings and deliver all notices required under all other Antitrust Laws, (iii) thereafter as promptly as practicable make all other submissions with respect to the Transactions required under the HSR Act and any other Antitrust Law and supply any additional information and documentary material that may be requested pursuant to the HSR Act and any other Antitrust Law (and, in response to any request for any additional information and documentary material under the HSR Act, take all necessary actions to be in substantial compliance with the requirements thereof as promptly as practicable after the receipt thereof) and (iv) subject to the proviso in the second following sentence and to the last sentence of this Section 6.03(d), take all necessary actions to cause the expiration or termination of the applicable waiting periods under the HSR Act or to obtain any Consents required under any other Antitrust Laws as soon as practicable after the date hereof. Both of Heinz and Kraft shall use their reasonable best efforts to cause any such filings to be in substantial compliance with the requirements of the HSR Act or any other applicable Antitrust Law. Each of Heinz and Kraft shall (and shall cause each of their respective Subsidiaries to) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other in doing, all things necessary to avoid or eliminate each and every legal impediment (including by defending through litigation on the merits) under any applicable Antitrust Law that may be asserted by any Governmental Entity or any other Person so as to enable the parties hereto to consummate and make effective, as promptly as practicable, the Merger and the other Transactions in accordance with the terms hereof, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders or otherwise, the sale, divestiture or disposition of their assets, properties or businesses, and the entrance into such other arrangements (all of the foregoing being referred to as “Remedy Actions”), as are necessary or reasonably advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any Injunction (whether temporary, preliminary or permanent) that would otherwise have the effect of materially delaying or preventing the consummation of the Merger and the other Transactions (it being understood that Heinz, in full consultation with Kraft, will coordinate and direct activities, if any, with Governmental Entities and third parties relating to such Remedy Actions in each case in accordance with the requirements of, and subject to the limitations set forth in, this Section 6.03(d)); provided that, notwithstanding the foregoing or any other provision of this Agreement to the contrary, nothing contained in this Agreement shall require or obligate Heinz, Kraft or any of their Subsidiaries to agree to or otherwise be required to commit to, execute or consummate any such sale, divestiture, disposition or arrangement or other Remedy Action, if doing so would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of Heinz, Kraft and their respective Subsidiaries, taken as a whole. Nothing in this Section 6.03 shall require any party to take or agree to take any such action with respect to its business or operations pursuant to this Section 6.03 unless the effectiveness of such agreement or action is conditioned upon the Closing (and Kraft shall not take or agree to take any action with respect to its business or operations pursuant to this Section 6.03 without the prior written consent of Heinz (such consent not to be withheld, conditioned or delayed if doing so would be inconsistent with Heinz’s obligations hereunder)). For the avoidance of doubt and notwithstanding anything to the contrary in this Section 6.03 or elsewhere in this Agreement, none of 3G Capital Ltd., Berkshire Hathaway Inc. or any of their respective Affiliates (in each case other than Heinz and its Subsidiaries) shall be required (and none of Heinz, Merger Sub I or Merger Sub II will have any obligation to cause them) to sell, divest or dispose of, or enter into any other arrangements or take any other Remedy Action with respect to, their assets, properties or businesses pursuant to this Section 6.03 or any other provision of this Agreement.

(e) Subject to applicable Law and the instructions of any Governmental Entity, Heinz and Kraft shall each advise the other promptly, but in any event within two Business Days, of (and shall promptly furnish the other with copies of) any notice or other communication received by such party or any of its Affiliates from any Governmental Entity regarding any of the Transactions, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with any Governmental Entity in connection with the Transactions, and each party shall generally keep the other apprised of the status of matters relating to completion of the Transactions. Subject to applicable Law, neither Heinz nor Kraft shall permit any of its respective Subsidiaries or Representatives to participate in any substantive or material meeting or telephone conversation with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to the Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental

Entity, gives the other party the opportunity to attend and participate in such meeting or conversation. Each of Heinz and Kraft shall (i) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement or any of the Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity and (ii) subject to applicable Law, furnish the other party with copies of all filings, submissions, correspondence and communications (and memoranda setting forth the substance thereof) between it and their respective Subsidiaries and Representatives, on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement and the Transactions.

(f) Heinz shall use its reasonable best efforts to cause the shares of Heinz Common Stock to be issued as Merger Consideration and any shares of Heinz Common Stock issuable following the Effective Time in respect of the awards described in Section 6.04 and Section 6.11 to be approved for listing on NASDAQ or the NYSE, as selected by Heinz in consultation with Kraft, subject to official notice of issuance prior to the Closing Date.

(g) Kraft shall give Heinz the opportunity to participate in the defense or settlement of any shareholder litigation against Kraft or its directors relating to the Merger and the other Transactions, and no such settlement shall be agreed to by Kraft without the prior written consent of Heinz (such consent not to be unreasonably withheld, conditioned or delayed).

SECTION 6.04. Kraft Stock Plan. (a) Prior to the Effective Time, the Kraft Board (or, if appropriate, any committee thereof administering the Kraft Stock Plan) shall adopt such resolutions or take such other actions as may be required to effect the following:

(i) Each Kraft Restricted Share that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into (A) a share of restricted Heinz Common Stock, subject to the same terms and conditions as were applicable to such Kraft Restricted Share immediately prior to the Effective Time and (B) the right to receive the Special Dividend Per Share Amount in accordance with Section 6.15.

(ii) Each Kraft RSU that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into (A) a restricted stock unit, subject to the same terms and conditions as were applicable to such Kraft RSU immediately prior to the Effective Time, with respect to a number of shares of Heinz Common Stock equal to the number of shares of Kraft Common Stock underlying such award and (B) the right to receive a cash payment equal to the Special Dividend Per Share Amount no later than 30 days following the Effective Time.

(iii) Each Kraft DCU that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into (A) a deferred compensation unit, subject to the same terms and conditions as were applicable to such Kraft DCU immediately prior to the Effective Time, with respect to a number of shares of Heinz Common Stock equal to the number of shares of Kraft Common Stock underlying such award and (B) the right to receive a cash payment equal to the Special Dividend Per Share Amount no later than 30 days following the Effective Time.

(iv) Each Kraft Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be adjusted into an option to purchase, subject to the same terms and conditions as were applicable to such Kraft Stock Option immediately prior to the Effective Time (including applicable vesting conditions but excluding the number of shares subject to such Kraft Stock Option and the exercise price of such Kraft Stock Option), (A) that number of shares of Kraft Common Stock, rounded down to the nearest whole share, equal to the quotient determined by dividing (1) the total number of shares of Kraft Common Stock subject to such Kraft Stock Option immediately prior to the Effective Time by (2) the Option Adjustment Ratio and (B) at a per-share exercise price, rounded up to the nearest whole cent, equal to the product determined by multiplying (1) the exercise price per share of Kraft Common Stock at which such Kraft Stock Option was exercisable immediately prior to the Effective Time by (2) the Option Adjustment Ratio (each Kraft Stock Option so adjusted, an “Adjusted Kraft Stock Option”). For the avoidance of doubt, all Adjusted Kraft Stock Options that will vest upon the consummation of the Merger pursuant to their terms as of the date of this Agreement will be converted into vested options to purchase shares of Heinz Common Stock as provided in the preceding sentence. For purposes of this Agreement, the “Option Adjustment Ratio” shall mean the quotient determined by dividing (A) the closing price of Heinz Common Stock on the first trading day following the Closing (as reported in The Wall Street Journal (Northeast edition) or, if not reported therein, in another authoritative source mutually selected by Heinz and Kraft) by (B) the closing price of Kraft Common Stock on the trading day immediately prior to the trading day on which the Kraft Common Stock trades ex-dividend with respect to the Special Dividend, or if the Kraft Common Stock does not ever trade ex-dividend, on the trading day immediately prior to the Closing (as reported in The Wall Street Journal (Northeast edition) or, if not reported therein, in another authoritative source mutually selected by Heinz and Kraft) (the “Final Kraft Pre-Dividend Price”). Notwithstanding the forgoing, the exercise price and the number of shares of Heinz Common Stock purchasable pursuant to the Kraft Stock Options shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of any Kraft Stock Option to which Section 422 of the Code applies, the exercise price and the number of shares of Heinz Common Stock purchasable pursuant to such option shall be determined subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.

(v) Each Kraft SAR, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be adjusted into a stock appreciation right with respect to, subject to the same terms and conditions as were applicable to such Kraft SAR immediately prior to the Effective Time (including applicable vesting conditions but excluding the number of shares subject to such stock appreciation right and the reference price of such Kraft SAR), (A) that number of shares of Kraft Common

Stock, rounded down to the nearest whole share, equal to the quotient determined by dividing (1) the total number of shares of Kraft Common Stock subject to such Kraft SAR immediately prior to the Effective Time by (2) the Option Adjustment Ratio and (B) at a per-share reference price, rounded up to the nearest whole cent, equal to the product determined by multiplying (1) the reference price per share of Kraft SAR at which such Kraft SAR was exercisable immediately prior to the Effective Time by (2) the Option Adjustment Ratio. Notwithstanding the foregoing, the reference price and the number of shares of Heinz Common Stock subject to the Kraft SARs shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of any Kraft SAR to which Section 422 of the Code applies, the reference price and the number of shares of Heinz Common Stock subject to such stock appreciation right shall be determined subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.

(vi) Each Kraft Deferred Share that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, (A) be converted into a deferred share subject to the same terms and conditions as were applicable to such award immediately prior to the Effective Time, with respect to a number of shares of Heinz Common Stock equal to the number of shares of Kraft Common Stock underlying such award and (B) accrue additional deferred shares in respect of the Special Dividend in accordance with the terms of the Kraft Stock Plan, the applicable award agreement thereunder or past practice with respect to such accruals as discussed in the Kraft SEC Reports.

(vii) Each award of Kraft Performance Shares that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into the right to receive a cash payment equal to the target number of Kraft Performance Shares subject to such award multiplied by the Final Kraft Pre-Dividend Price (the “Performance Share Amount”), paid as follows: (A) a pro-rata payment equal to the Performance Share Amount multiplied by a fraction, the numerator of which is the number of full or partial months that have elapsed since the beginning of the applicable performance period to the Closing Date, and the denominator of which is the total number of months in such performance period, will be paid no later than 30 days following the Effective Time and (B) the remaining portion of the Performance Share Amount will be paid on the earlier of (1) the first anniversary of the Closing Date, subject to the holder’s continued employment with Heinz, the Heinz Company or either of their respective Subsidiaries, or (2) the holder’s termination of employment without “Cause” (as defined in the Kraft Stock Plan) or, in the case of a holder who is a participant in the Kraft Change in Control Severance Plan for Key Executives (the “Kraft CIC Plan”), resignation for “Good Reason” (as defined in the Kraft CIC Plan) (each such type of termination, a “Qualifying Termination”); provided, however, that in the event that a holder’s employment with Heinz, the Heinz Company or either of their respective Subsidiaries terminates following the Closing Date for reasons other than a Qualifying Termination, such holder’s right to receive the payment specified in clause (B) above shall terminate.

(b) For the avoidance of doubt, each outstanding unvested award under the Kraft Stock Plan that converts into an unvested award with respect to Heinz Common Stock pursuant to Section 6.04(a) above shall remain eligible for accelerated vesting in connection with certain terminations of service on or following the Closing Date as provided by Section 6(a)(iv) of the Kraft Stock Plan, subject to all applicable terms and conditions thereof.

(c) The Kraft Board (or, if appropriate, any committee of the Kraft Board administering the ESPP) shall adopt such resolutions or take such other actions as may be required to provide that with respect to the ESPP (i) no offering period shall be commenced after the offering period that will commence on April 1, 2015, and no participant shall be entitled to begin participating in the ESPP after the date of this Agreement, (ii) each participant’s outstanding right to purchase Kraft Common Stock under the ESPP shall terminate on the earlier of (A) September 30, 2015 or (B) any “New Purchase Date” (as defined in the ESPP) occurring prior to the Effective Time as may be determined by Kraft under the terms of the ESPP; provided that (1) all amounts allocated to each participant’s account under the ESPP as of such date shall thereupon be used to purchase whole shares at the applicable price determined under the terms of the ESPP for such offering period using such date as the final purchase date for each such offering period and (2) all such shares delivered in respect of such purchases shall be purchased by Kraft on the open market prior to the distribution of the Proxy Statement and (iii) the ESPP shall terminate prior to the Effective Time.

(d) At the Effective Time, Heinz shall assume the Kraft Stock Plan and MSPP and all obligations of Kraft under the Kraft Stock Plan and MSPP; provided, however, that Kraft shall not permit any deferral elections to be made under the MSPP after the date of this Agreement. As soon as practicable after the Effective Time, Heinz shall deliver appropriate notices setting forth such holders’ rights pursuant to this Section 6.04, and the agreements evidencing awards held by such holders shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.04 after giving effect to the Merger).

(e) Heinz shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Heinz Common Stock for delivery upon exercise or settlement of the awards described in Section 6.04 and Section 6.11. As soon as reasonably practicable after the Effective Time, to the extent necessary, Heinz shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Heinz Common Stock underlying the awards described in Section 6.04 and Section 6.11 and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.

SECTION 6.05. Employee Matters. (a) Heinz agrees that each employee of Kraft and its Subsidiaries at the Effective Time who continues to be employed with Heinz, Heinz Company or either of their respective Subsidiaries (a “Continuing Employee”) shall, during the period commencing at the Effective Time and ending on December 31, 2015, be provided with (i) base salary or base wage that is no less favorable than the base salary or base wage provided by Kraft and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time, (ii) target annual cash bonus and long-term incentive opportunities that are no less favorable than the target annual cash bonus and long-term incentive opportunities provided by Kraft and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time, (iii) defined contribution retirement, pension and welfare benefits that are no less favorable in the aggregate than those provided by Kraft and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time and (iv) severance benefits that are no less favorable than the severance benefits provided by Kraft and its Subsidiaries to such Continuing Employees immediately prior to the Effective Time. Heinz further agrees that each Continuing Employee shall (A) during calendar year 2016, be provided with (1) base salary or base wage that is no less favorable than the base salary or base wage provided by Kraft and its Subsidiaries to such Continuing Employee immediately prior to the Effective Time, (2) a target annual cash bonus opportunity that is no less favorable than the target annual cash bonus opportunity provided by Kraft and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time and (3) employee benefits that are no less favorable in the aggregate than either (x) those provided by Kraft immediately prior to the Effective Time or (y) if such Continuing Employee becomes eligible to participate in Heinz Benefit Plans, those provided to similarly-situated employees of Heinz and (B) during the period commencing on January 1, 2016, and ending on the first anniversary of the Closing Date, severance benefits that are no less favorable than the severance benefits provided by Kraft and its Subsidiaries to such Continuing Employees immediately prior to the Effective Time. Notwithstanding the foregoing, the requirements of this Section 6.05(a) shall not apply to Continuing Employees who are covered by a collective bargaining agreement.

(b) Heinz shall, or shall cause the Heinz Company or another of Heinz’s Affiliates to, pay annual cash performance bonuses for 2015 (“2015 Bonuses”) to each Kraft employee who, as of the date of this Agreement, was granted an opportunity to receive such a bonus (a “Bonus Eligible Employee”) in such amount and at such time as determined in accordance with this Section 6.05(b).

(i) Except as set forth in Section 6.05(b)(ii) or Section 6.05(b)(iii), 2015 Bonuses shall be based on individual performance goals deemed met and achievement of corporate performance goals at the greater of target or actual performance achieved through the Closing Date (“Best Performance”) and paid at such time as Kraft generally paid such bonuses in the ordinary course (after December 31, 2015, but no later than March 15, 2016).

(ii) For any Bonus Eligible Employee who experiences a Qualifying Termination on or prior to December 31, 2015, 2015 Bonuses shall be based on Best Performance, pro-rated for the number of full or partial months elapsed in 2015 prior to the Qualifying Termination and paid upon the Qualifying Termination.

(iii) For any Bonus Eligible Employee who experiences a termination of employment (other than a Qualifying Termination) on or prior to December 31, 2015, 2015 Bonuses shall be based on the Bonus Eligible Employee’s target bonus opportunity, pro-rated for the number of full or partial months elapsed in 2015 prior to the Closing Date and paid at such time as Kraft generally paid such bonuses in the ordinary course (after December 31, 2015, but no later than March 15, 2016).

(c) Heinz shall, or shall cause Heinz Company or another of Heinz’s Affiliates to, (1) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Heinz or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (2) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (3) give each Continuing Employee service credit for such Continuing Employee’s employment with Heinz and its Subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable Heinz Benefit Plan, as if such service had been performed with Heinz and its Subsidiaries, except for benefit accrual under defined benefit pension plans or to the extent it would result in a duplication of benefits.

(d) Heinz acknowledges that the consummation of the Merger shall be a “change in control” for purposes of the Kraft Benefit Plans and shall, or shall cause Heinz Company or another of Heinz’s Affiliates to, honor all employee benefit obligations to current and former employees under the Kraft Benefit Plans in accordance with their terms.

(e) Nothing contained in this Agreement is intended to (1) be treated as an amendment of any particular Kraft Benefit Plan, (2) prevent Heinz, Heinz Company or any of their Affiliates from amending or terminating any of their benefit plans in accordance with their terms, (3) prevent Heinz, Heinz Company or any of their Affiliates, after the Effective Time, from terminating the employment of any Continuing Employee, or (4) create any third-party beneficiary rights in any employee of Kraft or Heinz or any of their respective Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any employee of Kraft and its Subsidiaries by Kraft or any Continuing Employee by Heinz, Heinz Company or any of their Affiliates or under any benefit plan which Heinz, Heinz Company or any of their Affiliates may maintain.

SECTION 6.06. Debt Matters. (a) Each of Heinz and Kraft shall, shall cause their respective Subsidiaries to, and shall use reasonable best efforts to cause their respective Representatives to, provide reasonable cooperation with the other party in connection with the refinancing of the Specified Notes on the Closing Date (if not refinanced before by Kraft) and the Kraft Credit Facility on the Closing Date (the “Kraft Debt Refinancing”).

(b) Kraft shall, shall cause the Kraft Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives to, provide reasonable cooperation with Heinz in arranging, consummating and funding any other financing deemed reasonably necessary or advisable by Heinz in connection with the Transactions, including, in each case, making Kraft’s officers available to the arrangers and potential lenders of any such financings for a reasonable number of meetings at reasonable times, and providing all information reasonably requested by the arrangers and potential lenders of any such financings.

(c) Kraft shall use its reasonable best efforts to cause the administrative agent under the Kraft Credit Facility, by no later than the third Business Day prior to the Closing Date, to deliver to Kraft a customary payoff letter or similar document specifying the aggregate amount of obligations (including principal, interest, fees, expenses and other amounts payable under the Kraft Credit Facility) that will be outstanding as of the Closing Date.

(d) Notwithstanding any other provision in this Section 6.06 (but subject to the following sentence), (i) neither Kraft nor any Kraft Subsidiary shall be required to incur any monetary liability in connection with any financing or other arrangements contemplated under this Section 6.06 prior to the Closing or to cause any such arrangements to become effective or be funded prior to the Closing, (ii) nothing in this Section 6.06 shall require action to the extent that it would (A) cause any condition to Closing set forth herein to not be satisfied or otherwise cause any breach of this Agreement, (B) require Kraft or any Kraft Subsidiary to take any action that would conflict with or violate any organizational documents or would be reasonably expected to violate any Law or result in a breach of, or default under, any Contract or (C) unreasonably interfere in the operations of Kraft and the Kraft Subsidiaries, (iii) no Representative of Kraft or the Kraft Subsidiaries shall be required to take any corporate actions or provide approvals in connection with any financing or refinancing, (iv) neither Kraft nor any of the Kraft Subsidiaries shall be required to execute prior to the Closing any definitive financing documents and (v) Heinz, Merger Sub I and Merger Sub II shall jointly and severally indemnify, defend and hold harmless Kraft and its Representatives, from and against any liability or obligation to any Person in connection with any action required or requested under this Section 6.06. The provisions of this Section 6.06(d) shall not apply to any refinancing of the Specified Notes undertaken by Kraft prior to the Closing Date.

SECTION 6.07. Indemnification and Directors and Officers Insurance. (a) From and after the Effective Time, Heinz and Heinz Company (as successor to the Surviving Company and the Initial Surviving Company) shall indemnify and hold harmless, to the fullest extent that would have been permitted under the Laws applicable to Kraft prior to the Effective Time (and shall also advance expenses as incurred to the fullest extent permitted under such applicable Law; provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each current or former director or officer of Kraft or any Kraft Subsidiary (in each case, when acting in such capacity) (each, an “Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the Transactions.

(b) The rights of the Indemnified Parties under this Section 6.07 shall be in addition to any rights such Indemnified Parties may have under the articles of incorporation or by-laws or comparable organizational documents of Kraft or any Kraft Subsidiary, or under any applicable Contracts or Laws. All obligations in respect of all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring prior to the Effective Time now existing in favor of any Indemnified Party shall be assumed, at the Effective Time, by the Initial Surviving Company and, at the Subsequent Effective Time, by the Surviving Company, and shall survive the Merger and the Subsequent Merger and continue in full force and effect in accordance with their terms. Heinz shall cause (i) the Initial Surviving Company, (ii) following the Subsequent Merger, the Surviving Company and (iii) following the merger of the Surviving Company with and into Heinz Company, Heinz Company, to assume and perform all such obligations.

(c) For the benefit of Kraft’s current and former directors and officers, Kraft shall be permitted, prior to the Effective Time, and if Kraft fails to do so, Heinz shall cause Heinz Company (as successor to the Surviving Company and the Initial Surviving Company), to obtain and fully pay the premium, subject to the maximum annual premium referred to in the first proviso to this Section 6.07(c), for the extension of (i) the directors’ and officers’ liability coverage of Kraft’s existing directors’ and officers’ insurance policies and (ii) Kraft’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six years from and after the Effective Time that shall be from an insurance carrier with the same or better credit rating as Kraft’s insurance carrier as of the date hereof with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable as Kraft’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement, the Merger or the other Transactions). If Kraft and Heinz Company for any reason fail to obtain such “tail” insurance policies as of the Effective Time, Heinz Company shall, and Heinz shall cause Heinz Company to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O insurance in place as of the date of this Agreement with benefits and levels of coverage at least as favorable as provided in Kraft’s existing policies as of the date of this Agreement, or Heinz Company shall, and Heinz shall cause Heinz Company to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in Kraft’s existing policies as of the date of this Agreement; provided, however, that in no event shall Heinz or Heinz Company be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by Kraft for such insurance; and, provided, further that if the annual premiums of such insurance coverage exceed such amount, Heinz Company shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. Heinz shall cause the D&O Insurance to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by Heinz Company (as successor to the Surviving Company and the Initial Surviving Company).

(d) The provisions of this Section 6.07 will survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs. After the Effective Time, Heinz Company (as successor to the Surviving Company and the Initial Surviving Company) will pay or cause to be paid (as incurred) all expenses, including reasonable attorneys’ fees and expenses, that an Indemnified Party may incur in enforcing the indemnity and other obligations provided for in this Section 6.07 (subject to reimbursement to the extent the Indemnified Party is subsequently determined not to be entitled to indemnification under Section 6.07(a)).

(e) If Heinz Company (as successor to the Surviving Company and the Initial Surviving Company), Heinz or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision will be made so that the successors and assigns of Heinz Company will assume the obligations set forth in this Section 6.07.

SECTION 6.08. Fees and Expenses. (a) Except as provided in this Section 6.08, all costs and expenses incurred in connection with this Agreement, the Merger and the other Transactions will be paid by the party incurring such costs and expenses; provided that Heinz and Kraft shall share equally all fees and expenses in relation to the printing and filing of the Form S-4 and the printing, filing and distribution of the Proxy Statement, other than attorneys’ and accountants’ fees and expenses.

(b) In the event that:

(i) (A) a bona fide Takeover Proposal shall have been made directly to Kraft’s shareholders or any Person shall have publicly announced a Takeover Proposal or any Takeover Proposal otherwise becomes publicly known after the date hereof and prior to the Kraft Shareholders Meeting and thereafter, (B) (1) this Agreement is terminated by either Heinz or Kraft pursuant to Section 8.01(c) or 8.01(d) or (2) this Agreement is terminated by Heinz pursuant to Section 8.01(e) and (C) Kraft (1) enters into a definitive agreement with respect to a transaction contemplated by a Takeover Proposal or (2) consummates such a transaction (whether or not the same Takeover Proposal that is referenced in clause (A)), in each case, within 12 months of the date this Agreement is terminated (for purposes of this Section 6.08(b)(i)(C) only, each reference in the definition of “Takeover Proposal” to “20% or more” being deemed to be “more than 35%”, in the event the definitive agreement or transaction in respect of such Takeover Proposal is entered into or consummated, as applicable, with the same Person (or any of its Affiliates) that made or announced the Takeover Proposal that is referenced in clause (A) or “more than 50%”, if otherwise);

(ii) this Agreement is terminated by Kraft pursuant to Section 8.01(h); or

(iii) this Agreement is terminated by Heinz pursuant to Section 8.01(g), other than in circumstances where (1) the Adverse Recommendation Change was made as a result of a Material Adverse Effect on Heinz and (2) prior to the date of the Adverse Recommendation Change, no Takeover Proposal had been received by Kraft of any of its Subsidiaries;

then Kraft will pay Heinz a fee equal to $1,200,000,000 (the “Termination Fee”), less the amount of the Expense Fee (if any) previously paid by Kraft to Heinz pursuant to the following paragraph, by wire transfer of same day funds to an account designated by Heinz, in the case of a termination referred to in Section 6.08(b)(i), substantially concurrently with or prior to the earlier of the entering into of the definitive agreement or the consummation of the transaction referred to therein, in the case of a termination referred to in Section 6.08(b)(ii), substantially concurrently with or prior to, such termination and, in the case of a termination by Heinz referred to in Section 6.08(b)(iii), within two Business Days after such termination.

In the event that this Agreement is terminated by Heinz pursuant to Section 8.01(c), then Kraft will pay to Heinz the Expense Fee, by wire transfer of same day funds to an account designated by Heinz, within two Business Days after such termination, and thereafter Kraft shall be obligated to pay to Heinz the Termination Fee (less the amount of the Expense Fee previously actually paid to Heinz pursuant to this sentence) in the event such Termination Fee is payable pursuant to this Section 6.07. As used in this Agreement, the “Expense Fee” means an amount equal to the lesser of (x) $15,000,000 and (y) the aggregate of all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers to Heinz and its Affiliates), incurred by Heinz, Merger Sub I and Merger Sub II or on their behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, any filings or submissions under applicable Antitrust Laws or other Laws in connection with the Transactions or any other matters related to the Merger and the other Transactions.

(c) Kraft acknowledges that the agreements contained in this Section 6.08 are an integral part of the Merger and the other Transactions and that, without these agreements, Heinz would not enter into this Agreement. Accordingly, if Kraft fails promptly to pay the amounts due pursuant to this Section 6.08 and, in order to obtain such payment, Heinz commences a suit that results in a judgment against Kraft for the amounts set forth in this Section 6.08, Kraft will pay to Heinz interest, from the date such payment was required to be made, on the amounts set forth in this Section 6.08 at a rate per annum equal to the three-month LIBOR (as reported in The Wall Street Journal (Northeast edition) or, if not reported therein, in another authoritative source selected by the party entitled to such amounts) on the date such payment was required to be made (or if no quotation for three-month LIBOR is available for such date, on the next preceding date for which such a quotation is available) plus 250 basis points. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge and agree that (i) in the event that the Termination Fee becomes payable and is paid by Kraft, the Termination Fee shall be Heinz’s, Merger Sub I’s and Merger Sub II’s sole and exclusive remedy for monetary damages under this Agreement and (ii) in no event shall Kraft be required to pay the Termination Fee or the Expense Fee, as applicable, on more than one occasion.

SECTION 6.09. Certain Tax Matters. (a) Heinz and Kraft shall each use its reasonable best efforts to cause the Merger and the Subsequent Merger to qualify for the Intended Tax Treatment, including (i) not taking any action that such party knows would reasonably be expected to prevent such qualification and (ii) considering and negotiating in good faith such amendments to this Agreement as may be reasonably required in order to obtain such qualification (it being understood that no party will be required to agree to any such amendment). For Federal income Tax purposes, each of Heinz, Kraft, Merger Sub I and Merger Sub II shall report the Merger and the Subsequent Merger and the other Transactions in a manner consistent with such qualification.

(b) Heinz and Kraft shall each use its reasonable best efforts to obtain the Tax opinions described in Sections 7.02(c) and 7.03(c), including by causing its officers to execute and deliver to the law firms delivering such Tax opinions certificates substantially in the form attached hereto as Exhibits C-2 and D-2 at such time or times as may reasonably be requested by such law firms, including at the time the Form S-4 is filed and at the Closing Date. Each of Heinz, Kraft, Merger Sub I and Merger Sub II shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations included in the certificates described in this Section 6.09. The parties’ right to take any action disclosed in Section 5.01, 5.02 or 5.03 of the Heinz Disclosure Letter or the Kraft Disclosure Letter, as applicable, shall be subject to and subordinate to the parties’ respective obligations under this Section 6.09.

SECTION 6.10. No Heinz Change in Control. Prior to the Closing Date, Heinz shall take all actions necessary, including pursuant to actions through its board of directors, to ensure that no “change in control” or similar event has or will occur for the purposes of any Heinz Benefit Plan in connection with either the execution and delivery of this Agreement or the consummation of the Merger or the other Transactions (either alone or in conjunction with any other event).

SECTION 6.11. Heinz Stock Plan. Prior to the Pre-Closing Heinz Share Conversion, the Heinz Board (or, if appropriate, any committee thereof administering the Heinz Stock Plan) shall adopt such resolutions or take such other actions as may be required to effect the following:

(a) Each Heinz Stock Option, whether vested or unvested, that is outstanding immediately prior to the Pre-Closing Heinz Share Conversion shall, as of the Pre-Closing Heinz Share Conversion, automatically and without any action on the part of the holder thereof, be adjusted such that following the Pre-Closing Heinz Share Conversion it represents an option to purchase, subject to the same terms and conditions as were applicable to such Heinz Stock Option immediately prior to the Pre-Closing Heinz Share Conversion (including applicable vesting conditions but excluding the number of shares subject to such stock option and the exercise price of such Heinz Stock Option) (i) that number of shares of Heinz Common Stock, rounded down to the nearest whole share, equal to the product determined by multiplying (A) the total number of shares of Heinz Common Stock subject to such Heinz Stock Option immediately prior to the Pre-Closing Heinz Share Conversion by (B) the Heinz Share Conversion Ratio and (ii) at a per-share exercise price, rounded up to the nearest whole cent, equal to the quotient determined by dividing (A) the exercise price per share of Heinz Common Stock at which such Heinz Stock Option was exercisable immediately prior to the Effective Time by (B) the Heinz Share Conversion Ratio, provided, however, that the exercise price and the number of shares of Heinz Common Stock purchasable pursuant to the Heinz Stock Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Heinz Stock Option to which Section 422 of the Code applies, the exercise price and the number of shares of Heinz Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.

(b) Each Heinz RSU that is outstanding immediately prior to the Pre-Closing Heinz Share Conversion shall, as of the Pre-Closing Heinz Share Conversion, automatically and without any action on the part of the holder thereof, be adjusted such that following the Pre-Closing Heinz Share Conversion it represents a restricted stock unit, subject to the same terms and conditions as were applicable to such Heinz RSU immediately prior to the Pre-Closing Heinz Share Conversion, with respect to a number of shares of Heinz Common Stock, rounded to the nearest whole share, equal to the product determined by multiplying (i) the total number of shares of Heinz Common Stock subject to such Heinz RSU immediately prior to the Pre-Closing Heinz Share Conversion by (ii) the Heinz Share Conversion Ratio.

SECTION 6.12. Section 16 Matters. Prior to the Effective Time, Heinz and Kraft each shall take all such steps as may be required to cause (a) any dispositions of Kraft Common Stock (including, in each case, derivative securities with respect thereto) resulting from the Merger and the other Transactions by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Kraft immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of Heinz Common Stock (including derivative securities with respect to Heinz Common Stock) resulting from the Merger and the other Transactions, by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Heinz, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.13. Governance Matters. (a) Subject to the terms and conditions set forth in this Agreement, Heinz shall take all necessary actions to cause the Heinz Charter and the Heinz By-laws to be amended and restated as of immediately prior to the Effective Time in accordance with Section 1.05.

(b) Effective upon and following the Effective Time, (i) Heinz will change the name of Heinz to “The Kraft Heinz Company” and (ii) Heinz will cause Heinz Company to change the name of Heinz Company to a name to be agreed upon between Kraft and Heinz prior to the Effective Time, which name shall be consistent with the naming convention used in clause (i) above.

(c) Effective upon and following the Effective Time, Heinz and Heinz Company will each have co-corporate headquarters, one in the Chicago, Illinois Metropolitan Area and the other in Pittsburgh, Pennsylvania.

(d) Heinz shall take all necessary action to cause, effective at the Effective Time, (i) the Heinz Board to be comprised of 11 directors and (ii) the Heinz Board to be comprised of (A) Alexandre Behring (who will serve as Chairman of the Board), Gregory Abel, Warren Buffett, Tracy Britt Cool, Jorge Paulo Lemann and Marcel Telles and (B) John T. Cahill, L. Kevin Cox, Jeanne P. Jackson, Mackey J. McDonald and John C. Pope.

(e) Effective upon and following the Effective Time, the current Chief Executive Officer of Heinz and the Chairman of the Heinz Board shall continue as the Chief Executive Officer of Heinz and Chairman of the Heinz Board, respectively, and the current Chairman of the Kraft Board shall be the Vice Chairman of the Heinz Board, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(f) Effective upon and following the Effective Time, (i) the Heinz Board shall have an Operations and Strategy Committee of the Board comprised of three members, and (ii) the Operations and Strategy Committee of the Heinz Board will be comprised of the current Chairman of the Kraft Board (who shall be the Chair of the Operations and Strategy Committee of the Heinz Board) and two members selected by Heinz with one such member being affiliated with 3G Capital Partners Ltd. and the other such member being affiliated with Berkshire Hathaway Inc., until the earlier of their resignation or removal or until their successors are duly elected and qualified, as the case may be.

(g) Effective upon and following the Effective Time, the Heinz Board shall designate the current Chair of the Audit Committee of the Kraft Board as the Chair of the Audit Committee of the Heinz Board, until the earlier of his resignation or removal or until his successor is duly elected and qualified, as the case may be.

(h) The Kraft Board shall adopt a resolution, effective immediately prior to the Effective Time, to the effect that the election of the directors constituting the board of directors of Merger Sub I immediately following the Effective Time is approved by the Kraft Board and that such directors shall be deemed to be “continuing directors” of Kraft for purposes of any “change of control” or similar provision in all indentures or other Contracts relating to Indebtedness to which Kraft or the Kraft Subsidiaries are party. The board of directors of the Initial Surviving Company and the executive managers of the Surviving Company shall each adopt resolutions, effective immediately prior to the Subsequent Merger, to the effect that the election of the executive managers constituting the executive managers of the Surviving Company immediately following the time the Initial Surviving Company is merged with and into the Surviving Company is approved by the Initial Surviving Company board and the Surviving Company executive managers, as applicable, and that such directors or executive managers, as applicable, shall be deemed to be “continuing directors” of Kraft, the Initial Surviving Company and the Surviving Company for purposes of any “change of control” or similar provision in all indentures or other Contracts relating to Indebtedness to which Kraft or the Kraft Subsidiaries are party or to which Heinz Company or the Heinz Subsidiaries are party. The executive managers of the Surviving Company and the board of directors of Heinz Company shall each adopt resolutions, effective immediately prior to the time the Surviving Company is merged with and into Heinz Company, to the effect that the election of the directors constituting the board of directors of Heinz Company immediately following the time the Surviving Company is merged with and into Heinz Company is approved by the Surviving Company executive managers and the Heinz Company board, as applicable, and that such directors shall be deemed to be “continuing directors” of Kraft, the Initial Surviving Company, the Surviving Company and Heinz Company for purposes of any “change of control” or similar provision in all indentures or other Contracts relating to Indebtedness to which Kraft or the Kraft Subsidiaries are party or to which Heinz Company or the Heinz Subsidiaries are party.

SECTION 6.14. Equity Investment. Heinz shall arrange and obtain the Equity Investment described in the Equity Investment Letters on the terms and conditions described therein, including (a) maintaining in effect the Equity Investment Letters until the consummation of the Merger and the other Transactions, (b) satisfying on a timely basis all conditions to funding in the Equity Investment Letters and consummating the Equity Investment at or prior to the Closing and (c) enforcing its rights under or with respect to the Equity Investment Letters. Heinz shall not agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under the Equity Investment Letters. Without limiting the generality of the foregoing, Heinz shall give Kraft prompt notice (i) of any actual or alleged breach or default by any party to any of the Equity Investment Letters and (ii) of the receipt of any written notice or other written communication from any equity financing source with respect to any actual or alleged breach, default, termination or repudiation by any party to any of the Equity Investment Letters or any definitive document related to the Equity Investment or any provisions of the Equity Investment Letters or any definitive document related to the Equity Investment.

SECTION 6.15. Special Dividend. Prior to the Closing, Kraft shall declare in accordance with applicable Law a special cash dividend (the “Special Dividend”) in an amount per share of Kraft Common Stock equal to $16.50 (the “Special Dividend Per Share Amount”), to holders of record of the issued and outstanding shares of Kraft Common Stock as of a record date immediately prior to the Closing.

SECTION 6.16. Registration Rights Agreement. At the Effective Time, Heinz and each other party to the Equity Investment Letters shall execute and deliver a Registration Rights Agreement, substantially in the form attached hereto as Exhibit C.

ARTICLE VII

Conditions Precedent

SECTION 7.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction, or waiver by each of the parties, at or prior to the Effective Time of the following conditions:

(a) Kraft Shareholder Approval. The Kraft Shareholder Approval shall have been obtained.

(b) Listing. The shares of Heinz Common Stock to be issued in the Merger shall have been authorized for listing on the NASDAQ or the NYSE, subject to official notice of issuance.

(c) Regulatory Approvals. (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and (ii) the Required Foreign Regulatory Approvals shall have been obtained.

(d) Form S-4. The Form S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or be threatened by the SEC.

(e) No Injunctions or Restraints; Illegality. No material Injunction preventing the consummation of the Merger or any of the other Transactions shall be in effect. No material statute, rule, regulation or Injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

SECTION 7.02. Conditions to Obligations of Heinz. The obligation of Heinz to effect the Merger is also subject to the satisfaction, or waiver by Heinz, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Kraft (other than as set forth in Sections 4.01 (first sentence only), 4.02(a) and (b),

4.03(b)(ii)(B), 4.08(a) and 4.19(a)(clause (ii) of the first sentence only)) of Kraft set forth in this Agreement shall be true and correct on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Kraft, (ii) the representations and warranties of Kraft set forth in Sections 4.01 (first sentence only), 4.02(a) and (b) shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) the representations and warranties of Kraft set forth in Sections 4.03(b)(ii)(B) and 4.19(a)(clause (ii) of the first sentence only) shall be true and correct on the date of this Agreement, and as of the Closing Date, as if made at and as of such date and (iv) the representations and warranties of Kraft set forth in Section 4.08(a) shall be true and correct as of the date of this Agreement, and Heinz shall have received a certificate signed on behalf of Kraft by the Chief Executive Officer or the Chief Financial Officer of Kraft to the foregoing effects.

(b) Performance of Obligations of Kraft. Kraft shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Heinz shall have received a certificate signed on behalf of Kraft by the Chief Executive Officer or the Chief Financial Officer of Kraft to such effect.

(c) Heinz Tax Opinion. Heinz shall have received an opinion of Cravath, Swaine & Moore LLP, Tax counsel to Heinz, substantially in the form attached hereto as Exhibit D-1, on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the date on which the Form S-4 is filed and as of the Closing Date, to the effect that the Merger and the Subsequent Merger will qualify for the Intended Tax Treatment. In rendering such opinion, Cravath, Swaine & Moore LLP shall be entitled to rely upon representations of officers of Kraft, Merger Sub I, Merger Sub II and Heinz made in the form attached hereto as Exhibit D-2.

(d) Absence of Material Adverse Effect on Kraft. Since the date of this Agreement, no event or events or development or developments shall have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Kraft.

SECTION 7.03. Conditions to Obligations of Kraft. The obligation of Kraft to effect the Merger is also subject to the satisfaction, or waiver by Kraft, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Heinz (other than as set forth in Sections 3.01 (first sentence only), 3.02(a) and (b), 3.03(b)(ii)(B), 3.06(c), 3.08(a) and 3.19(a)(clause (ii) of the first sentence only)) set forth in this Agreement shall be true and correct on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Heinz, (ii) the representations and warranties of Heinz set forth in Sections 3.01 (first sentence only), 3.02(a) and (b) and 3.06(c) shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date) (iii) the representations and warranties of Heinz set forth in Sections 3.03(b)(ii)(B) and 3.19(a)(clause (ii) of the first sentence only) shall be true and correct on the date of this Agreement, and as of the Closing Date, as if made at and as of such date and (iv) the representations and warranties of Heinz set forth in Section 3.08(a) shall be true and correct as of the date of this Agreement, and Kraft shall have received a certificate signed on behalf of Heinz by the Chief Executive Officer or the Chief Financial Officer of Heinz to the foregoing effects.

(b) Performance of Obligations of Heinz. Heinz shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Kraft shall have received a certificate signed on behalf of Heinz by the Chief Executive Officer or the Chief Financial Officer of Heinz to such effect.

(c) Kraft Tax Opinion. Kraft shall have received an opinion of Sullivan & Cromwell LLP, Tax counsel to Kraft, substantially in the form attached hereto as Exhibit E-1, on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the date on which the Form S-4 is filed and as of the Closing Date, to the effect that the Merger and the Subsequent Merger will qualify for the Intended Tax Treatment. In rendering such opinion, Sullivan & Cromwell LLP shall be entitled to rely upon representations of officers of Kraft, Merger Sub I, Merger Sub II and Heinz made substantially in the form attached hereto as Exhibit E-2.

(d) Absence of Material Adverse Effect on Heinz. Since the date of this Agreement, no event or events or development or developments shall have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Heinz.

(e) Equity Investment. Heinz shall have obtained at or prior to the Closing Date the Equity Investment described in the Equity Investment Letters on the terms and conditions described therein.

ARTICLE VIII

Termination and Amendment

SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Kraft Shareholder Approval, by action taken or authorized by the board of directors of the terminating party or parties:

(a) by mutual consent of Heinz and Kraft in a written instrument, if the board of directors of each so determines;

(b) by either Heinz or Kraft if any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the Merger or the other Transactions, except that no party may terminate this Agreement pursuant to this Section 8.01(b) if such party’s breach of its obligations under this Agreement proximately contributed to the occurrence of such order;

(c) by either Heinz or Kraft if the Kraft Shareholder Approval shall not have been obtained at an Kraft Shareholders Meeting or any adjournment or postponement thereof at which the vote was taken;

(d) by either Heinz or Kraft if the Merger shall not have been consummated on or before March 31, 2016 (the “End Date”); provided that no party may terminate this Agreement pursuant to this Section 8.01(d) if such party’s breach of its obligations under this Agreement proximately contributed to the failure of the Closing to occur by the End Date;

(e) by Heinz if there shall have been a breach of any of the covenants or agreements or any inaccuracy of any of the representations or warranties set forth in this Agreement on the part of Kraft, which breach or inaccuracy, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.02(a) or (b), and such breach or inaccuracy is incapable of being cured, or is not cured, by Kraft by the End Date or, if capable of being cured by the End Date, Kraft shall not have commenced good faith efforts to cure the breach or inaccuracy within 10 days following receipt of written notice from Heinz and thereafter be continuing such good faith efforts;

(f) by Kraft if there shall have been a breach of any of the covenants or agreements or any inaccuracy of any of the representations or warranties set forth in this Agreement on the part of Heinz, which breach or inaccuracy, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.03(a) or (b), and such breach or inaccuracy is incapable of being cured, or is not cured, by Heinz by the End Date or, if capable of being cured by the End Date, Heinz shall not have commenced good faith efforts to cure the breach or inaccuracy within 10 days following receipt of written notice from Kraft and thereafter be continuing such good faith efforts;

(g) by Heinz, at any time prior to the receipt of the Kraft Shareholder Approval in the event of an Adverse Recommendation Change; or

(h) by Kraft, at any time prior to the receipt of the Kraft Shareholder Approval in connection with entering into an Acquisition Agreement in accordance with Section 5.05(f); provided that prior to or substantially concurrently with such termination Kraft pays Heinz the Termination Fee in accordance with Section 6.08.

SECTION 8.02. Effect of Termination. In the event of termination of this Agreement by either Heinz or Kraft in accordance with Section 8.01, this Agreement shall forthwith become void and have no effect, and none of Heinz, Kraft, any of their respective Subsidiaries or Affiliates or any of the officers or directors of any of the foregoing shall have any liability of any nature whatsoever under this Agreement, or in connection with the Merger and the other Transactions, except that (a) clause (v) of Section 6.06(d), Section 6.08, this Section 8.02, Article IX (other than Section 9.13) and the last sentence of Section 6.02, as well as the Confidentiality Agreement, shall survive any termination of this Agreement and (b) notwithstanding any termination or any contrary provision contained in this Agreement, neither Heinz nor Kraft shall be relieved or released from liability resulting from the willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 8.03. Amendment. Subject to compliance with applicable Law, this Agreement may be amended by Heinz, Merger Sub I, Merger Sub II and Kraft, by action taken or authorized by their respective boards of directors, at any time before or after the Kraft Shareholder Approval; provided that after the Kraft Shareholder Approval has been obtained, any amendment of this Agreement that by applicable Law requires the further approval by the shareholders of Kraft shall be effective only with the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, Heinz (on behalf of itself, Merger Sub I and Merger Sub II) and Kraft may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of Heinz, Merger Sub I or Merger Sub II, in the case of Kraft, or Kraft, in the case of Heinz, (b) waive any inaccuracies in the representations and warranties of Heinz, Merger Sub I or Merger Sub II, in the case of Kraft, or Kraft, in the case of Heinz, contained in this Agreement, and (c) waive compliance by Heinz, Merger Sub I or Merger Sub II, in the case of Kraft, or Kraft, in the case of Heinz, with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in a written instrument signed by an authorized officer on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

General Provisions

SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided that this Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02. Notices. To be effective under this Agreement, all notices, requests, claims, demands and other communications under this Agreement shall be effected in writing through electronic mail followed within one Business Day by either hand delivery via courier (providing proof of delivery) or facsimile transmission (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Heinz, Merger Sub I or Merger Sub II, to

H.J. Heinz Holding Corporation
One PPG Place
Pittsburgh, Pennsylvania 15222
Phone:	+1 412 456-5700
Facsimile:	+1 412 456-6115

E-mail:	Daniel.Shaw@us.hjheinz.com
Attention:	Daniel Shaw

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Phone:	+1 212 474-1000
Facsimile:	+1 212 474-3700

E-mail:	sbarshay@cravath.com
eschiele@cravath.com
jdavis@cravath.com

Attention:	Scott A. Barshay, Esq.
Eric L. Schiele, Esq.
Jonathan L. Davis, Esq.

(b)	if to Kraft, to

Kraft Foods Group, Inc.
Three Lakes Drive
Northfield, Illinois
Phone:	+1 847 646-2000
Facsimile:	+1 847 646 8814
E-mail:	Kim.Rucker@Kraftfoods.com

Attention:	Kim K.W. Rucker

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York, 10004
Phone:	+1 212 558-4000
Facsimile:	+1 212 558-3588
E-mail:	aquilaf@sullcrom.com
cohena@sullcrom.com

Attention:	Frank J. Aquila
Audra D. Cohen

All such notices, requests, claims, demands and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

SECTION 9.03. Definitions. Capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in the sections of the Agreement set forth next to such terms on Annex A hereto. For purposes of this Agreement:

An “Acceptable Confidentiality Agreement” means a confidentiality agreement determined by Kraft in good faith to provide for terms substantially no less restrictive to Kraft’s counterparty thereto than those contained in the Confidentiality Agreement that are applicable to Heinz (it being understood that such confidentiality agreement need not include any “standstill” or similar provision).

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

A “Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Defined Benefit Plan” means any (a) “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or (b) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) that provides any Person with post-termination health or welfare benefits.

“EBITDA” means earnings before interest, taxes, depreciation and amortization, in each case as such items are determined in accordance with GAAP, as shown on the applicable publicly filed financial statements.

“Employee Director” means (i) with respect to employees of Heinz or any of its Affiliates, any employee that has the title of “director” in the organizational, managerial or reporting structure of the applicable employer and (ii) with respect to employees of Kraft or any of its Affiliates, any employee who is designated in band “H.” For the avoidance of doubt, the reference to director in the foregoing sentence refers not to members of a board of directors but rather to director-level employees, which is understood to be the level below vice president.

“External Kraft Transaction Representative” means any investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives retained by Kraft or any of its Subsidiaries or controlled Affiliates other than in connection with the Merger and the other Transactions.

“Forfeitures and Cashless Settlements” by any Person means (a) the forfeiture or satisfaction of stock options, restricted stock and other stock-based awards of such Person, (b) the acceptance by such Person of shares of common stock of such Person as payment for the exercise price of stock options of such Person and (c) the acceptance by such Person of shares of common stock of such Person for withholding taxes incurred in connection with the exercise of stock options of such Person or the vesting or satisfaction of stock options, restricted stock and other stock-based awards of such Person, in the case of each of clauses (a), (b) and (c), in accordance with past practice of such Person and the terms of the applicable award agreements.

“Heinz Credit Facility” means the revolving credit facility under the Credit Agreement, dated as of June 7, 2013, among Heinz Company, Heinz Corporation II, JPMorgan Chase Bank, N.A., as Administrative Agent, Swingline Lender and L/C Issuer, and each lender from time to time party thereto.

“Heinz ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with Heinz or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all capitalized lease obligations of such Person, (d) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, or (e) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others.

“Intellectual Property Rights” means all intellectual property and associated rights in any jurisdiction, including all (a) trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, logos, slogans, trade dress and all other source or business identifiers and all applications and registrations and renewals for, and goodwill associated with and symbolized by, any of the foregoing (collectively, “Trademarks”), (b) Internet domain names (including top level domain names and global top level domain names) and social media identifiers, handles and tags, (c) patent disclosures, patent applications and patents and all registrations, continuations, continuations-in-part, divisionals, re-examinations, renewals, extensions and reissues and counterparts thereof (collectively, “Patents”), (d) trade secrets and know-how, including all proprietary or confidential inventions, improvements, processes, methods, techniques, protocols, formulae, recipes, compositions, models, layouts, designs, drawings, plans, specifications, methodologies and other proprietary or other confidential information, (e) works of authorship (whether or not copyrightable), copyrights and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, including website content, product artwork, promotion and marketing materials, software, databases and database rights, and (f) rights of publicity and privacy.

“Knowledge” or “knowledge” means (i) with respect to Kraft, the actual knowledge of those persons set forth in Section 9.03 of the Kraft Disclosure Letter and (ii) with respect to Heinz, the actual knowledge of those persons set forth in Section 9.03 of the Heinz Disclosure Letter

“Kraft Credit Facility” means the revolving credit facility under the Credit Agreement, dated as of May 29, 2014, among Kraft, the lenders and issuing banks party thereto, JPMorgan Chase Bank, N.A., and Barclays Bank PLC, as administrative agents, and the other parties thereto.

“Kraft ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with Kraft or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

“Kraft Transaction Representative” means (a) directors, officers and employees of Kraft and each of its Subsidiaries and controlled Affiliates and (b) investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives retained by Kraft or any of its Subsidiaries or controlled Affiliates in connection with the Merger and the other Transactions.

A “Material Adverse Effect” with respect to any Person means any events or developments that, individually or in the aggregate, have a material adverse effect on the business, properties, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any effect that results from or arises in connection with (i) changes or conditions generally affecting the industries in which such Person and any of its Subsidiaries operate, (ii) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions (including prevailing interest rates, access to capital and commodity prices), in each case in the United States or any foreign jurisdiction, (iii) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect if such facts and occurrences are not otherwise described in clauses (i), (ii) or (iv) through (viii) of this definition), (iv) the execution and delivery of this Agreement, the performance by any party hereto of its obligations hereunder, or the public announcement or pendency of the Merger or any of the other Transactions, including the impact thereof on the relationships, contractual or otherwise, of such Person or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners and including any fiduciary duty or disclosure lawsuit, action or other proceeding with respect to, or any lawsuit, action or other proceeding pursuant to any Contract with a third party in connection with, the Merger or any of the other Transactions (provided that the exceptions in this clause (iv) shall not apply to any representation or warranty contained in this Agreement if the primary purpose of such representation or warranty, as is reasonably apparent on the face of such representation or warranty, is to address the consequences resulting from the execution and delivery of this Agreement), (v) any change, in and of itself, in the market price, credit rating or trading volume of such Person’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect if such facts and occurrences are not otherwise described in clauses (i) through (iv) or (vi) through (viii) of this definition), (vi) any change in applicable Law or GAAP (or authoritative interpretation thereof), (vii) geopolitical conditions, the outbreak of a pandemic or other widespread health crisis, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement or (viii) any hurricane, tornado, flood, earthquake, volcano eruption or natural disaster; provided that with respect to clauses (i), (ii), (vi), (vii) and (viii), the facts or occurrences referred to therein shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect with respect to such Person if and to the extent such facts or occurrences have had or would reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, as compared to other companies operating in the industries in which such Person and its Subsidiaries operate.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Registered IP” means all issued or pending Patents, Trademark registrations and applications for registration of Trademarks, copyright registrations and applications for registration of copyrights and Internet domain names.

“Representative” means, with respect to any Person, such Person’s and each of its respective Subsidiaries’ and controlled Affiliates’ directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

“Required Foreign Regulatory Approvals” means those sanctions, rulings, Consents, exemptions, early terminations, clearances, written confirmations of no intention to initiate legal proceedings and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities as set forth in Section 9.03(a) of the Heinz Disclosure Letter.

“Specified Notes” means Kraft’s 1.625% Senior Notes due 2015 and Kraft’s 7.55% Debentures due 2015.

“Tax” means (a) all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Entity, including any interest, additions to tax or penalties applicable thereto, (b) any liability for Taxes described in clause (a) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) and (c) any liability for Taxes described in clause (a) or (b) as a transferee or successor.

“Tax Return” means any return, filing, report, questionnaire, information statement or other document (including elections, declarations, disclosures, schedules, estimates and information returns) required or permitted to be filed, including any amendments that may be filed, for any taxable period with any taxing authority (whether or not a payment is required to be made with respect to such filing).

“Transactions” means, collectively, the Merger and the other transactions contemplated by this Agreement.

SECTION 9.04. Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Annex or Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. The term “made available” and words of similar import mean that the relevant documents, instruments or materials were (a) posted and made available to the other party on the R.R. Donnelley due diligence data site, with respect to Heinz, or on the Intralinks due diligence data site, with respect to Kraft, as applicable, maintained by either company for the purpose of the Merger and the other Transactions, in each case prior to the date hereof, (b) provided via electronic mail or in person or (c) publicly available by virtue of the relevant party’s (or, in the case of Heinz, Heinz Corporation II’s) filing of a publicly available final registration statement, prospectus, report, form, schedule or definitive proxy statement filed with the SEC pursuant to the Securities Act or the Exchange Act prior to the date of this Agreement. No provision of this Agreement will be interpreted in favor of, or against, any of the parties to this Agreement by reason of the extent to which any such party or its legal counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement, and no rule of strict construction will be applied against any party hereto. The Heinz Disclosure Letter and the Kraft Disclosure Letter set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Heinz Disclosure Letter or Kraft Disclosure Letter, as the case may be, relates; provided that any fact or item that is disclosed in any section of the Heinz Disclosure Letter or the Kraft Disclosure Letter so as to make its relevance (i) to other representations made elsewhere in the Agreement, (ii) to the information called for by other sections of the Heinz Disclosure Letter or the Kraft

Disclosure Letter or (iii) to the annexes or exhibits to this Agreement reasonably apparent shall be deemed to qualify such representations or to be disclosed in such other sections of the Heinz Disclosure Letter, the Kraft Disclosure Letter or the annexes or exhibits to this Agreement, as the case may be, notwithstanding the omission of any appropriate cross-reference thereto; provided, further that, notwithstanding anything in this Agreement to the contrary, the inclusion of an item in either such disclosure schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on Heinz or Kraft, as the case may be. Except where the context otherwise requires, references to the “other party” or “either party” will be deemed to refer to Heinz, Merger Sub I and Merger Sub II, collectively, on the one hand, and Kraft, on the other hand. All electronic communications from a Person shall be deemed to be “written” for purposes of this Agreement.

SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the Transactions is not affected in any manner adverse in any material respect to any party or such party waives its rights under this Section 9.05 with respect thereto.

SECTION 9.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 9.07. Entire Agreement; No Third Party Beneficiaries. This Agreement, taken together with the Kraft Disclosure Letter, the Heinz Disclosure Letter, the Equity Investment Letters, the Confidentiality Agreement and the other agreements entered into in connection with preserving the confidentiality of information, (a) constitutes the entire agreement, and supersedes all prior agreements (other than the Confidentiality Agreement and the other agreements entered into in connection with preserving the confidentiality of information) and understandings, both written and oral, among the parties with respect to the Merger and the other Transactions and (b) is not intended to, and does not, confer upon any Person other than the parties any rights or remedies other than as specifically provided in Section 6.07. Notwithstanding anything to the contrary herein, following the Effective Time, the provisions of Article II relating to the payment of the Merger Consideration, any dividends or other distributions (including the Special Dividend) payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 1.05, shall be enforceable by holders of Kraft Common Stock at, or immediately prior to, the Effective Time as provided therein.

SECTION 9.08. GOVERNING LAW. EXCEPT TO THE EXTENT THE LAWS OF THE COMMONWEALTH OF VIRGINIA ARE MANDATORILY APPLICABLE TO THE MERGER, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICT OF LAWS OF THE STATE OF DELAWARE.

SECTION 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

SECTION 9.10. Specific Enforcement. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor and therefore fully intend for specific performance to be an available remedy for breaches of this Agreement. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Section 8.01, the parties shall be entitled to an Injunction or Injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 9.11(a), without proof of actual damages, this being in addition to any other remedy to which they are entitled at Law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach. Each party further acknowledges and agrees that the agreements contained in this Section 9.10 are an integral part of the Merger and the other Transactions and that, without these agreements, the other party (in the case of Kraft) or parties (in the case of Heinz, Merger Sub I and Merger Sub II) would not enter into this Agreement. Each party further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Notwithstanding the foregoing, the parties acknowledge and agree that the right of Kraft to seek an Injunction or specific performance in connection with enforcing Heinz’s obligation to enforce its rights under or with respect to the Equity Investment Letters shall be subject to the requirements that (a) all conditions in Sections 7.01 and 7.02 are satisfied (other than those conditions that by their terms are to be satisfied by actions taken at Closing) at the time when the Closing is required to occur pursuant to Section 1.02 and (b) Kraft has irrevocably confirmed that if the Equity Investment is funded, then it would take such actions that are within its control to cause the Closing to occur substantially concurrently with such funding.

SECTION 9.11. Jurisdiction. Each of the parties hereto hereby (a) agrees that any claim, suit, action or other proceeding, directly or indirectly, arising out of, under or relating to this Agreement, its negotiation or the Merger and the other Transactions, will be heard and determined in the Chancery Court of the State of Delaware (and each agrees that no such claim, action, suit or other proceeding relating to this Agreement will be brought by it or any of its Affiliates except in such court), subject to any appeal, provided that if jurisdiction is not then available in the Chancery Court of the State of Delaware, then any such claim, suit, action or other proceeding may be brought in any Delaware state court or any federal court located in the State of Delaware and (b) irrevocably and unconditionally submits to the exclusive jurisdiction of any such court in any such claim, suit, action or other proceeding and irrevocably and unconditionally waives the defense of an inconvenient forum to the maintenance of any such claim, suit, action or other proceeding. Each of the parties hereto further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth in Section 9.02 will be effective service of process for any claim, action, suit or other proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. The parties hereto hereby agree that a final judgment in any such claim, suit, action or other proceeding will be conclusive, subject to any appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

SECTION 9.12. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING, DIRECTLY OR INDIRECTLY, ARISING OUT OF, UNDER OR RELATING TO THIS AGREEMENT, ITS NEGOTIATION, THE MERGER OR ANY OF THE OTHER TRANSACTIONS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12.

SECTION 9.13. Publicity. The parties agree that the initial press release to be issued with respect to the Merger and the other Transactions shall be a joint press release to be reasonably agreed upon by Heinz and Kraft. Except (a) with respect to any Adverse Recommendation Change made in accordance with the terms of this Agreement and (b) with respect to disclosures that are consistent with prior disclosures made in compliance with this Section 9.13 or any communications plan or strategy previously agreed on by the parties, Heinz and Kraft shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger or the other Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

SECTION 9.14. Compliance with Deadlines. Failure by either Heinz or Kraft to comply with the timing deadlines set forth in (a) the first sentence of Section 6.01(a), (b) the parenthetical in clause (i) of Section 6.01(e), and (c) the parenthetical in clause (i) of Section 6.03(d), after, in each case, using reasonable best efforts to so comply, shall not be deemed a breach of this Agreement by such party for so long as such party continues to use reasonable best efforts to cure such failure as promptly as practicable.

SECTION 9.15. Consideration of Alternative Transaction Structures. The parties shall work together in good faith following the date of this Agreement and prior to the initial filing with the SEC of the Form S-4 (a) to explore alternative structures for the Merger and the other Transactions whereby Kraft would be the surviving corporation in any merger to which it is a party and which each of Heinz and Kraft believe, taking into account all relevant considerations, would be more favorable than the currently contemplated structure of the Merger and the other Transactions and (b) if each party to this Agreement in its sole discretion agrees that it desires to pursue such an alternative structure, the parties shall enter into an appropriate amendment to this Agreement to reflect such alternative structure and provide for such other changes necessitated thereby; provided, however, that any actions taken pursuant to this Section 9.15 shall not (i) alter or change the aggregate percentage ownership of the holders of shares of Kraft Common Stock immediately prior to the Effective Time or holders of shares of Heinz Common Stock immediately prior to the Effective Time of the outstanding shares of capital stock in the ultimate parent company resulting from the Transactions immediately following the Effective Time, the Special Dividend to be paid to holders of record of shares of Kraft Common Stock immediately prior to the Effective Time or any of the other economic terms of this Agreement, (ii) adversely affect the tax consequences of the Transactions to the holders of Heinz Preferred Stock, Heinz Warrants or the common stock of either party, or (iii) cause any closing condition not to be capable of being fulfilled or otherwise substantively affect the rights and obligations of the parties hereunder, the rights of their respective holders of common stock hereunder or the rights of the holders of the Heinz Preferred Stock or the Heinz Warrants.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, Heinz, Merger Sub I, Merger Sub II and Kraft have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

H.J. HEINZ HOLDING CORPORATION,

by
/s/ Paulo Basilio
	Name:	Paulo Basilio
	Title:	Chief Financial Officer

KITE MERGER SUB CORP.,

by
/s/ Paulo Basilio
	Name:	Paulo Basilio
	Title:	Chief Executive Officer and Chief Financial Officer

KITE MERGER SUB LLC,

by
/s/ Paulo Basilio
	Name:	Paulo Basilio
	Title:	Chief Executive Officer and Chief Financial Officer

KRAFT FOODS GROUP, INC.,

by
/s/ John T. Cahill
	Name:	John T. Cahill
	Title:	Director, Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A

CROSS-REFERENCE TABLE

Defined Term	Section Number

Acceptable Confidentiality Agreement	9.03
Acquisition Agreement	5.05(a)(iii)
Adverse Recommendation Change	5.05(f)
Advisor	3.07
Affiliate	9.03
Agreement	Preamble
Anti-Corruption Laws	3.21(a)
Antitrust Laws	3.04(c)
Articles of Merger	1.03
Articles of Subsequent Merger	1.03
Book-Entry	2.01(a)
Business Day	9.03
Centerview Certificate	4.07 2.01(a)
Certificate of Subsequent Merger	1.03
Closing	1.02
Closing Date	1.02
Code	Recitals
Community Right to Know Laws	3.15(c)(i)
Confidential Kraft IP	4.19(c)
Confidential Heinz IP	3.19(c)
Confidentiality Agreement	6.02
Consents	6.03(c)(i)
Continuing Employee	6.05
Contract	3.14(a)
D&O Insurance	6.07(c)
Defined Benefit Plan	9.03
DGCL	3.02(a)(i)
DLLCA	1.01(b)
EBITDA	9.03
Effective Time	1.03
End Date	8.01(d)
Employee Director	9.03
Environmental Claims	3.15(c)(ii)
Environmental Laws	3.15(c)(iii)
Environmental Permits	3.15(c)(iv)
Equity Interests	3.02(a)(i)
Equity Investment	3.22
Equity Investment Letters	3.22
ERISA	3.11(b)

Defined Term	Section Number

ESPP	4.02(a)
Exchange Act	3.04(a)
Exchange Agent	2.02(a)
Exchange Fund	2.02(a)
Expense Fee	6.08(b)
Final Kraft Pre-Dividend Price	6.04(a)(iv)
Forfeitures and Cashless Settlements	9.03
Form S-4	3.04(a)
GAAP	3.06(a)
Governmental Entity	3.04(f)
Hazardous Materials	3.15(c)(v)
Heinz	Preamble
Heinz Benefit Plan	3.11(a)
Heinz Board	Recitals
Heinz By-laws	1.05(a)
Heinz Capital Stock	3.02(a)(i)
Heinz Charter	1.05(a)
Heinz Common Stock	1.05(a)
Heinz Company	1.01(c)
Heinz Contract	3.14(b)(ii)
Heinz Corporation II	1.01(c)(ii)
Heinz Corporation II Common Stock	1.01(c)(ii)
Heinz Credit Facility	9.03
Heinz Disclosure Letter	Article III
Heinz ERISA Affiliate	9.03
Heinz Financial Statements	3.06(a)
Heinz Intermediate I	1.01(c)(i)
Heinz Intermediate I Common Stock	1.01(c)(i)
Heinz IP Rights	3.19(a)
Heinz Licenses	3.13(a)
Heinz Preferred Stock	3.02(a)(i)(B)
Heinz RSUs	3.02(a)(i)
Heinz SEC Reports	3.05
Heinz Share Conversion Ratio	1.05(a)
Heinz Shareholders’ Agreement	3.02(a)(ii)
Heinz Stock Options	3.02(a)(i)(6)
Heinz Stock Plan	3.02(a)(i)(5)
Heinz Subsidiary	3.02(c)(ii)
Heinz Voting Debt	3.02(b)
Heinz Warrants	3.02(a)(i)(4)
HSR Act	3.04(c)
Indebtedness	9.03
Indemnified Party	6.07(a)
Injunction	3.03(b)(ii)(A)

Defined Term	Section Number

Kraft	Preamble
Kraft Benefit Plan	4.11(a)
Kraft Board	Recitals
Kraft By-laws	4.01(b)
Kraft Capital Stock	4.02(a)(i)
Kraft Charter	4.01(b)
Kraft Common Stock	2.01(a)
Kraft Contract	4.14(b)
Kraft Credit Facility	9.03
Kraft DCUs	4.02(a)(i)(8)
Kraft Debt Refinancing	6.06(a)
Kraft Deferred Shares	4.02(a)(i)(9)
Kraft Disclosure Letter	Article IV
Kraft Equity Awards	4.02(a)(i)
Kraft ERISA Affiliate	9.03
Kraft Financial Statements	4.06(a)
Kraft IP Rights	4.19(a)
Kraft Licenses	3.13(a)
Kraft Performance Shares	4.02(a)(i)(7)
Kraft Preferred Stock	4.02(a)(i)(B)
Kraft RSUs	4.02(a)(i)(6)
Kraft SEC Reports	4.05
Kraft Shareholder Approval	4.03(a)
Kraft Shareholders Meeting	4.03(a)
Kraft Stock Options	4.02(a)(i)(5)
Kraft Stock Plan	4.02(a)(i)(4)
Kraft Subsidiary	3.02(c)(ii)
Kraft Voting Debt	4.02(b)
Intended Tax Treatment	Recitals
Law or Laws	3.13(a)
Licenses	3.13(a)
Liens	3.02(c)
Material Adverse Effect	9.03
Measurement Date	3.02(a)(i)(B)
Merger	1.01(a)
Merger Consideration	2.01(a)
Merger Sub I	Preamble
Merger Sub II	Preamble
MSPP New Heinz By-laws	4.02(a) 1.05(a)
New Heinz Charter	1.05(a)
Notice of Adverse Recommendation Change	5.05(f)
NYSE	3.04
Option Adjustment Ratio	6.04(a)(iv)

Defined Term	Section Number

Patents	9.03
PCBs	3.15(c)(iv)
Person	9.03
Pre-Closing Heinz Share Conversion	1.05(a)
Proxy Statement	4.04(a)
PwC	3.06(a)
Registered IP	9.03
Regulatory Agencies	3.05
Release	3.17(c)(vi)
Remedy Actions	6.03(d)
Representative	9.03
Required Foreign Regulatory Approvals	9.03
Sarbanes-Oxley Act	3.05
SCC	1.03
SEC	3.02(c)
Securities Act	3.04
Special Dividend	6.15
Special Dividend Per Share Amount	6.15
Specified Notes	9.03
Subsequent Effective Time	1.01(b)
Subsequent Merger	1.01(b)
Subsidiary	3.02(c)(i)
Substantial Investment	3.02(c)(iv)
Superior Proposal	5.05(e)
Surviving Company	1.01(a)
Surviving Company Interests	1.01(c)(i)
Takeover Proposal	5.05(b)
Takeover Statute	3.16
Tax	9.03
Tax Return	9.03
Termination Fee	6.07(b)
Trademarks	9.03
Transactions	9.03
VSCA	1.01(a)

Exhibit A

Form of Amended and Restated Certificate of Incorporation of Heinz

[attached]

Exhibit A-1

EXHIBIT A

FORM OF SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

H.J. HEINZ HOLDING CORPORATION

H.J. Heinz Holding Corporation, a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

The corporation was originally incorporated on February 8, 2013 under the name Hawk Acquisition Holding Corporation. The Amended and Restated Certificate of Incorporation of H.J. Heinz Holding Corporation as in effect as of this date was filed with the Secretary of State of the State of Delaware on June 7, 2013 (as in effect immediately prior to the adoption and effectiveness hereof, the “Existing Certificate of Incorporation”).

This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate of Incorporation”) has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware and shall be effective as of [—] Eastern time on [—], 2015 (the “Effective Time”).

The Existing Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of the corporation (the “Corporation”) is “The Kraft Heinz Company”.

ARTICLE II

The Corporation’s purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as it may be amended from time to time, the “DGCL”).

ARTICLE III

At the Effective Time, each share of the Corporation’s common stock, par value $0.01 per share, either issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time (“Old Common Shares”) shall, automatically and without any action on the part of the holder thereof, be reclassified and changed into 0.443332 of a share of common stock, par value $0.01 per share (“Common Stock”), of the Corporation (such reclassification and change, the “Reverse Stock Split”). All fractional shares that would otherwise be held by any holder of Common Stock as a result of the Reverse Stock Split shall be aggregated into the total number of whole shares of Common Stock represented by all of the fractional shares of Common Stock held by such holder as a result of the Reverse Stock Split. If any fractional share would remain after such aggregation, the Corporation shall, in lieu of issuing any such fractional share, pay cash in an amount equal to the fair value of such fractional share (as determined in good faith by the Board of Directors of the Corporation (the “Board of Directors”)). All references to numbers of shares of Common Stock, including all amounts stated on a per share or percentage ownership basis, contained in this Second Amended and

Restated Certificate of Incorporation or any Certificate of Designation relating to any class or series of Preferred Stock (this Second Amended and Restated Certificate of Incorporation, together with any Certificate of Designation relating to any class or series of Preferred Stock, and any amendments thereto from time to time, the “Charter”) are stated after giving effect to the Reverse Stock Split and no further adjustment shall be made as a consequence of the Reverse Stock Split. Each certificate previously representing Old Common Shares shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock into which the Old Common Shares represented by such certificate shall have been reclassified and changed; provided, however, that each holder of record of a certificate that represented Old Common Shares shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of Common Stock into which the Old Common Shares represented by such certificate have been reclassified and changed as a result of the Reverse Stock Split.

The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 5,001,000,000 shares, consisting of 1,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”), and 5,000,000,000 shares of Common Stock.

Subject to the rights of the holders of any outstanding class or series of Preferred Stock, the number of authorized shares of either the Preferred Stock or the Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either the Preferred Stock or the Common Stock voting separately as a class shall be required therefor.

The powers, preferences and rights and the qualifications, limitations and restrictions of the authorized capital stock shall be as follows:

(A)	Voting Powers

1. Each holder of Common Stock, as such, shall be entitled to one vote in person or by proxy for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Charter that relates solely to the terms of one or more outstanding class or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such class or series, to vote thereon pursuant to this Charter or pursuant to the DGCL.

2. Except as otherwise required by law, holders of a class or series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted to such holders by this Charter.

3. Except as otherwise set forth in this Charter, the By-Laws of the Corporation (the “By-Laws”) shall set forth the vote required to authorize all actions with respect to which holders of capital stock in the Corporation are entitled to vote or, if not otherwise set forth in the Charter or in the By-Laws, the vote required shall be that set forth in the DGCL.

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(B)	Common Stock

1.	Dividends

Subject to the rights of the holders of any outstanding class or series of Preferred Stock, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as the Board of Directors may declare thereon from time to time and shall share equally on a per share basis in all such dividends and other distributions.

2.	Dissolution

In the event of the Corporation’s dissolution, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of any outstanding class or series of Preferred Stock, the remaining assets and funds of the Corporation shall be distributed to the holders of Common Stock in proportion to the number of shares held by them and to the holders of any class or series of Preferred Stock entitled thereto. For purposes of this Article III(B)2 (and, for the avoidance of doubt, except with respect to any class or series of Preferred Stock if provided for in the Charter with respect to such class or series of Preferred Stock), the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a merger involving the Corporation and one or more other entities (whether or not the Corporation is the entity surviving such merger) shall not be deemed to be a dissolution of the Corporation.

(C)	Preferred Stock

In addition to the Series A Preferred Stock established pursuant to Article IV, and subject to the rights of the holders of any outstanding class or series of Preferred Stock, including the Series A Preferred Stock established pursuant to Article IV, the Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for classes and series of Preferred Stock. The Board of Directors may fix the number of shares constituting such class or series and the designation of such class or series and the powers (including voting, if any), preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such class or series. Each class or series shall be appropriately designated by a distinguishing designation prior to the issuance of any shares thereof.

The powers (including voting, if any), preferences and relative, participating, optional and other special rights of each class or series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other classes and series at any time outstanding.

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(D)	Action by Written Consent

Any action required or permitted to be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock of the Corporation entitled to vote thereon having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of capital stock of the Corporation entitled to vote thereon were present and voted.

ARTICLE IV

(A)	Designation

The distinctive designation of the series of Preferred Stock of the Corporation established pursuant to this Article IV is 9.00% Cumulative Compounding Preferred Stock, Series A (“Series A Preferred Stock”). The authorized number of shares of Series A Preferred Stock shall be 80,000. Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock. Each share of Series A Preferred Stock that is redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall be automatically retired upon such redemption, purchase or other acquisition and may not be reissued by the Corporation and, following such redemption, purchase or other acquisition, the Corporation shall file a certificate of retirement with respect to such shares so as to reduce accordingly the number of authorized shares of Preferred Stock of the Corporation.

(B)	Number of Common Shares

For so long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the consent of holders of not less than a majority of the shares of Series A Preferred Stock then outstanding, issue shares of Common Stock in an amount such that after giving effect to such issuance, the Corporation would have less than 2,000,000,000 shares of authorized but unissued shares of Common Stock, unless such issuance is made for the purpose of (a) a sale of such shares, the proceeds of which are used solely to redeem shares of Series A Preferred Stock in accordance with this Article IV or (b) a Net Proceeds Redemption. For the avoidance of doubt, this Article IV shall not prohibit the Corporation from authorizing additional shares of Common Stock in excess of the 5,000,000,000 shares authorized as of the Effective Time by amendment of this Charter or from issuing any such additional shares.

(C)	Certain Definitions

For purposes of this Article IV, the following terms shall have the meanings indicated:

1. “Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

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2. “Base Amount” means one of the following amounts, as applicable:

(i) $104,000 per share of Series A Preferred Stock for any payment made from and including the third anniversary of the Original Issue Date to but excluding the fourth anniversary of the Original Issue Date;

(ii) $105,000 per share of Series A Preferred Stock for any payment made from and including the fourth anniversary of the Original Issue Date to but excluding the fifth anniversary of the Original Issue Date;

(iii) $106,000 per share of Series A Preferred Stock for any payment made from and including the fifth anniversary of the Original Issue Date to but excluding the sixth anniversary of the Original Issue Date;

(iv) $107,000 per share of Series A Preferred Stock for any payment made from and including the sixth anniversary of the Original Issue Date to but excluding the seventh anniversary of the Original Issue Date; and

(v) $108,000 per share of Series A Preferred Stock for any payment made from and including the seventh anniversary of the Original Issue Date.

3. “Berkshire” means Berkshire Hathaway Inc., a Delaware corporation.

4. “Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

5. “Dividend Period” means the period from and including any Regular Dividend Payment Date (or, prior to the first Regular Dividend Payment Date, from and including the Original Issue Date) to, but excluding the next Regular Dividend Payment Date.

6. “Eligible Institution” means either Wells Fargo Bank, N.A. or JPMorgan Chase Bank, N.A.

7. “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation that ranks junior to the Series A Preferred Stock either (or both) as to the payment of dividends and/or as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

8. “Net Proceeds” means the difference between (i) the Offering Proceeds minus (ii) the direct expenses for the fees and costs of the underwriters and legal counsel for the Corporation incurred and paid by the Corporation in effecting the Redemption Offering, and no other fees, expenses or other amounts.

9. “Net Proceeds Redemption” means a redemption of Series A Preferred Stock as contemplated by Article IV(F)2.

10. “Offering Proceeds” means the gross cash proceeds of all sales of any shares of any series of Common Stock in a Redemption Offering.

11. “Original Issue Date” means June 7, 2013.

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12. “Parity Stock” means any class or series of stock of the Corporation (other than Series A Preferred Stock) that both ranks equally with the Series A Preferred Stock in the payment of dividends and ranks equally with the Series A Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation (without regard to whether dividends accrue on a cumulative or non-cumulative basis).

13. “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

14. “Preferred Stock” means any and all classes or series of stock of the Corporation that rank senior to the Common Stock as to the payment of dividends or as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, including the Series A Preferred Stock.

15. “Redemption Date” means a Net Proceeds Redemption Date or an Optional Redemption Date.

16. “Redemption Offering” means the issuance by the Corporation of Common Stock in (i) an underwritten primary public offering pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended (whether alone or in connection with a secondary public offering), or (ii) any other primary issuance in an arm’s length transaction with parties other than Berkshire or its Affiliates, in either case, pursuant to the notice given by holders of a majority of the shares of Series A Preferred Stock in accordance with Article IV(F)2, which issuance is effected after the eighth anniversary of the Original Issue Date and prior to the date on which all shares of Series A Preferred Stock have been redeemed.

(D)	Dividends

1.	Rate, Accrual and Payment

Holders of Series A Preferred Stock, in preference to the holders of shares of Common Stock and other Junior Stock of the Corporation shall be entitled to receive, on each share of Series A Preferred Stock, cumulative cash dividends payable quarterly in arrears on each March 7, June 7, September 7 and December 7, (each, a “Regular Dividend Payment Date”), commencing on September 7, 2013; provided, however, that if any Regular Dividend Payment Date occurs on a day that is not a Business Day, then any dividend otherwise payable on such Regular Dividend Payment Date will instead be payable on the immediately succeeding Business Day, without any adjustment to the amount payable (and each such succeeding Business Day, when applicable and, in every other case, each Regular Dividend Payment Date is referred to herein as a “Dividend Payment Date”). Dividends on each share of Series A Preferred Stock shall accrue daily on a cumulative basis at a per annum rate of 9.00% on the amount of $100,000 per share of Series A Preferred Stock, whether or not declared by the Board of Directors, and will be payable quarterly in arrears in cash on each Dividend Payment Date (such quarterly amount for a full Dividend Period, the “Regular Quarterly Dividend”), when, as and if

6

declared by the Board of Directors. If a Regular Quarterly Dividend is not declared in full by the Board of Directors or is not paid in full on a Dividend Payment Date to the holders of all shares of Series A Preferred Stock, from and after such Dividend Payment Date such unpaid amount shall be a “Past Due Dividend”. In addition to the Regular Quarterly Dividends, dividends (“Additional Dividends”) on each share of Series A Preferred Stock shall accrue daily on a cumulative basis at a per annum rate of 9.00% on the amount of all Past Due Dividends with respect to such share of Series A Preferred Stock, compounded quarterly on each Dividend Payment Date, whether or not declared by the Board of Directors (and upon such compounding, such Additional Dividends shall be added to and shall constitute Past Due Dividends hereunder), until the date the same are declared by the Board of Directors and paid in cash to the holders of the shares of Series A Preferred Stock.

Dividends accrued and/or payable on the Series A Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends accrued and/or payable with respect to the shares of Series A Preferred Stock on any date prior to the end of a Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends paid in cash on Series A Preferred Stock on any Dividend Payment Date will be payable to holders of record of Series A Preferred Stock as they appear on the stock ledger of the Corporation on the applicable record date, which record date shall be the 15th calendar day before such Regular Dividend Payment Date or such other record date fixed by the Board of Directors that does not precede the date upon which the resolution fixing the record date is adopted, and is not more than 60 days prior to such Regular Dividend Payment Date (each, a “Dividend Record Date”). A Dividend Record Date shall not be required to be on a Business Day.

2.	Priority of Dividends

So long as any share of Series A Preferred Stock remains outstanding, no dividend shall be declared or paid on the Common Stock, any other share of Junior Stock or any Parity Stock, and no Common Stock, other Junior Stock or Parity Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries, directly or indirectly, unless on the date of such declaration, payment, purchase, redemption or other acquisition for consideration (i) all Past Due Dividends, and accrued and unpaid Additional Dividends thereon to the date of payment of such Past Due Dividends, for all prior Dividend Periods, on all outstanding shares of Series A Preferred Stock, shall have been declared and paid in full and (ii) an amount equal to the full Regular Quarterly Dividend for all outstanding shares of Series A Preferred Stock for the then-current Dividend Period shall have been declared and paid in full (or declared and such amount shall have been deposited by the Corporation in trust for the pro rata benefit of the holders of shares of Series A Preferred Stock on the applicable record date therefor with an Eligible Institution). The foregoing sentence shall not prohibit purchases, redemptions or other acquisitions of Common Stock in connection with cashless exercises of options and similar actions under any equity incentive plan (including any stock option plan) of the Corporation adopted by the Board of Directors, in each case, in the ordinary course of business.

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(E)	Liquidation Rights

1.	Voluntary or Involuntary Liquidation

In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series A Preferred Stock shall be entitled to receive for each share of Series A Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock, other Junior Stock or any other stock of the Corporation ranking junior to the Series A Preferred Stock as to such distribution, payment in full in cash in an amount equal to the sum of (i) $100,000 per share, plus (ii) the accrued and unpaid dividends per share, including any and all Past Due Dividends and Additional Dividends on such Past Due Dividends, in each case, whether or not declared, to the date of payment (such sum, the “Series A Liquidation Preference”).

2.	Partial Payment

If in any distribution described in this Article IV(E) the assets of the Corporation or proceeds thereof are not sufficient to pay in full the aggregate Series A Liquidation Preference and the aggregate Liquidation Preferences (as defined below) of all Parity Stock, the amounts paid to the holders of Series A Preferred Stock and to the holders of Parity Stock shall be paid pro rata in accordance with the respective aggregate Series A Liquidation Preference and the aggregate Liquidation Preference of such Parity Stock. The “Liquidation Preference” of Parity Stock means the amount otherwise payable to the holders of such Parity Stock with respect to any distribution described in this Article IV(E) (assuming no limitation on the assets of the Corporation available for such distribution), including the amount of declared but unpaid dividends to the extent provided in the Charter with respect to such Parity Stock.

3.	Residual Distributions

If the Series A Liquidation Preference has been paid in full on all shares of Series A Preferred Stock to each respective holder thereof, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

4.	Merger, Consolidation and Sale of Assets Not Liquidation

For purposes of this Article IV(E), the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

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(F)	Redemption

1.	Optional Redemption

The Corporation may not redeem the Series A Preferred Stock for the first three years following the Original Issue Date. On or after the third anniversary of the Original Issue Date, the Corporation may, at its option, redeem, in whole at any time or in part from time to time, shares of Series A Preferred Stock at the time outstanding, upon notice given as provided in Article IV(F)3, at a redemption price paid in cash for each share of Series A Preferred Stock redeemed equal to the sum of (i) the Base Amount per share, plus (ii) the accrued and unpaid dividends on each share, including any and all Past Due Dividends and Additional Dividends on such Past Due Dividends, whether or not declared, to the date of payment (such sum, the “Redemption Price”, and such date of payment, the “Optional Redemption Date”). Any redemption of less than all of the shares of Series A Preferred Stock at the time outstanding pursuant to an optional redemption shall be in an amount of not less than 8,000 shares of Series A Preferred Stock.

2.	Net Proceeds Redemption

If any shares of Series A Preferred Stock remain outstanding after the eighth anniversary of the Original Issue Date and the holders of a majority of the shares of Series A Preferred Stock deliver to the Secretary of the Corporation a notice of request for redemption pursuant to this Article IV(F)2, the Corporation shall, to the fullest extent permitted by law (i) take any action necessary or appropriate to cause the occurrence of one or more Redemption Offerings, and (ii) redeem on each Net Proceeds Redemption Date (as defined below) from the Net Proceeds of a Redemption Offering the maximum number of outstanding shares of Series A Preferred Stock that it is able to redeem in cash from such Net Proceeds, at a price equal to the Redemption Price for each share of Series A Preferred Stock, upon notice given to all holders of Series A Preferred Stock as provided in Article IV(F)3. The “Net Proceeds Redemption Date” shall mean, with respect to any Redemption Offering, the date of receipt by the Corporation of any Offering Proceeds from such Redemption Offering. For the avoidance of doubt, if Net Proceeds from a Redemption Offering are insufficient to redeem all outstanding shares of Series A Preferred Stock, the Net Proceeds of each successive Redemption Offering shall be applied to redeem shares of Series A Preferred Stock, at the Redemption Price, until all outstanding shares of Series A Preferred Stock have been redeemed. For the purpose of determining whether redemption is permitted by law, the Corporation shall value its assets at the highest amount permissible under applicable law.

3.	Notice of Redemption

Notice of every redemption of shares of Series A Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption, in the event of an optional redemption pursuant to Article IV(F)1, or on the date of receipt of Offering Proceeds in the event of a Net Proceeds Redemption. Any notice mailed as provided in this Article IV(F)3

9

shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock called for redemption shall not affect the validity of the redemption of any other shares of Series A Preferred Stock, nor shall it excuse the Corporation from its obligation to redeem shares of Series A Preferred Stock to the extent required hereunder. Each notice of redemption given to a holder shall state: (1) the Redemption Date; (2) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the Redemption Price; and (4) the place or places where certificates for such shares are to be surrendered against payment of the Redemption Price.

4.	Redemption Generally

The Redemption Price for any share of Series A Preferred Stock called for redemption shall be payable in cash on the Redemption Date to the holder of such share against surrender of the certificate(s) evidencing such share to the Corporation (or, if such holder alleges that such certificate has or certificates have been lost, stolen or destroyed, upon delivery of a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate). Any declared but unpaid dividends payable on a Redemption Date that occurs subsequent to the Dividend Record Date for a Dividend Period (“Additional Regular Dividends”) shall not be paid to the holder entitled to receive the Redemption Price on the Redemption Date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Article IV(D).

5.	Partial Redemption

In case of any redemption of fewer than all of the shares of Series A Preferred Stock at the time outstanding, and if there is more than one Holder, the shares of Series A Preferred Stock shall be redeemed on a pro rata basis. If fewer than all the shares of Series A Preferred Stock represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof promptly following the Redemption Date.

6.	Effectiveness of Redemption

If notice of redemption has been duly given and if on or before the Redemption Date specified in such notice all funds necessary for the payment of the aggregate Redemption Price (plus Additional Regular Dividends, if any) have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with an Eligible Institution, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share of Series A Preferred Stock so called for redemption has not been surrendered for cancellation, on and after the Redemption Date, dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights of the respective holders with respect to such shares shall forthwith on such

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Redemption Date cease and terminate, except only the right of the respective holders thereof to receive the Redemption Price from such Eligible Institution, without interest, and the respective holders on the Dividend Record Date to receive the Additional Regular Dividend, if any. Any funds unclaimed at the end of three years from the Redemption Date shall, to the extent permitted by law, be released by such Eligible Institution (or its successor, which must also be an Eligible Institution) to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the Redemption Price of such shares or the Additional Regular Dividend, if any, with respect to such shares.

7. Authorization and Issuance of Shares of Common Stock after Eighth Anniversary of Original Issue Date; Effecting Net Proceeds Redemption

The provisions of this Article IV(F)7 have been adopted pursuant to the final clause of the first sentence, and the second sentence, of Section 141(a) of the DGCL. If, at any time after the 180th day after the eighth anniversary of the Original Issue Date, (i) the Corporation has not redeemed all outstanding shares of Series A Preferred Stock and (ii) a notice (the “Electing Notice”) from the holders of a majority of the shares of Series A Preferred Stock (the “Electing Holders”), stating that such Electing Holders wish to effect the provisions of this Article IV(F)7 has been delivered to the Secretary of the Corporation and not subsequently withdrawn by the holders of a majority of the shares of Series A Preferred Stock, then the business and affairs of the Corporation, solely with respect to Redemption Offering Matters (as defined below), shall be managed by or under the direction of the Person or Persons (which, for the avoidance of doubt, may include an entity to the fullest extent permitted by law) listed in the Electing Notice (the “Redemption Offering Board”), and the Redemption Offering Board shall have the full power and authority of the Board of Directors with respect to Redemption Offering Matters. Except as otherwise provided in the Charter, the provisions of the DGCL that otherwise apply to directors or a board of directors shall apply to the Redemption Offering Board. The term “Redemption Offering Matters” means any matter determined in good faith by the Redemption Offering Board to be necessary or convenient to effecting a Redemption Offering (including, for the avoidance of doubt, the approval of the issuance of, and determination of consideration for, shares of Common Stock in a Redemption Offering) and effecting a related Net Proceeds Redemption.

(G)	Certain Other Provisions Relating to Ranking

So long as any shares of Series A Preferred Stock are issued and outstanding, no other class or series of stock of the Corporation shall (a) rank equally with the Series A Preferred Stock in the payment of dividends (without regard to whether dividends accrue on a cumulative or non-cumulative basis) and rank junior or senior to the Series A Preferred Stock with respect to the distribution of assets on any liquidation, dissolution or winding up of the Corporation or (b) rank equally with the Series A Preferred Stock with respect to the distribution of assets on any liquidation, dissolution or winding up of the Corporation and rank junior or senior to the Series A Preferred Stock in the payment of dividends (without regard to whether dividends accrue on a cumulative or non-cumulative basis).

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(H)	Conversion

Shares of Series A Preferred Stock shall not be convertible into any other securities.

(I)	Voting Rights

1.	General

The holders of Series A Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

2.	Series A Preferred Stock Voting Rights as to Particular Matters

In addition to any other vote or consent of stockholders required by law or by this Charter, so long as any shares of Series A Preferred Stock are outstanding, the vote or consent of the holders of a majority of the shares of Series A Preferred Stock at the time outstanding, voting in person or by proxy and separately as a class, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating any of the following, whether by merger, consolidation or otherwise, and any of the following taken, whether by merger, consolidation or otherwise, without such consent or vote shall be null and void ab initio, and of no force or effect:

i. Authorization or Creation of Stock of the Corporation. Any amendment or alteration of the Charter to authorize or create, or increase the authorized amount of, any shares of any class or series of stock of the Corporation, or the issuance of any shares of any class or series of stock of the Corporation, in each case, ranking senior to or equally with the Series A Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation, or having or sharing any voting or consent rights with respect to any matter described in this Article IV(I)2;

ii. Authorization or Issuance of Additional Shares of Series A Preferred Stock or Certain Other Stock. The authorization or issuance of (or obligation to issue) (a) any shares of Series A Preferred Stock in addition to the 80,000 shares of Series A Preferred Stock authorized and issued on the Original Issue Date, (b) any shares of any class or series of stock of the Corporation constituting Parity Stock or ranking senior to the Series A Preferred Stock with respect to either the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation, or (c) any shares of any class or series of stock of the Corporation that is not perpetual and has a term that ends on or before the ninth anniversary of the Original Issue Date, or provides for mandatory redemption thereof on any date on or before the ninth anniversary of the Original Issue Date, or provides for any right of the holder thereof, whether or not contingent on the occurrence of any event, the passage of time or any other circumstance, to put such shares to the Corporation or otherwise cause or require the purchase of such shares by the Corporation on or before the ninth anniversary of the Original Issue Date, or that is convertible or exchangeable into any of the foregoing;

iii. Amendments. Any amendment, alteration or repeal of any provision of the Charter or the By-Laws of the Corporation that affects or changes the rights, preferences,

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privileges or powers of the Series A Preferred Stock, and the defined terms in the Charter as used with respect to this Article IV or otherwise with respect to the Series A Preferred Stock;

iv. Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless as a result thereof (x) the Series A Preferred Stock remains outstanding or is converted into or exchanged for preference securities of the surviving entity with rights, preferences, privileges and powers substantially identical to those of the Series A Preferred Stock, and (y) there is no other class or series of equity outstanding that would not be permitted to be issued and outstanding pursuant to Article IV(G) or that would require the approval of holders of a majority of the shares of Series A Preferred Stock outstanding as provided in this Article IV(I)2 if the same were to be issued by the Corporation on the date of consummation of such exchange, reclassification, merger or consolidation (provided, that if pursuant to such transaction the holders of Series A Preferred Stock hold preference securities in a surviving entity, the equity of such surviving entity shall comply with the requirements of this clause (y)); and

v. Decrease of Authorized Shares of Stock of the Corporation. Any amendment or alteration of the Charter to decrease the authorized number of shares of any class or series of stock of the Corporation from such number of shares authorized as of the Effective Time.

3.	No Voting Parity Stock

No other class or series of stock of the Corporation shall have or share any voting or consent rights with the holders of shares of Series A Preferred Stock with respect to any matter described in Article IV(I).

4.	Changes After Redemption or Provision for Redemption

No vote or consent of the holders of Series A Preferred Stock shall be required pursuant to Article IV(I) if at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of Series A Preferred Stock (i) shall have been redeemed or (ii) shall have been called for redemption, upon proper notice given in accordance with Article IV(F), all funds necessary for the payment of the aggregate Redemption Price shall have been deposited by the Corporation with an Eligible Institution pursuant to Article IV(F)6 and the Redemption Date shall have occurred.

(J)	Notices

All notices or communications in respect of Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in the Second Amended and Restated Certificate of Incorporation.

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(K)	Other Rights

The shares of Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in this Charter or as provided by applicable law. For the avoidance of doubt, the Series A Preferred Stock described in this Article IV shall constitute the same security as the 9.00% Cumulative Compounding Preferred Stock, Series A established pursuant to the Existing Certificate of Incorporation.

ARTICLE V

The registered office of the Corporation shall be located at 2711 Centreville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808, and the Corporation’s registered agent at such address shall be Corporation Service Company.

ARTICLE VI

(A)	Number of Directors

Subject to the rights of the holders of any outstanding class or series of Preferred Stock, the number of directors shall be established at eleven directors as of the Effective Time and, thereafter, the number of directors shall be determined solely by the Board of Directors from time to time.

(B)	Terms of Directors

Subject to the rights of the holders of any outstanding class or series of Preferred Stock, each director shall be elected at each annual meeting of stockholders and shall hold office until the next succeeding annual meeting of stockholders and until his or her successor shall be elected and shall qualify, but subject to prior death, resignation, disqualification or removal from office. The election of directors need not be by written ballot. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Subject to the rights of the holders of any outstanding class or series of Preferred Stock, advance notice of nominations for the election of directors shall be given in the manner and to the extent provided in the By-Laws of the Corporation.

(C)	Removal of Directors

The Board of Directors or any individual director may be removed from office at any time (a) with cause by the affirmative vote of the holders of a majority of the outstanding capital stock of the Corporation entitled to vote in an election of directors or (b) without cause by (i) the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding capital stock of the Corporation entitled to vote in an election of directors or (ii) solely if such removal is recommended by at least sixty-six and two-thirds percent (66 2/3%) of the Board of Directors, by the affirmative vote of the holders of a majority of the outstanding capital stock of the Corporation entitled to vote in an election of directors.

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(D)	Vacancies

Subject to the rights of the holders of any outstanding class or series of Preferred Stock, any vacancy on the Board of Directors, including a vacancy resulting from an increase in the number of directors, shall only be filled by the affirmative vote of a majority of the Board of Directors then in office, even though fewer than a quorum.

ARTICLE VII

(A)	Definitions

For purposes of this Article VII, the following terms shall have the meanings indicated:

1. “eligible person” means a person who is or was a director, a member of the Redemption Offering Board or an officer of the Corporation or a person who is or was a director, a member of the Redemption Offering Board or an officer and who is or was serving at the request of the Corporation as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, employee benefit plans);

2. “expenses” includes, without limitation, attorneys’ fees;

3. “liability” means the obligation to pay expenses, judgments, fines or settlements incurred with respect to a proceeding or an action or suit by or in the right of the Corporation to procure a judgment in its favor;

4. “party” includes, without limitation, an individual who was, is, or is threatened to be made a party in or witness to a proceeding or an action or suit by or in the right of the Corporation to procure a judgment in its favor; and

5. “proceeding” means any threatened, pending or completed action, suit, or proceeding whether civil, criminal, administrative or investigative (other than any action or suit by or in the right of the Corporation to procure a judgment in its favor), provided, however, that, except with respect to proceedings to enforce rights to indemnification and advancement permitted by paragraph H of this Article VII, no action, suit or proceeding initiated by an eligible person shall be a “proceeding” for purposes of this Article VII unless such action, suit or proceeding (or part thereof) was authorized by the Board of Directors.

(B)	Limitation of Liability

To the full extent the DGCL, as it exists at the Effective Time, permits the limitation or elimination of the liability of directors, no director made party to any proceeding shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, officers or other eligible persons, then the liability of a director or officer of the Corporation or other eligible person shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. All references in this Article VII(B) to a director shall also be deemed to refer to a member of the Redemption Offering Board.

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(C)	Indemnification

To the full extent permitted by the DGCL, as it exists at the Effective Time or as hereafter amended (but, in the case of such amendment, only to the extent such amendment permits broader indemnification), the Corporation shall indemnify any eligible person:

1. against expenses and other liabilities actually and reasonably incurred by such person in connection with any proceeding by reason of the fact that such person is or was an eligible person and, with respect to any criminal proceeding, if such person had no reasonable cause to believe such person’s conduct was unlawful; and

2. against expenses in connection with the defense or settlement of any suit or action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was an eligible person;

if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation.

(D)	Termination of Proceeding

The termination of any proceeding or action or suit by or in the right of the Corporation to procure a judgment in its favor by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the eligible person did not meet any standard of conduct that is or may be a prerequisite to the limitation or elimination of liability provided in Article VII(B) or to such person’s entitlement to indemnification under Article VII(C).

(E)	Determination of Availability

The Corporation shall indemnify under Article VII(C) any eligible person who has been successful on the merits in the defense of any proceeding or action or suit by or in the right of the Corporation to procure a judgment in its favor. Any other indemnification under Article VII(C) (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the eligible person has met any standard of conduct that is a prerequisite to his or her entitlement to indemnification under Article VII(C). With respect to a person who is a director or officer of the Corporation at the time of such determination, such determination shall be made:

1. By a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; or

2. By a committee of such directors designated by majority vote of such directors, even though less than a quorum; or

3. If there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or

4. By the stockholders.

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(F)	Advances

The Corporation shall advance expenses incurred by an eligible person who is a party to or otherwise involved in a proceeding or action or suit by or in the right of the Corporation to procure a judgment in its favor in advance of the final disposition of such proceeding, action or suit upon receipt of an undertaking by or on behalf of such eligible person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the Corporation under Article VII(C).

(G)	Indemnification of Others

The Corporation is empowered to indemnify or contract to indemnify any person not specified in Article VII(C) who was, is or may become a party to or otherwise involved in any proceeding or suit or action by or in the right of the Corporation, by reason of the fact that he or she is or was an employee or agent of the Corporation, to the same or a lesser extent as if such person were specified as one to whom indemnification is granted in Article VII(C).

(H)	Application; Amendment

The provisions of this Article VII shall be applicable to all proceedings and suits and actions by or in the right of the Corporation arising from any act or omission, whether occurring before or after the Effective Time. No amendment or repeal of this Article VII shall impair or otherwise diminish the rights provided under this Article VII (including those created by contract) with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions and make all such determinations and authorizations as shall be necessary or appropriate to comply with its obligation to make any indemnity against liability, or to advance any expenses, under this Article VII. If a claim under Paragraph C, E or F of this Article VII is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the eligible person may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the eligible person shall be entitled to be paid also the expense of prosecuting or defending such suit.

(I)	Insurance

The Corporation may purchase and maintain insurance on behalf of any eligible person against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VII.

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(J)	Further Indemnity

Nothing herein shall prevent or restrict the power of the Corporation to make or provide for any further indemnity and advancement, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, By-Laws, vote of stockholders or disinterested directors or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the directors of the Corporation shall be a party to or beneficiary of any such agreements, By-Laws or other arrangements).

(K)	Severability

Each provision of this Article VII shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

ARTICLE VIII

The Corporation hereby expressly elects that Section 203 of the DGCL shall not govern the Corporation.

ARTICLE IX

The Corporation reserves the right to amend, alter or repeal any provision contained in this Charter, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders in the Charter are subject to this reservation.

In furtherance and not in limitation of the powers conferred upon it by law, but subject to Article IV(I)2, the Board of Directors is expressly authorized to adopt, repeal, alter or amend the By-Laws of the Corporation by the affirmative vote of a majority of the entire Board of Directors. In addition to any requirements of applicable law and any other provision of this Charter and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote in the election of directors of the Corporation, voting together as a single class, shall be required for stockholders to adopt, amend, alter or repeal any provision of the By-Laws of the Corporation.

ARTICLE X

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware except as to each of (i) through (iv) above, for any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

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Exhibit B

Form of Amended and Restated By-laws of Heinz

[attached]

Exhibit B-1

EXHIBIT B

FORM OF AMENDED AND RESTATED

BY-LAWS

of

THE KRAFT HEINZ COMPANY

(Effective as of [—], 2015)

ARTICLE I

Offices

The Kraft Heinz Company (the “Corporation”) may have an office or offices, and keep the books and records of the Corporation, except as may otherwise be required by law, at such place or places, either within or without the State of Delaware, as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

ARTICLE II

Meetings of Stockholders

Section 1. Annual Meetings. The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting, and any postponement or adjournment thereof, shall be held on such date and at such time as the Board of Directors may in its discretion determine.

Section 2. Special Meetings.

(a) A majority of the Board of Directors or the Chairman of the Board of Directors (the “Chairman”) may call special meetings of the stockholders. Special meetings shall be held solely for the purposes specified in the notice of meeting.

(b) The Board of Directors shall call a special meeting of stockholders after the Secretary of the Corporation (the “Secretary”) receives a valid request or requests for a special meeting of stockholders from the record holders of shares representing at least twenty percent (the “Requisite Percentage”) of the combined voting power of the then outstanding shares of all classes and series of the Corporation’s capital stock entitled to vote on the matter(s) proposed to be voted on at such meeting. To be valid, the request or requests must (i) be written; (ii) be delivered to the Secretary at the Corporation’s principal executive office (the date on which the Secretary receives the request is the “Delivery Date”); (iii) include (1) the specific purpose(s) of the special meeting of stockholders and the matter(s) proposed to be voted on at the special meeting, (2) with respect to stockholders requesting the special meeting (except for any stockholder that (A) is not an affiliate or associate of or acting in concert with any other requesting stockholder and (B) has requested the special meeting in response to a solicitation statement filed by another stockholder seeking support from the Requisite Percentage of stockholders for such special meeting pursuant to, and in accordance with, Section 14(a) of the Exchange Act (a “Solicited Stockholder”)), the information specified in the third paragraph of Article II, Section 6 of these By-Laws of the Corporation (the “By-Laws”) (as if such special meeting was an annual meeting), and (3) documentary evidence that the requesting record holders own the Requisite Percentage at the time the Secretary receives the request; and (iv) be signed and dated by the record holder(s). If the requesting record holder(s) are not the beneficial owners of the shares representing the Requisite Percentage, then to be valid, the written request must also include documentary evidence that the beneficial owners on whose behalf the request(s) are made (collectively, the “Requesting Holders”) beneficially own the Requisite Percentage on the Delivery Date. The stockholders (except for any Solicited Stockholders) requesting the special meeting shall (i) notify the Corporation of any inaccuracy or change (within two business days

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of becoming aware of such inaccuracy or change) in any information previously provided to the Corporation pursuant to this By-Law and (ii) promptly update and supplement any information previously provided to the Corporation pursuant to this By-Law, if necessary, so that the information provided or required to be provided shall be true and complete (1) as of the voting record date for the special meeting and (2) as of the date that is 10 days prior to the special meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the Corporation’s principal executive offices. Any stockholder who submitted a written request for a special meeting of stockholders may revoke that written request at any time by delivering a written revocation to the Secretary at the Corporation’s principal executive offices. In addition, any Requesting Holder’s failure to appear at the special meeting of stockholders or to send the Requesting Holder’s qualified representative to the special meeting of stockholders to present such matter(s) to be voted on at the special meeting of stockholders also constitutes a revocation of such request.

The Corporation is not required to call a special meeting of stockholders pursuant to this Section 2(b) with respect to any matter if (i) an identical or substantially similar matter was included on the agenda of any annual or special meeting of stockholders held within 60 days prior to the Delivery Date or will be included on the agenda at an annual or special meeting to be held within 90 days after the Delivery Date (for purposes of this clause (i), the election or removal of directors shall be considered an identical or substantially similar matter with respect to all matters involving election or removal of directors), or (ii) the purpose of the special meeting of stockholders is not a proper matter for stockholder action or is otherwise unlawful, or (iii) the written request for a special meeting of stockholders itself violated applicable law(s) or was not made in accordance with these By-Laws.

The business conducted at the special meeting of stockholders called in accordance with this Section 2(b) shall be limited to the business set forth in the notice of the special meeting; provided that the Board of Directors may submit additional matters to the stockholders at the special meeting by including those matters in the notice of the special meeting of stockholders.

Section 3. Place of Meetings. All meetings of the stockholders shall be held at such places as from time to time may be fixed by the Board of Directors, either within or without the State of Delaware. In addition to or instead of holding a meeting at a physical location, the Board of Directors may, in its sole discretion, determine that any meeting of stockholders shall be held by remote communications in any manner permitted by the DGCL.

Section 4. Notice of Meetings. (a) Notice, stating the place, day and time and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than 10 nor more than 60 days before the date of the meeting (except as a different time is specified in the Second Amended and Restated Certificate of Incorporation of the Corporation (as amended and together with any Certificate of Designation relating to any class or series of Preferred Stock, the “Certificate of Incorporation”), herein or by law), to each stockholder of record in respect of the business to be transacted thereat. Notwithstanding the foregoing, notice may be given to stockholders sharing an address in the manner and to the extent permitted by the DGCL. Notice may be given in any manner permitted by the DGCL.

Notwithstanding the foregoing, a written waiver of notice signed by the person or persons entitled to such notice, either before or after the time stated therein, shall be equivalent to the giving of such notice. A stockholder who attends a meeting shall be deemed to have (a) waived objection to lack of notice or defective notice of the meeting, unless at the beginning of the meeting he or she objects to holding the meeting or transacting business at the meeting, and (b) waived objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless he or she objects to considering the matter when it is presented. No notice shall be required for actions taken by written consent.

(b) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of capital stock or for the purposes of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be less than 10 days nor more than 60 days before the date of such meeting, nor more than 60 days prior to any other action.

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Section 5. Quorum and Adjournment. At all meetings of the stockholders, unless a greater number or voting by classes or series is required by law, by the Certificate of Incorporation or by the rules of any stock exchange upon which shares of the Corporation’s capital stock are listed, a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting, unless a new voting record date is set for that meeting. The chairman of the meeting of stockholders shall have the right and authority to adjourn or recess the meeting. The stockholders, even though less than a quorum, may adjourn the meeting.

Section 6. Organization and Order of Business.

(a) The Chairman, the Vice Chairman of the Board of Directors (the “Vice Chairman”), the Chief Executive Officer of the Corporation (the “Chief Executive Officer”) or any such other person as the Chairman, Vice Chairman or Chief Executive Officer may appoint, shall act as chairman of all meetings of the stockholders. The Secretary, or an Assistant Secretary of the Corporation (an “Assistant Secretary”), in the Secretary’s absence, shall act as secretary at all meetings of the stockholders. In the absence of the Secretary or an Assistant Secretary, the chairman of the meeting may appoint any person to act as secretary of the meeting.

(b) The Board of Directors may adopt such rules, regulations and procedures for the conduct of any meeting of stockholders that it deems appropriate. Except to the extent inconsistent with such rules, regulations and procedures adopted by the Board of Directors, the chairman of the meeting shall have the right and authority to prescribe and enforce such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of an agenda or order of business, the dismissal of business not properly presented, the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Corporation, restrictions on entry to such meeting after the time prescribed for the commencement thereof and the opening and closing of the voting polls.

(c) At each annual meeting of stockholders, only such business shall be conducted as shall have been properly brought before the meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who shall be entitled to vote at such meeting and who complies with the notice procedures set forth in this Section 6; provided, that notice procedures in connection with the election of directors shall be determined in accordance with Article III, Section 4. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary. To be timely, a stockholder’s notice must be given, either by personal delivery or by United States certified mail, postage prepaid, and received at the principal executive offices of the Corporation (i) not less than 120 days nor more than 150 days before the first anniversary of the preceding year’s annual meeting or (ii) if the date of the annual meeting is more than 30 days before or more than 60 days after the first anniversary of the preceding year’s annual meeting, not more than 150 days prior to the date of such annual meeting and not less than 120 days prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 120 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. A stockholder’s notice to the Secretary, whether pursuant to this Section 6 or Section 2 of this Article II (other than with respect to Solicited Stockholders), shall set forth as to each matter the stockholder proposes to bring before the meeting (i) a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented at the meeting, and the reasons for conducting such business at the meeting; (ii) the name and address, as they appear on the Corporation’s stock transfer books, of such stockholder proposing such business, and the name and address of any beneficial owner on whose behalf the proposal is being made; (iii) a representation that such stockholder is a stockholder of record and intends to appear in person or by proxy at such meeting to bring the business before the meeting specified in the notice; (iv) the class, series and number of shares of capital stock of the Corporation owned, directly or indirectly, beneficially and of record by the stockholder and any beneficial owner on whose behalf the proposal is made, and any of their respective affiliates or associates or other parties with whom they are acting in concert, as well as any derivative instrument or similar contract or agreement the value of or return on which is based on or linked to the value of or return of any of the Corporation’s securities; (v) any proxy (other than a revocable proxy given in response to a solicitation statement filed pursuant to, and in accordance with, Section 14(a) of the Exchange Act), voting trust, voting agreement or similar contract, arrangement, agreement or understanding pursuant to which the stockholder and any beneficial owner on whose behalf the proposal is being

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made, or any of their respective affiliates or associates or other parties with whom they are acting in concert, has a right to vote or direct the voting of any of the Corporation’s securities; and (vi) any material interest of the stockholder, and any beneficial owner on whose behalf the proposal is made and their respective affiliates or associates or other parties with whom they are acting in concert, in such business. The stockholder shall (A) notify the Corporation of any inaccuracy or change (within two business days of becoming aware of such inaccuracy or change) in any information previously provided to the Corporation pursuant to this By-Law and (B) promptly update and supplement information previously provided to the Corporation pursuant to this By-Law, if necessary, so that the information provided or required to be provided shall be true and complete (1) as of the voting record date for the meeting and (2) as of the date that is 10 days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the Corporation’s principal executive offices. The Secretary shall deliver each such stockholder’s notice that has been timely received to the Board of Directors or a committee designated by the Board of Directors for review. Unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders to present such business, such proposal shall be disregarded and such business shall not be transacted, notwithstanding that the Corporation may have received proxies in respect of such vote.

Notwithstanding anything in these By-Laws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 6. The chairman of the meeting shall, if the facts warrant, determine that the business was not brought before the meeting in accordance with the procedures prescribed by this Section 6. If the chairman of the meeting should so determine, he or she shall so declare to the meeting and the business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions of this Section 6, a stockholder seeking to have a proposal included in the Corporation’s proxy statement shall comply with the requirements of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 7. Voting. A stockholder may vote his, her or its shares in person or by proxy. Any proxy shall be delivered to the secretary of the meeting or to the inspectors of election appointed in accordance with Section 9, at or prior to the time designated by the chairman of the meeting or in the order of business for so delivering such proxies. No proxy shall be valid after 11 months from its date, unless otherwise provided in the proxy. Each holder of record of capital stock of any class or series shall, as to all matters in respect of which capital stock of such class or series has voting power, be entitled to such vote as is provided in the Certificate of Incorporation for each share of capital stock of such class or series standing in the holder’s name on the books of the Corporation as of the voting record date for the meeting of stockholders. Unless required by statute or determined by the chairman of the meeting to be advisable, the vote on any question need not be by ballot. On a vote by ballot, each ballot shall be signed by the stockholder voting or by such stockholder’s proxy, if there be such proxy; provided, however, that if authorized by the Board of Directors, any stockholder vote to be taken by written ballot may be satisfied by a ballot submitted by electronic transmission by the stockholder or the stockholders proxy, provided, further that any such electronic transmission shall either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or the stockholders proxy.

Except as otherwise required by law, the Certificate of Incorporation, these By-Laws or by the rules of any stock exchange upon which shares of the Corporation’s capital stock are listed, at each meeting of the stockholders, all corporate actions to be taken by vote of the stockholders shall be authorized by a majority of the votes cast by the stockholders entitled to vote thereon who are present in person or represented by proxy, and where a separate vote by class or series is required, a majority of the votes cast by the stockholders of such class or series who are present in person or represented by proxy shall be the act of such class or series; provided, that the election of directors shall be determined in accordance with Article III, Section 4(b), and provided further that if a different or minimum vote is required or provided for such matter by law, the Certificate of Incorporation, these By-laws or by the rules of any stock exchange upon which shares of the Corporation’s capital stock are listed, such different or minimum vote shall be the required vote on such matter. For purposes of this Section 7, a majority of the votes cast means that the number of shares voted “for” a proposal must exceed the number of shares voted “against” that proposal, with “abstentions” and “broker non-votes” not counted as a vote cast with respect to that proposal.

Section 8. Proxies. A stockholder or stockholder’s authorized officer or agent may appoint a proxy to vote or otherwise act for the stockholder by signing an appointment form or by an electronic transmission. An electronic

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transmission shall set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. For purposes of this Section 8 and the remainder of these By-Laws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission permitted by this Section 8 may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

Section 9. Inspectors. At every meeting of the stockholders, one or more inspectors shall receive and take in charge the proxies, receive and count all votes, and decide questions concerning the qualifications of voters, the validity of proxies and the acceptance or rejection of votes. The Corporation or the chairman of the meeting shall appoint such inspectors. The inspectors shall be sworn faithfully to perform their duties and shall in writing certify to the returns. No candidate for election as director shall be appointed or act as inspector.

ARTICLE III

Board of Directors

Section 1. General Powers. Except as provided in the Certificate of Incorporation, all corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, the Board of Directors.

Section 2. Number. The number of directors shall be fixed, or determined in the manner provided by, the Certificate of Incorporation.

Section 3. Term of Office. Each director shall serve for the term expiring at the next annual meeting of stockholders following their election or appointment and until a successor shall have been duly elected and qualified.

Section 4. Nomination and Election of Directors.

(a) At each annual meeting of stockholders, the stockholders entitled to vote shall elect the directors.

(b) Except as provided in subsection (c) of this Section 4, each director shall be elected by a vote of the majority of the votes cast with respect to that director-nominee’s election at a meeting for the election of directors at which a quorum is present. For purposes of this subsection (b), a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director, with “abstentions” and “broker non-votes” not counted as a vote cast with respect to that director.

(c) Subsection (b) shall not apply to any election of directors if, as of the expiration of the time when a stockholder may give notice of a nomination of a director pursuant to subsection (d) of this Section 4, there are more nominees for election than the number of directors to be elected, one or more of whom are properly proposed by stockholders. A nominee for director in an election to which this subsection (c) applies shall be elected by a plurality of the votes cast in such election.

(d) Subject to the rights of any series of Preferred Stock, no person shall be eligible for election as a director unless nominated in accordance with the procedures set forth in this subsection (d). Nominations of persons for election to the Board of Directors may be made (i) by the Board of Directors or any committee designated by the Board of Directors or (ii) by any stockholder entitled to vote for the election of directors at the applicable meeting of stockholders who complies with the notice procedures set forth in this subsection (d). Such nominations, other than those made by the Board of Directors or any committee designated by the Board of Directors, may be made only if written notice of a stockholder’s intent to nominate one or more persons for election as directors at the applicable meeting of stockholders has been given, either by personal delivery or by United States certified mail, postage

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prepaid, to the Secretary and received (i) not less than 120 days nor more than 150 days before the first anniversary of the preceding year’s annual meeting, or (ii) if the date of the annual meeting is more than 30 days before or more than 60 days after the first anniversary of the preceding year’s annual meeting, not more than 150 days prior to the date of such annual meeting and not less than 120 days prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 120 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation, or (iii) with respect to any special meeting of stockholders called for the election of directors, not later than the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders. Each such stockholder’s notice shall set forth (i) as to the stockholder giving the notice, (1) the name and address, as they appear on the Corporation’s stock transfer books, of such stockholder, and the name and address of any beneficial owner on whose behalf the nomination is being made; (2) a representation that such stockholder is a stockholder of record and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice; (3) the class, series and number of shares of capital stock of the Corporation owned beneficially, directly or indirectly, and of record by such stockholder and any beneficial owner on whose behalf the notice is given and any of their respective affiliates or associates or other parties with whom they are acting in concert, as well as any derivative instrument or similar contract or agreement the value of or return on which is based on or linked to the value of or return of any of the Corporation’s securities; (4) any proxy (other than a revocable proxy given in response to a solicitation statement filed pursuant to, and in accordance with, Section 14(a) of the Exchange Act), voting trust, voting agreement or similar contract, arrangement, agreement or understanding pursuant to which the stockholder and any beneficial owner on whose behalf the nomination has been made, or any of their respective affiliates or associates or other parties with whom they are acting in concert, has a right to vote or direct the voting of any of the Corporation’s securities; and (5) a description of all arrangements or understandings between such stockholder or such beneficial owner or any of their respective affiliates or associates or other parties with whom they are acting in concert and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder; and (ii) as to each person whom the stockholder proposes to nominate for election as a director, (1) the name, age, business address and, if known, residence address of such person; (2) the principal occupation or employment of such person; (3) the class, series and number of shares of capital stock of the Corporation that are beneficially owned by such person; (4) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the U.S. Securities and Exchange Commission promulgated under the Exchange Act; and (5) the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected. The stockholder shall (i) notify the Corporation of any inaccuracy or change (within two business days of becoming aware of such inaccuracy or change) in any information previously provided to the Corporation pursuant to this By-Law and (ii) promptly update and supplement information previously provided to the Corporation pursuant to this By-Law, if necessary, so that the information provided or required to be provided shall be true and complete (1) as of the voting record date for the meeting and (2) as of the date that is 10 days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the Corporation’s principal executive offices. The Secretary shall deliver each such stockholder’s notice that has been timely received to the Board of Directors or a committee designated by the Board of Directors for review. Any person nominated for election as director by the Board of Directors or any committee designated by the Board of Directors shall, upon the request of the Board of Directors or such committee, furnish to the Secretary all such information pertaining to such person that is required to be set forth in a stockholder’s notice of nomination. Unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders to present such nomination, such nomination shall be disregarded, notwithstanding that the Corporation may have received proxies in respect of such vote.

Notwithstanding anything in these By-Laws to the contrary, except as otherwise fixed by or pursuant to the provisions of the Certificate of Incorporation or any Certificate of Designation relating to any class or series of Preferred Stock, no persons may be nominated for election to the Board of Directors except in accordance with the procedures set forth in this Section 4. The chairman of the meeting of stockholders shall, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by this subsection (d). If the chairman should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded.

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Section 5. Chairman; Vice Chairman. The Board of Directors shall elect from among its members (i) a director designated as the Chairman and (ii) a director designated as the Vice Chairman. The Chairman shall serve as chairman of the Board of Directors and preside at meetings of the stockholders and of the Board of Directors. Each of the Chairman and the Vice Chairman shall have such duties as may be assigned to him or her by the Board of Directors.

Section 6. Organization. At all meetings of the Board of Directors, the Chairman, or, in the absence of the chairman, the Vice Chairman, shall act as chairman of the meeting. In the absence of the Chairman and the Vice Chairman, a director chosen by a majority of the directors present shall act as chairman of the meeting. The Secretary or, in the Secretary’s absence, an Assistant Secretary shall act as secretary of meetings of the Board of Directors. In the absence of the Secretary or an Assistant Secretary at such meeting, the chairman of the meeting shall appoint any person to act as secretary of the meeting.

Section 7. Place of Meeting and Action Without Meeting. Meetings of the Board of Directors, regular or special, may be held either within or without the State of Delaware. The Board of Directors may meet in person or by telephone, video conference or other communications equipment by means of which all persons participating in such meeting can hear each other. Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all of the members of the Board of Directors or any such committee consent thereto in writing, by electronic transmission or transmissions, or as otherwise permitted by law and, if required by law, the writing or electronic transmission or transmissions are filed with the minutes of the proceedings of the Board of Directors or of such committee.

Section 8. Organizational Meeting. The annual organizational meeting of the Board of Directors shall be held immediately following the annual meeting of stockholders and at the same place, without the requirement of any notice other than this provision of the By-Laws, or at such other date, time and place as the Board of Directors may determine.

Section 9. Regular Meetings: Notice. Regular meetings of the Board of Directors shall be held at such times and places as the Board of Directors or the Chairman may from time to time determine. Notice of such meetings need not be given if the time and place have been fixed previously.

Section 10. Special Meetings. Special meetings of the Board of Directors shall be held whenever called by (i) order of the Chief Executive Officer, the Chairman or the majority of the directors then in office, or (ii) order of the Vice Chairman or the chair of any committee with the support of at least two other directors. Notice of each such meeting, which need not specify the business to be transacted thereat, shall (i) be mailed to each director, addressed to his or her residence or usual place of business, at least three days before the day of the meeting, (ii) be delivered at least twenty-four hours before the time of the meeting by a form of electronic transmission or (iii) be delivered personally or by telephone, not later than the day before the day on which the meeting is to be held.

Section 11. Waiver of Notice. Whenever any notice is required to be given to a director of any meeting of the Board of Directors or any committee thereof for any purpose under the provisions of law, the Certificate of Incorporation or these By-Laws, a waiver thereof in writing signed by the person or persons entitled to such notice, either before or after the time stated therein, shall be equivalent to the giving of such notice. A director’s attendance at or participation in a meeting waives any required notice to him or her of the meeting unless at the beginning of the meeting or promptly upon the director’s arrival, he or she objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

Section 12. Quorum and Manner of Acting. Except where otherwise provided by law, a majority of the number of directors fixed by resolution of the Board of Directors at the time of any regular or special meeting shall constitute a quorum for the transaction of business at such meeting, and the affirmative vote of a majority of the directors present at any such meeting at which a quorum is present shall be the act of the Board of Directors. In the absence of a quorum, a majority of those present may adjourn the meeting from time to time until a quorum is present. Notice of any such adjourned meeting need not be given.

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Section 13. Order of Business. At all meetings of the Board of Directors business may be transacted in such order as from time to time the Board of Directors may determine.

Section 14. Resignation of Director. Any director may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors, the Chairman or the Secretary. Unless the resignation is contingent on acceptance by the Board of Directors, or as otherwise stated in the notice of resignation, it shall take effect when delivered.

Section 15. Committees. (a) In addition to the operations and strategy committee authorized by Article IV of these By-Laws, other committees may be designated by the Board of Directors by a resolution adopted by the number of directors required to take action under Article III, Section 12 hereof. Any such committee, to the extent provided in the resolution of the Board of Directors designating the committee, shall have and may exercise the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, except as limited by law.

(b) The Board of Directors may appoint members to each committee meeting any applicable qualifications set forth in that committee’s charter at the Board of Directors’ annual organizational meeting or at such other time as the Board of Directors may determine. The Board of Directors may designate one or more directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present and not disqualified from voting, whether or not a quorum, may appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Unless the Board of Directors otherwise prescribes by resolution, such committee member will serve until he or she ceases to be a director, resigns or is removed. Any vacancy occurring on any committee may be filled by the Board of Directors. Each committee may delegate any of its responsibilities to the chair or another committee member, unless prohibited by law, regulation or national securities exchange listing standards (if any).

(c) A committee may meet in person or by telephone, video conference or other communications equipment by means of which all persons participating in such meeting can hear each other, and may act by unanimous written consent.

(d) Unless the Board of Directors otherwise prescribes by resolution, a majority of a committee’s members constitutes a quorum for the transaction of business at a committee meeting, and the affirmative vote of a majority of the committee members present at a meeting at which there is a quorum present will be the act of that committee. Each committee of the Board of Directors may prescribe its own rules for calling and holding meetings and its method of procedure, subject to any rules prescribed by the Board of Directors.

ARTICLE IV

Operations and Strategy Committee

Section 1. How Constituted and Powers. The Board of Directors, by resolution adopted pursuant to Article III, Section 15 hereof, may designate three directors to constitute an operations and strategy committee, who shall serve at the pleasure of the Board of Directors. The operations and strategy committee, to the extent provided in such resolution and permitted by law, shall have and may exercise all of the authority of the Board of Directors.

Section 2. Meetings. Meetings of the operations and strategy committee may be called by the chairman of the committee or by any two members of the committee. Notice of each such meeting, which need not specify the business to be transacted thereat, shall (i) be mailed to each member of the committee, addressed to his or her residence or usual place of business, at least three days before the day of the meeting, (ii) be delivered at least twenty-four hours before the time of the meeting by a form of electronic transmission or (iii) be delivered personally or by telephone, not later than the day before the day on which the meeting is to be held.

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ARTICLE V

Officers

Section 1. Election and Designation. The officers of the Corporation shall be elected by the Board of Directors and may include a Chief Executive Officer, a President of the Corporation (the “President”), a Chief Financial Officer of the Corporation (the “Chief Financial Officer”), one or more Vice Presidents (each, a “Vice President”), a Controller of the Corporation, a Treasurer of the Corporation (the “Treasurer”), a Secretary, and such other officers or assistant officers as the Board of Directors deems necessary or advisable with such powers and duties as prescribed herein or by the Board of Directors. The same person may hold any two or more offices.

Section 2. Appointment, Term of Office and Qualifications. The Board of Directors may authorize any duly elected officer to appoint one or more other officers or assistant officers. Unless the Board of Directors otherwise prescribes by resolution, each officer shall hold office until his or her respective successor shall have been duly chosen and qualified or until such officer’s resignation, death or removal.

Section 3. Vacancies. If any vacancy shall occur among the officers or assistant officers of the Corporation, the Board of Directors, or any duly elected officer authorized by the Board of Directors to appoint such officer or assistant officer, may fill such vacancy.

Section 4. Removal. The Board of Directors may remove any officer or assistant officer at any time either with or without cause. Any officer or assistant officer appointed by another officer may likewise be removed by such officer.

Section 5. Chief Executive Officer. The Chief Executive Officer shall be in charge of the Corporation’s business and affairs under the basic policies set by the Board of Directors and shall from time to time report to the Board of Directors on matters within his or her knowledge that the interests of the Corporation may require be brought to the Board of Directors’ notice. The Chief Executive Officer shall be responsible to the Board of Directors and shall perform such other duties as shall be assigned to him or her by the Board of Directors.

Section 6. President. The President shall perform such senior duties as he may agree with the Chief Executive Officer or as shall be assigned to him or her by the Board of Directors.

Section 7. Vice Presidents. One or more Vice Presidents, including Executive Vice Presidents of the Corporation (each, an “Executive Vice President”), shall assist the Chief Executive Officer in carrying out his or her respective duties and shall perform those duties that may from time to time be assigned to them by the Board of Directors or the Chief Executive Officer. A Vice President need not be an officer of the Corporation and shall not be deemed an officer of the Corporation unless elected by the Board of Directors.

Section 8. Chief Financial Officer. The Chief Financial Officer shall be an Executive Vice President and shall be responsible for the management and supervision of the financial affairs of the Corporation.

Section 9. Secretary. The Secretary shall keep the minutes of all meetings of the stockholders and of the Board of Directors in a book or books kept for that purpose. He or she shall keep in safe custody the seal of the Corporation, and shall affix such seal to any instrument requiring it. The Secretary shall have charge of such books and papers as the Board of Directors may direct. He or she shall attend to the giving and serving of all notices of the Corporation and shall also have such other powers and perform such other duties as pertain to the Secretary’s office, or as the Board of Directors, Chairman or Chief Executive Officer may from time to time prescribe.

Section 10. Assistant Officers. In the absence or disability of an officer, one or more assistant officers shall perform all of the duties of the officer and, when so acting, shall have all of the powers of, and be subject to all the restrictions upon, the officer. Assistant officers shall also perform such other duties as from time to time may be assigned to them by the Board of Directors or an officer. Assistant officers need not be officers of the Corporation and shall not be deemed officers of the Corporation unless elected by the Board of Directors.

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ARTICLE VI

Contracts, Checks, Drafts, Bank Accounts, Etc.

Section 1. Contracts. Except as the Board of Directors may, from time to time, otherwise provide, the Chief Executive Officer, any Executive Vice President and such other persons as the Chief Executive Officer or the Board of Directors may authorize shall have the power to execute any contract or other instrument on behalf of the Corporation. The Board of Directors, in its discretion, may authorize the power to execute any contract or other instrument on behalf of the Corporation to the chairman of a committee of the Corporation. Except as the Board of Directors may, for time to time, otherwise provide, no other officer, agent or employee shall, unless otherwise in these By-Laws provided, have any power or authority to bind the Corporation by any contract or acknowledgement, or pledge its credit or render it liable pecuniarily for any purpose or to any amount.

Section 2. Loans. The Chief Executive Officer, any Executive Vice President and such other persons as the Chief Executive Officer or the Board of Directors may authorize shall have the power to borrow money for the Corporation from any bank, trust company or other institution, or from any corporation, firm or individual, and in connection with such loans and advances may make, execute and deliver promissory notes or other evidences of indebtedness of the Corporation, and, as security for the payment of any and all loans, advances, indebtedness and liability of the Corporation, may pledge, hypothecate or transfer any and all stocks, securities and other property at any time held by the Corporation, and to that end endorse, assign and deliver the same.

Section 3. Voting of Stock and Other Interests Held. The Chief Executive Officer, any Executive Vice President or the Secretary may from time to time appoint an attorney or attorneys or agent or agents of the Corporation to cast the votes that the Corporation may be entitled to cast as a stockholder or otherwise in any other entity at meetings of the holders of the capital stock or other interests of such other entity, or to consent in writing to any action by such other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed on behalf of the Corporation such written proxies, consents, waivers or other instruments as such officer may deem necessary or proper in the premises; or the Chief Executive Officer, any Executive Vice President or the Secretary may attend in person any meeting of the holders of capital stock or other interests of such other entity and thereat vote or exercise any and all powers of the Corporation as the holder of such capital stock or other interests of such other entity.

ARTICLE VII

Certificates Representing Shares

Shares of the Corporation may but need not be certificated and the Board of Directors may provide by resolution or resolutions that some or all of the shares of one or more classes or series of capital stock of the Corporation be uncertificated. Shares represented by certificates shall be signed by the Chairman, President or any Vice President and the Treasurer, Secretary or any Assistant Treasurer or Assistant Secretary. Any and all signatures on such certificates, including signatures of officers, transfer agents and registrars, may be facsimile. The Board of Directors may make such additional rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of capital stock of each class and series of the Corporation. The Corporation shall replace certificates that become destroyed, stolen, mutilated or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen, mutilated or lost, together with any indemnity that may be reasonably required by the Corporation. The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars and may require stock certificates to be countersigned or registered by one or more of such transfer agents and/or registrars.

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ARTICLE VIII

Distributions

Subject to the rights of any class or series of stock set forth in the Certificate of Incorporation, the Board of Directors may from time to time, in its discretion, declare payment of dividends or other distributions on its outstanding shares of capital stock in such manner and upon such terms and conditions as are permitted by the Certificate of Incorporation and the DGCL.

ARTICLE IX

Seal

The Board of Directors may provide a suitable seal or seals, which shall be in the form of a circle, and shall have inscribed thereon the full name of the Corporation, the year of its incorporation and the words “Corporate Seal, Delaware.”

ARTICLE X

Fiscal Year

The fiscal year of the Corporation shall end on the Sunday nearest to December 31 of each year.

ARTICLE XI

Amendment

Subject to any limitations provided in the Certificate of Incorporation, the Board of Directors may adopt, amend or repeal the By-Laws. Notwithstanding the foregoing, the stockholders may adopt amend, amend or repeal the By-Laws as provided in the Certificate of Incorporation.

ARTICLE XII

Unavailability of Officers

In the event an officer of the Corporation is unavailable to perform his or her duties for any reason, and notwithstanding any provision of these By-Laws to the contrary, the Board of Directors is authorized to elect any director or officer of the Corporation to fill such position on a temporary basis. Any person so elected shall have such title as the Board of Directors may confer and, unless limited by the resolution electing such person, have all the powers and duties of the office being temporarily filled as set forth in these By-Laws and shall hold such office until the Board of Directors determines the original officer is again available to serve or until such temporary officer resigns or the Board of Directors removes such officer.

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Exhibit C

Form of Registration Rights Agreement

[attached]

Exhibit C-1

EXHIBIT C

FORM OF AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

by and among

The Kraft Heinz Company,

3G Global Food Holdings, L.P.

and

Berkshire Hathaway Inc.

Dated as of [—], 2015

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), is made and entered into as of [—], 2015, by and among The Kraft Heinz Company, a Delaware corporation (the “Company”), 3G Global Food Holdings, L.P., a Cayman Islands exempted limited partnership (“3G”), and Berkshire Hathaway Inc., a Delaware corporation (“Berkshire”; each of 3G and Berkshire, together with the Permitted Transferees that become a party to this Agreement in accordance with Section 13, an “Investor” and, collectively, the “Investors”).

WHEREAS, the Company and each of the Investors are party to that certain Registration Rights Agreement, dated as of June 7, 2013 (the “Original Agreement”); and

WHEREAS, in connection with the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of March 24, 2015 (the “Merger Agreement”), among the Company, Kite Merger Sub Corp., a Virginia corporation, Kite Merger Sub LLC a Delaware limited liability company, and Kraft Foods Group, Inc., a Virginia corporation, the Company and each of the Investors desire, as of the Effective Time, to amend and restate the Original Agreement in its entirety to be in the form of this Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1. Certain Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

“3G” has the meaning set forth in the introductory paragraph hereto.

“3G Permitted Transferee” means any Affiliate of 3G that has acquired Shares by means of a Permitted Transfer.

“Affiliate” of any Person means any other Person which, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For purposes of this Agreement, the current principals of 3G Capital Partners Ltd. and the current managing partner of 3G Capital Partners Ltd. (together with (a) any trust that is formed by any such individuals for estate planning purposes, (b) any investment fund that is controlled by such individuals (or, upon death or incapacity of such individual, such individual’s immediate family), and (c) any personal investment holding entity that is formed by any such individual and is majority-owned and controlled by such individual (or, upon death or incapacity of such individual, such individual’s immediate family)) shall each be deemed to be an Affiliate of 3G. The term “control” (including the terms “controlling,” “controlled” and “under common control with”) as used with respect to any Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Amended and Restated Registration Rights Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to this Amended and Restated Registration Rights Agreement as the same may be in effect at the time such reference becomes operative.

“Automatic Shelf Registration Statement” has the meaning set forth in Section 2(a).

“beneficially own” means, with respect to any Person, securities of which such Person or any of such Person’s Affiliates, directly or indirectly, has “beneficial ownership” as determined pursuant to Rule 13d-3 and Rule 13d-5 of the Exchange Act, including securities beneficially owned by others with whom such Person or any of its Affiliates has agreed to act together for the purpose of acquiring, holding, voting or disposing of such securities; provided that a Person shall not be deemed to “beneficially own” (i) securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates until such tendered securities are accepted for payment, purchase or exchange, (ii) any security as a result of an oral or written agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding: (a) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the Exchange Act, and (b) is not also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report). Without limiting the foregoing, a Person shall be deemed to be the beneficial owner of all Registrable Shares owned of record by any majority-owned subsidiary of such Person.

“Berkshire” has the meaning set forth in the introductory paragraph hereto.

“Berkshire Permitted Transferee” means any Affiliate of Berkshire that has acquired Shares by means of a Permitted Transfer.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the City of New York, New York.

“Certificate of Incorporation” means the Company’s Second Amended and Restated Certificate of Incorporation, as amended and restated from time to time (including any certificate of designations adopted by the Company’s board of directors pursuant to the Certificate of Incorporation).

“Chosen Courts” has the meaning set forth in Section 14(e).

“Common Stock” means the common stock of the Company, par value $0.01 per share.

“Company” has the meaning set forth in the introductory paragraph hereto.

“Demand Registration” has the meaning set forth in Section 2(a).

“Demand Registration Statement” has the meaning set forth in Section 2(a).

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“Effectiveness Deadline” shall mean, with respect to any Registration Statement required to be filed to cover the resale by an Investor of the Registrable Shares, (i) the date such Registration Statement is filed, if the Company is a WKSI as of such date and such Registration Statement is an Automatic Shelf Registration Statement eligible to become immediately effective upon filing pursuant to Rule 462, or (ii) if the Company is not a WKSI as of the date such Registration Statement is filed, the 5th Business Day following the date on which the Company is notified by the SEC that such Registration Statement will not be reviewed or is not subject to further review and comments and will be declared effective upon request by the Company.

“Equity Shares” means the Shares owned by each of 3G and Berkshire on the date hereof after giving effect to the Equity Investment, the Merger and the other Transactions.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Exercise Shares” means the shares of Common Stock acquired by Berkshire upon exercise of the Warrant.

“Filing Deadline” shall mean, with respect to any Registration Statement required to be filed to cover the resale by an Investor of the Registrable Shares, (i) 30 days following a Request, if the Company is a WKSI as of the date of such Request, or (ii) if the Company is not a WKSI as of the date of such Request, (x) 40 days following such Request if the Company is then eligible to register for resale of the Registrable Shares on Form S-3 or (y) if the Company is not then eligible to use Form S-3, 60 days following such Request, provided that, to the extent that the Company has not been provided the information regarding an Investor and the Registrable Shares required to be included in such Registration Statement at least fifth Business Days prior to the applicable Filing Deadline, then such Filing Deadline shall be extended to the fifth Business Day following the date on which such information is provided to the Company.

“Form S-3” means a registration statement on Form S-3 under the Securities Act or such successor forms thereto permitting registration of securities under the Securities Act.

“Governmental Entity” means any national, federal, state, municipal, local, territorial, foreign or other government or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal.

“Holdback Agreement” has the meaning set forth in Section 7.

“Holdback Period” has the meaning set forth in Section 7.

“Investors” has the meaning set forth in the introductory paragraph hereto. References herein to an Investor shall apply to Permitted Transferees who become Investors pursuant to Section 13, provided that for purposes of all thresholds and

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limitations herein, the actions of each Permitted Transferee shall be aggregated with the Investor who was a shareholder of the Company on the date hereof and from whom such Permitted Transferee directly or indirectly acquired Shares.

“Long-Form Registration” has the meaning set forth in Section 2(a).

“Merger Agreement” has the meaning set forth in the Recitals hereto.

“Original Agreement” has the meaning set forth in the Recitals hereto.

“Permitted Transfer” means a Transfer of Shares by (a) Berkshire or any Affiliate of Berkshire to any Affiliate of Berkshire or (b) 3G or any Affiliate of 3G to any Affiliate of 3G; provided that any Transfer of Shares under clause (a) or (b) to a limited partner or member shall be by means of distribution of Shares to such Person, with no value paid by such limited partner or member in exchange for distribution of such Shares; provided, further, that neither Berkshire nor 3G shall avoid the provisions of clause (a) or (b), as applicable, by making one or more Transfers to one or more Permitted Transferees and then disposing of all or any portion of such party’s interest in any such Permitted Transferee. On subsequent Transfers by a Permitted Transferee, the determination of whether the transferee is a Permitted Transferee shall be determined by reference to the Investor who was an original party to this Agreement, not by reference to the transferring Permitted Transferee in such subsequent Transfer. If at any time after a Permitted Transfer, a transferee ceases to be a Permitted Transferee of the Investor who Transferred the Shares to the transferee, then such transferee must Transfer the Shares to such Investor or a Permitted Transferee of such Investor as promptly as practicable. No Permitted Transfer shall conflict with or result in any violation of a judgment, order, decree, statute, law, ordinance, rule or regulation.

“Permitted Transferee” means any 3G Permitted Transferee or Berkshire Permitted Transferee, as applicable.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporated organization, association, corporation, institution, public benefit corporation, Governmental Entity or any other entity.

“Piggyback Registration” has the meaning set forth in Section 3(a).

“Preferred Stock” means the 80,000 shares of 9.00% Cumulative Compounding Preferred Stock, Series A, of the Company.

“Prospectus” means the prospectus or prospectuses (whether preliminary or final) included in any Registration Statement and relating to Registrable Shares, as amended or supplemented and including all material incorporated by reference in such prospectus or prospectuses.

“Redemption Offering” has the meaning set forth in the Certificate of Incorporation.

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“Registrable Shares” means, at any time, (i) the Equity Shares, (ii) the Exercise Shares, and (iii) any securities issued by the Company after the date hereof in respect of the Equity Shares or the Exercise Shares by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, but excluding (iv) any and all Equity Shares, Exercise Shares and other securities referred to in clauses (i), (ii) and (iii) that at any time after the date hereof (a) have been sold pursuant to an effective registration statement or Rule 144 under the Securities Act, (b) have been sold in a transaction where a subsequent public distribution of such securities would not require registration under the Securities Act, (c) are eligible for sale pursuant to Rule 144 under the Securities Act without limitation thereunder on volume or manner of sale, (d) are not outstanding, or (e) have been transferred in violation of Section 12 hereof (or any combination of clauses (a), (b), (c), (d) and (e)). It is understood and agreed that, once a security of the kind described in clause (i), (ii) or (iii) above becomes a security of the kind described in clause (iv) above, such security shall cease to be a Registrable Share for all purposes of this Agreement and the Company’s obligations regarding Registrable Shares hereunder shall cease to apply with respect to such security.

“Registration Expenses” has the meaning set forth in Section 10(a).

“Registration Statement” means any registration statement of the Company which covers any of the Registrable Shares pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all documents incorporated by reference in such Registration Statement.

“Request” has the meaning set forth in Section 2(a).

“S-3 Shelf Registration” has the meaning set forth in Section 2(a).

“S-3 Shelf Registration Statement” has the meaning set forth in Section 4(a).

“SEC” means the Securities and Exchange Commission or any successor agency.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Shares” means any shares of Common Stock.

“Shelf Takedown” has the meaning set forth in Section 4(b).

“Short-Form Registration” has the meaning set forth in Section 2(a).

“Suspension Period” has the meaning set forth in Section 8(a).

“Termination Date” means the first date on which there are no Registrable Shares held by any Investor or, if later, the date on which no Preferred Stock remains outstanding.

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“Third-Party Holdback Period” means any Holdback Period imposed on an Investor pursuant to Section 7 in respect of an underwritten offering of Shares in which (i) such Investor elected not to participate or (ii) such Investor’s participation was reduced or eliminated pursuant to Section 3(b) or 3(c).

“Transfer” means to transfer, sell, assign, pledge, hypothecate, give, create a security interest in or lien on, place in trust (voting or otherwise), assign or in any other way encumber or dispose of (including any deprivation or divestiture of any right, title or interest), directly or indirectly and whether or not by operation of law or for value, any legal, economic or beneficial interest in Shares, or the Warrant.

“underwritten offering” means a registered offering in which securities of the Company are sold to one or more underwriters on a firm-commitment basis for reoffering to the public, and “underwritten Shelf Takedown” means an underwritten offering effected pursuant to an S-3 Shelf Registration.

“Warrant” means Berkshire’s warrant to purchase 46,195,652 shares of Common Stock pursuant to Warrant No. 1, dated as of June 7, 2013.

“WKSI” shall mean a “well known seasoned issuer” as defined in Rule 405 under the Securities Act.

In addition to the above definitions, unless the context requires otherwise:

(i) any reference to any statute, regulation, rule or form as of any time shall mean such statute, regulation, rule or form as amended or modified and shall also include any successor statute, regulation, rule or form, as amended, from time to time;

(ii) “including” shall be construed as inclusive without limitation, in each case notwithstanding the absence of any express statement to such effect, or the presence of such express statement in some contexts and not in others;

(iii) references to “Section” are references to Sections of this Agreement;

(iv) words such as “herein”, “hereof”, “hereinafter” and “hereby” when used in this Agreement refer to this Agreement as a whole; and

(v) references to “dollars” and “$” mean U.S. dollars.

Section 2. Demand Registration.

(a) Right to Request Registration. Subject to the provisions hereof, until the Termination Date, each Investor or any group of Investors shall have the right to make requests in writing (each, a “Request”) (which Request shall specify the Registrable Shares intended to be disposed and the intended method of distribution thereof) that the Company register all or part of the Registrable Shares held by such Investor(s) on Form

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S-1 or any similar long-form registration (“Long-Form Registrations”) or Form S-3 or any similar short-form registration (“Short-Form Registrations”), if available, provided that, in either case, the number of Registrable Shares included in the Request (i) would, if fully sold, yield gross proceeds to the Investor(s) making the Request of at least $200,000,000 (based on the then-current market prices of the Common Stock) or (ii) consists of all Registrable Shares then owned by 3G and all of the 3G Permitted Transferees, or Berkshire and all of the Berkshire Permitted Transferees, as applicable. The Investor(s) making any Request shall send a copy of such Request to the other Investors at the same time as it is sent to the Company, and each other Investor may elect to include Registrable Shares owned by it in the same registration by providing written notice of such election to the Company and the Investor(s) making the Request within five (5) Business Days of receiving the Request (which notice shall specify the Registrable Securities intended to be included). All registrations requested pursuant to this Section 2(a) are referred to herein as “Demand Registrations.” Each Investor may request that the registration be made pursuant to Rule 415 under the Securities Act (an “S-3 Shelf Registration”) and, if the Company is a WKSI at the time any request for a Registration Statement is submitted pursuant to this Section 2(a) (a “Demand Registration Statement”) to the Company, that such S-3 Shelf Registration be an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) (an “Automatic Shelf Registration Statement”). The Company shall file such Registration Statement as promptly as practicable, but no later than the applicable Filing Deadline, and shall use its reasonable best efforts to cause the Registration Statement to be declared effective or otherwise become effective under the Securities Act as promptly as practicable but, in any event, no later than the Effectiveness Deadline.

(b) Number of Demand Registrations. Subject to the limitations of Sections 2(a), 2(d) and 4(a), 3G and the 3G Permitted Transferees that have become Investors pursuant to Section 13 below shall be entitled to request up to three Demand Registrations in the aggregate, and Berkshire and the Berkshire Permitted Transferees that have become Investors pursuant to Section 13 below shall be entitled to request up to three Demand Registrations in the aggregate; provided, however, that a registration shall not count as a Demand Registration pursuant to this Section 2 unless the holders of Registrable Shares are able to register and sell at least 90% of the Registrable Shares requested to be included in such registration. Demand Registrations shall be Short-Form Registrations whenever the Company is permitted to use any applicable short form registration and if the managing underwriter, if any, agrees to the use of a Short-Form Registration. The Company shall use its reasonable best efforts to make Short-Form Registrations available for the sale of Registrable Shares.

(c) Priority on Demand Registrations. The Company may include Shares other than Registrable Shares in a Demand Registration for any accounts (including for the account of the Company) on the terms provided below if such Demand Registration is an underwritten offering, and only with the consent of the managing underwriters of such offering. If the managing underwriters of the requested Demand Registration advise the Company and the Investors participating in such Demand Registration that in their opinion the number of Shares proposed to be included in the Demand Registration exceeds the number of Shares which can be sold in such underwritten offering without

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delaying or otherwise affecting the success of the offering (including the price per share of the Shares proposed to be sold in such underwritten offering), the Company shall include in such Demand Registration (i) first, the number of Registrable Shares that the Investors propose to sell, and (ii) second, unless any additional Shares exceed the amount that the managing underwriter(s) determine can be sold without delaying or otherwise adversely affecting the success of the offering, the number of Shares proposed to be included therein by any other Persons (including Shares to be sold for the account of the Company) allocated among such other Persons in such manner as the Company may determine. If more than one Investor is participating in such Demand Registration, and the number of Shares which can be sold, as so determined by the managing underwriters, is less than the number of Shares proposed to be registered pursuant to clause (i) above by the Investor(s), then the Registrable Shares that are included in such Demand Registration shall be allocated pro rata among the participating Investors on the basis of the number of Registrable Shares owned by each such Investor.

(d) Restrictions on Demand Registrations. Notwithstanding any contrary provision of this Agreement, no Investor shall be entitled to request a Demand Registration at any time when (i) a Redemption Offering has been initiated (and not withdrawn) by Berkshire and such Redemption Offering has not yet been consummated, or (ii) the Company is diligently pursuing a primary or secondary underwritten offering pursuant to a Piggyback Registration, unless, in the case of this clause (ii), the offering to be effected pursuant to the requested Demand Registration can be effected pursuant to an S-3 Shelf Registration and the Company, in accordance with Section 4, effects or has effected an S-3 Shelf Registration pursuant to which such offering can be effected.

(e) Underwritten Offerings. An Investor or group of Investors making a Request shall only be entitled to request an underwritten offering pursuant to a Demand Registration (subject to the same minimum proceeds test set forth in subsection (a) above) if the request is not made within 120 days after such Investor(s) (or the Investor from which Registrable Shares were acquired directly or indirectly by any such Investor, or any Permitted Transferee who acquired its Registrable Shares directly or indirectly from any such Investor) have sold at least 90% of the Shares requested to be included in an underwritten offering pursuant to a Demand Registration or an S-3 Shelf Registration. The Investor(s) participating in such an underwritten Demand Registration shall together (i) select the investment banking firm or firms to act as the managing underwriter or underwriters in connection with such offering, and (ii) otherwise mutually manage and direct all decisions required for effecting such Demand Registration; provided that (i) any investment banking firm or firms selected pursuant to clause (i) above shall be selected subject to the approval of the Company, which approval shall not be unreasonably withheld and (ii) the Company shall select the investment banking firm(s) if the Investors cannot agree on such selection.

(f) Effective Period of Demand Registrations. Upon the date of effectiveness of any Demand Registration for an underwritten offering and if such offering is priced promptly on or after such date, the Company shall use reasonable best efforts to keep such Demand Registration Statement effective for a period equal to 120 days from such date or such shorter period which shall terminate when all of the Registrable Shares covered by such Demand Registration have been sold by the participating Investor(s).

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(g) Other Registration Rights. Until the time when Berkshire and the Berkshire Permitted Transferees no longer hold any shares of Preferred Stock and the Investors collectively own 10% or less of the outstanding Shares, the Company shall not grant to any Persons the right to request the Company to register any equity securities of the Company, or any securities convertible or exchangeable into or exercisable for such securities, without the prior written consent of both 3G (as long as it and/or the 3G Permitted Transferees hold Registrable Shares) and Berkshire (as long as it and/or the Berkshire Permitted Transferees hold Registrable Shares or shares of Preferred Stock); provided that the Company may grant rights to employees of the Company and its Subsidiaries who are not Affiliates of the Investors, and not persons eligible to acquire Shares from an Investor in a Permitted Transfer, to participate in Piggyback Registrations so long as such rights are subordinate to the rights of the Investors with respect to such Piggyback Registrations as provided in Section 3 below.

Section 3. Piggyback Registrations.

(a) Subject to Section 3(b), whenever prior to the Termination Date the Company proposes to register any Shares under the Securities Act (other than on a registration statement on Form S- 8, F-8, S-4 or F-4 or any successor form thereto), whether for its own account or for the account of one or more holders of Shares (other than the Investors), and the form of registration statement to be used may be used for any registration of Registrable Shares (a “Piggyback Registration”), the Company shall give written notice to each Investor of its intention to effect such a registration and, subject to Sections 3(b) and 3(c), shall include in such registration statement and in any offering of Shares to be made pursuant to that registration statement all Registrable Shares with respect to which the Company has received a written request for inclusion therein from an Investor within five (5) Business Days after such Investor’s receipt of the Company’s notice or, in the case of a primary offering, such shorter time as is reasonably specified by the Company in light of the circumstances (provided that only Registrable Shares of the same class or classes as the Shares being registered may be included). The provisions of this Section 3(a) shall apply without regard to whether the Company proposes to register such Shares at its own option or as set forth in any other agreement by which the Company is bound. This Agreement alone shall not be interpreted to impose on the Company any obligation to proceed with any Piggyback Registration and the Company may abandon, terminate and/or withdraw such registration for any reason at any time prior to the pricing thereof. If the Company or any other Person other than an Investor proposes to sell Shares in an underwritten offering pursuant to a registration statement on Form S-3 under the Securities Act, such offering shall be treated as a primary or secondary underwritten offering pursuant to a Piggyback Registration.

(b) Priority on Primary Piggyback Registrations. Except in the case of a Redemption Offering, if a Piggyback Registration is initiated as a primary underwritten offering on behalf of the Company and the managing underwriters advise the Company that in their opinion the number of Shares proposed to be included in such offering

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exceeds the number of Shares (of any class) which can be sold in such offering without delaying or otherwise adversely affecting the success of the offering (including the price per share of the Shares proposed to be sold in such offering), the Company shall include in such registration and offering (i) first, the number of Shares that the Company proposes to sell, and (ii) second, the number of Shares requested to be included therein by the Investors, pro rata among such Investors on the basis of the number of Registrable Shares owned by each such Investor up to such number, if any, that the managing underwriters determine can be included in such offering without delaying or otherwise adversely affecting the success of the offering. Notwithstanding the foregoing, if a Piggyback Registration is a Redemption Offering, the Investors shall only be permitted to include Shares in such Piggyback Registration if and to the extent the managing underwriters conclude that Shares can be sold in excess of the Shares proposed by Berkshire to be sold in such Redemption Offering without delaying or otherwise adversely affecting the success of the Redemption Offering (including the price per share of the Shares proposed to be sold in such Redemption Offering). If the managing underwriters so conclude that excess Shares can be sold by Investors in a Redemption Offering without delaying or otherwise adversely affecting the success of the Redemption Offering, the Company shall include in such Redemption Offering (i) first, the number of Shares that Berkshire proposes to include, and (ii) second, the number of Registrable Shares requested to be included by any Investors, pro rata among such Investors on the basis of the number of Registrable Shares owned by each such Investor up to such number, if any, that the managing underwriters determine can be included in such offering without delaying or otherwise adversely affecting the success of the offering.

(c) Priority on Secondary Piggyback Registrations. If a Piggyback Registration is not a Redemption Offering and is initiated as an underwritten registration on behalf of a holder of Shares other than the Investors, and the managing underwriters advise the Company that in their opinion the number of Shares proposed to be included in such registration exceeds the number of Shares (of any class) which can be sold in such offering without delaying or otherwise adversely affecting the success of the offering (including the price per share of the Shares to be sold in such offering), then the Company shall include in such registration (i) first, the number of Shares requested to be included therein by the holder(s) requesting such registration, (ii) second, the number of Shares requested to be included therein by the Investors pro rata among such Investors on the basis of the number of Registrable Shares owned by each such Investor and (iii) third, the number of Shares proposed to be included therein by any other Persons (including Shares to be sold for the account of the Company) allocated among such other Persons in such manner as the Company may determine.

(d) Selection of Underwriters. If any Piggyback Registration is a primary or secondary underwritten offering, subject to Sections 5 and 6, the Company shall have the right to select the managing underwriter or underwriters to administer any such offering.

(e) Basis of Participations. No Investor may sell Registrable Shares in any offering pursuant to its right to participate in a Piggyback Registration unless it (a) agrees to sell such Shares on the same basis provided in the underwriting or other distribution arrangements approved by the Company and that apply to the Company or any other

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holders involved in such Piggyback Registration and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, lockups and other documents required under the terms of such arrangements.

Section 4. S-3 Shelf Registration.

(a) Right to Request Registration. Subject to the provisions hereof and the Company’s eligibility to use Form S-3, as promptly as practicable after the Company receives written notice of a request for an S-3 Shelf Registration from either of 3G or Berkshire, the Company shall file with the SEC a registration statement under the Securities Act for the S-3 Shelf Registration (a “S-3 Shelf Registration Statement”). A request for an S-3 Shelf Registration Statement may not be made within 120 days after the requesting Investor (or any Permitted Transferees who acquired their Registrable Shares directly or indirectly from such original Investor) has sold at least 90% of the Shares requested to be included in a Demand Registration or at any time when an S-3 Shelf Registration covering Shares of the requesting Investor or any of its direct or indirect Permitted Transferees is in effect or a Redemption Offering has been initiated (and not withdrawn) by Berkshire and not yet consummated. Once effective, the Company shall cause such S-3 Shelf Registration Statement to remain continuously effective for such time period as is specified in such request but for no time period longer than the period ending on the earliest of (A) the date on which all Registrable Shares covered by such S-3 Shelf Registration have been sold pursuant to the S-3 Shelf Registration, (B) the date as of which there are no longer any Registrable Shares covered by such S-3 Shelf Registration in existence and (C) the date on which such S-3 Shelf Registration Statement expires, provided that the Company shall renew such S-3 Shelf Registration Statement upon such expiration. If permitted under the Securities Act, such Registration Statement shall be an Automatic Shelf Registration Statement. The right to request an S-3 Shelf Registration hereunder is in addition to the rights of 3G and Berkshire under Section 2 with respect to Demand Registrations. The right to request an S-3 Shelf Registration hereunder may be exercised no more than once by each of 3G and Berkshire; provided that if, 12 calendar months after the first day of the month following the date hereof, the Company does not meet the eligibility requirements of Form S-3 or loses its eligibility to use Form S-3, then 3G and Berkshire shall (subject to satisfying the conditions to a Demand Registration set forth in Section 2) each be entitled to request up to three additional Demand Registrations in the aggregate per year, until such time as the Company meets the eligibility requirements of Form S-3; provided, further that if either 3G or Berkshire has used its right to a S-3 Shelf Registration pursuant to this Section 4 and has (inclusive of its direct and indirect Permitted Transferees who have become Investors under Section 13 below) exercised fewer than three Demand Registrations, then either 3G or Berkshire, as applicable, may elect a second S-3 Shelf Registration and, upon such election, the number of Demand Registrations available to it and its direct and indirect Permitted Transferees who have become Investors under Section 13 below shall be reduced by one.

(b) Right to Effect Shelf Takedowns. Subject to Section 7, each Investor shall be entitled, at any time and from time to time when an S-3 Shelf Registration Statement is effective and until the Termination Date, to sell such Registrable Shares as are then

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registered pursuant to such S-3 Shelf Registration Statement (each, a “Shelf Takedown”), but only upon not less than three Business Days’ prior written notice to the Company (if such takedown is to be underwritten). Such Investor or a group of Investors shall be entitled to request that a Shelf Takedown be an underwritten offering; provided, however, that the number of Registrable Shares included in each such underwritten Shelf Takedown (i) would reasonably be expected to yield gross proceeds to such Investor(s) of at least $100,000,000 (based on the then-current market prices), or (ii) consists of all Registrable Shares then owned by 3G and all of the 3G Permitted Transferees, or Berkshire and all of the Berkshire Permitted Transferees, as applicable, and provided, further, that such Investor(s) shall not be entitled to request any underwritten Shelf Takedown (x) within 120 days after any such Investor (or the Investor from which Registrable Shares were acquired directly or indirectly by such Investor, or any Permitted Transferee who acquired its Registrable Shares directly or indirectly from such Investor) have sold at least 90% of the Shares requested to be included in a Demand Registration or S-3 Shelf Registration or (y) at any time when a Redemption Offering has been initiated (and not withdrawn) by Berkshire and not yet consummated. Such Investor(s) shall give the Company prompt written notice of the consummation of each Shelf Takedown (whether or not underwritten).

(c) Priority on Underwritten Shelf Takedowns. The Company may include Shares other than Registrable Shares in an underwritten Shelf Takedown for any accounts on the terms provided below, but only with the consent of the managing underwriters of such offering, and whichever of the Investors has requested such Shelf Takedown (such consent not to be unreasonably withheld or delayed). If the managing underwriters of the requested underwritten Shelf Takedown advise the Company and the requesting Investors that in their opinion the number of Shares proposed to be included in the underwritten Shelf Takedown exceeds the number of Shares which can be sold in such offering without delaying or otherwise adversely affecting the success of the offering (including the price per share of the Shares proposed to be sold in such offering), the Company shall include in such underwritten Shelf Takedown (i) first, the number of Shares that the requesting Investor(s) proposes to sell, and (ii) second, the number of Shares proposed to be included therein by any other Persons (including Shares to be sold for the account of the Company) allocated among such other Persons in such manner as the Company may determine. If the number of Shares which can be sold without delaying or otherwise adversely affecting the success of the offering is less than the number of Registrable Shares proposed to be included in the underwritten Shelf Takedown pursuant to clause (i) above, the amount of Shares to be so sold shall be allocated to the Investors pro rata according to the number of Registrable Shares owned by each such Investor. The provisions of this paragraph (c) apply only to a Shelf Takedown that an Investor has requested be an underwritten offering.

(d) Selection of Underwriters. If any of the Registrable Shares are to be sold in an underwritten Shelf Takedown initiated by an Investor and the other Investors are participating in such Shelf Takedown, the Investor requesting the Shelf Takedown shall have the right to select the investment banking firm(s) and manager(s) to administer the offering, subject to the other Investors’ approval (which approval shall not be unreasonably withheld or delayed); provided that (i) any investment banking firm or

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manager selected by the Investors shall be selected subject to the approval of the Company, which approval shall not be unreasonably withheld, and (ii) the Company shall select the investment banker(s) and manager(s) if the Investors cannot agree on such selection.

Section 5. Reserved.

Section 6. Redemption Offering. In the event Berkshire elects to effectuate a Redemption Offering in accordance with the terms of the Certificate of Incorporation, Berkshire, on behalf of the Company, shall select the investment banking firm or firms to act as the managing underwriter or underwriters in connection with such offering and shall otherwise manage and direct all decisions required for effecting one or more Redemption Offerings, as required, and effecting a redemption of the Preferred Stock in accordance with Article IV of the Certificate of Incorporation; provided that any investment banking firm or manager selected by Berkshire shall be selected subject to the approval of the Company, which approval shall not be unreasonably withheld.

Section 7. Holdback Agreements. The restrictions in this Section 7 shall apply for as long as any Investor is the beneficial owner of any Registrable Shares. (1) In connection with a Redemption Offering, (2) if the Company sells Shares or other securities convertible into or exchangeable for (or otherwise representing a right to acquire) Shares in any other primary underwritten offering pursuant to any registration statement under the Securities Act (but only if the Investors are provided their piggyback rights, if any, in accordance with Sections 3(a) and 3(b)), or (3) if any other Person sells Shares in a secondary underwritten offering pursuant to a Piggyback Registration in accordance with Sections 3(a) and 3(b), and if the managing underwriters for such offering (under any of clauses (1), (2) or (3)) advise the Company (in which case the Company promptly shall notify each Investor) that a public sale or distribution of Shares outside such offering would adversely affect such offering, then, if requested by the Company or, in the case of a Redemption Offering, if requested by Berkshire, each Investor shall agree, as contemplated in this Section 7, not to (and to cause its majority-controlled Affiliates not to) sell, transfer, pledge, issue, grant or otherwise dispose of, directly or indirectly (including by means of any short sale), or request the registration of, any Registrable Shares (or any securities of any Person that are convertible into or exchangeable for, or otherwise represent a right to acquire, any Registrable Shares) for a period (each such period, a “Holdback Period”) beginning on the 10th day before the pricing date for the Redemption Offering or other applicable offering and extending through the earlier of (i) the 120th day after such pricing date (subject to customary automatic extension in the event of the release of earnings results of or material news relating to the Company) and (ii) such earlier day (if any) as may be designated for this purpose by the managing underwriters for such offering (each such agreement of each Investor, a “Holdback Agreement”). Each Holdback Agreement shall be in writing in form and substance reasonably satisfactory to the Company and the managing underwriters and, in the case of a Redemption Offering, Berkshire. Notwithstanding the foregoing, except for a Redemption Offering, no Investor shall be obligated to make any Holdback Agreement unless the Company and each selling shareholder in such offering also execute agreements substantially similar to such Holdback Agreements. A Holdback

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Agreement shall not apply to (i) the exercise of any warrants or options to purchase shares of the Company (provided that such restrictions shall apply with respect to the securities issuable upon such exercise) or (ii) any Shares included in the underwritten offering giving rise to the application of this Section 7.

Section 8. Suspension Periods; Other.

(a) The Company may delay or suspend the filing, effectiveness or use of a Registration Statement (including by withdrawing or declining to amend any Registration Statement that has been filed or by declining to take other actions otherwise required hereunder with regard to any Registration Statement; provided, that, if a registration is withdrawn, such registration shall not count against the limitation on the number of such registrations set forth in Section 2 or Section 4), but only if the Company determines in its sole discretion (x) that proceeding with the use or effectiveness of such Registration Statement would require the Company to disclose material information that would not otherwise be required to be disclosed at that time and that the disclosure of such information at that time would not be in the Company’s best interests, or (y) that the registration or offering to be delayed or suspended would, if not delayed or suspended, materially adversely affect the Company and its subsidiaries taken as a whole or delay or otherwise materially adversely affect the success of, any pending or proposed material transaction, including any debt or equity financing, any acquisition or disposition, any recapitalization or reorganization or any other material transaction, whether due to commercial reasons, a desire to avoid premature disclosure of information or any other reason. Any period during which the Company has delayed or suspended a filing, an effective date or an offering or otherwise delayed or suspended use of a Registration Statement pursuant to this Section 8 is herein called a “Suspension Period”. If pursuant to this Section 8 the Company delays or withdraws a Demand Registration or S-3 Shelf Registration requested by an Investor, such Investor shall be entitled to withdraw such request and, if it does so, such request shall not count against the limitation on the number of such registrations set forth in Section 2 or Section 4. The Company shall provide prompt written notice to any effected Investor of the commencement and termination of any Suspension Period (and any withdrawal of a registration statement pursuant to this Section 8), but shall not be obligated under this Agreement to disclose the reasons therefor. Each Investor who becomes aware of a Suspension Period shall keep the existence of each Suspension Period confidential and refrain from making offers and sales of Registrable Shares (and direct any other Persons making such offers and sales to refrain from doing so) during each Suspension Period. In no event (i) may the Company deliver notice of a Suspension Period to an Investor more than twice in any calendar year and (ii) shall a Suspension Period or Suspension Periods be in effect for an aggregate of 120 days or more in any calendar year.

(b) Other Lockups. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to take any action hereunder that would violate any lockup or similar restriction binding on the Company and that was approved in advance by 3G and Berkshire, or in the case of a Redemption Offering, that was approved in advance by Berkshire, in connection with a prior or pending registration or underwritten offering.

(c) Certificate of Incorporation. In the event of any conflict between the terms of this Agreement and the Certificate of Incorporation, the Certificate of Incorporation shall prevail.

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Section 9. Registration Procedures.

(a) Subject to the limitations set forth herein, whenever an Investor requests that any Registrable Shares be registered pursuant to this Agreement, the Company shall use reasonable best efforts to effect, as soon as practical as provided herein, the registration and the sale of such Registrable Shares in accordance with the intended methods of disposition thereof, and, pursuant thereto, the Company shall, as soon as practical as provided herein:

(i) subject to the other provisions of this Agreement, use reasonable best efforts to prepare and file with the SEC a Registration Statement with respect to such Registrable Shares and cause such Registration Statement to become effective (unless it is automatically effective upon filing);

(ii) use reasonable best efforts to prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to comply with the applicable requirements of the Securities Act and to keep such Registration Statement effective for the relevant period required hereunder, but no longer than is necessary to complete the distribution of the Shares covered by such Registration Statement, and to comply with the applicable requirements of the Securities Act with respect to the disposition of all the Shares covered by such Registration Statement during such period in accordance with the intended methods of disposition set forth in such Registration Statement;

(iii) use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement, or the lifting of any suspension of the qualification or exemption from qualification of any Registrable Shares for sale in any jurisdiction in the United States;

(iv) deliver, without charge, such number of copies of the preliminary and final Prospectus and any supplement thereto as each participating Investor may reasonably request in order to facilitate the disposition of the Registrable Shares of such Investor covered by such Registration Statement in conformity with the requirements of the Securities Act;

(v) use reasonable best efforts to register or qualify such Registrable Shares under such other securities or blue sky laws of such U.S. jurisdictions as any participating Investor reasonably requests and continue such registration or qualification in effect in such jurisdictions for as long as the applicable Registration Statement may be required to be kept effective under this Agreement (provided that the Company will not be required to (I) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph (v), (II) subject itself to taxation in any such jurisdiction or (III) consent to general service of process in any such jurisdiction);

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(vi) notify each participating Investor and each distributor of such Registrable Shares identified by such Investor, at any time when a Prospectus relating thereto would be required under the Securities Act to be delivered by such distributor, of the occurrence of any event as a result of which the Prospectus included in such Registration Statement contains an untrue statement of a material fact or omits a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and, at the request of such Investor, the Company shall use reasonable best efforts to prepare, as soon as practical, a supplement or amendment to such Prospectus so that, as thereafter delivered to any prospective purchasers of such Registrable Shares, such Prospectus shall not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(vii) in the case of an underwritten offering in which an Investor participates pursuant to a Demand Registration, a Piggyback Registration or an S-3 Shelf Registration, enter into a customary underwriting agreement for offerings of that kind, containing such provisions (including provisions for indemnification, lockups, opinions of counsel and comfort letters), and take all such other customary and reasonable actions as the managing underwriters of such offering may request in order to facilitate the disposition of such Registrable Shares (including, making members of senior management of the Company available at reasonable times and places to participate in “road-shows” that the managing underwriter determines are necessary to effect the offering);

(viii) in the case of an underwritten offering in which an Investor participates pursuant to a Demand Registration, a Piggyback Registration or an S-3 Shelf Registration, and to the extent not prohibited by applicable law, (A) make reasonably available, for inspection by the managing underwriters of such offering and one law firm and accounting firm acting for such managing underwriters, pertinent corporate documents and financial and other records of the Company and its subsidiaries and controlled Affiliates, (B) cause the Company’s officers and employees to supply information reasonably requested by such managing underwriters or law firm in connection with such offering, (C) make the Company’s independent accountants available for any such managing underwriters’ due diligence and have them provide customary comfort letters to such underwriters in connection therewith, and (D) cause the Company’s counsel to furnish customary legal opinions to such underwriters in connection therewith; provided, however, that such records and other information shall be subject to such confidential treatment as is customary for underwriters’ due diligence reviews;

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(ix) use reasonable best efforts to cause all such Registrable Shares to be listed on each primary securities exchange (if any) on which securities of the same class issued by the Company are then listed;

(x) provide a transfer agent and registrar for all such Registrable Shares not later than the effective date of such Registration Statement and, a reasonable time before any proposed sale of Registrable Shares pursuant to a Registration Statement, provide the transfer agent with printed certificates for the Registrable Shares to be sold, subject to the provisions of Section 13;

(xi) make generally available to its shareholders a consolidated earnings statement (which need not be audited) for a period of 12 months beginning after the effective date of the Registration Statement as soon as reasonably practicable after the end of such period, which earnings statement shall satisfy the requirements of an earning statement under Section 11(a) of the Securities Act and Rule 158 thereunder; and

(xii) promptly notify each participating Investor, as applicable, and the managing underwriters of any underwritten offering:

(1) when the Registration Statement, any pre-effective amendment, the Prospectus or any Prospectus supplement or any post-effective amendment to the Registration Statement has been filed and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective;

(2) of any request by the SEC for amendments or supplements to the Registration Statement or the Prospectus or for any additional information regarding such Investor;

(3) of the notification to the Company by the SEC of its initiation of any proceeding with respect to the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement; and

(4) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Shares for sale under the applicable securities or blue sky laws of any jurisdiction.

For the avoidance of doubt, the provisions of clauses (vii), (viii), (xi) and (xii) of this Section 9(a) shall apply only in respect of an underwritten offering and only if the number of Registrable Shares to be sold in the offering would reasonably be expected to yield gross proceeds to the participating Investor(s) of at least $200,000,000 (based on the then-current market prices) in a Demand Registration pursuant to Section 2 or $100,000,000 (based on the then-current market prices) in an S-3 Shelf Takedown pursuant to Section 4.

(b) No Registration Statement (including any amendments thereto) shall contain any untrue statement of a material fact or omit to state a material fact required to

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be stated therein, or necessary to make the statements therein not misleading, and no Prospectus (including any supplements thereto) shall contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case, except for any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact made in reliance on and in conformity with written information furnished to the Company by or on behalf of an Investor or any underwriter or other distributor specifically for use therein.

(c) Each Investor shall furnish to the Company in writing such information regarding itself and the distribution proposed by it as the Company may reasonably request for use in connection with any such Registration Statement or Prospectus, including, without limitation, providing the Company with questionnaires as are customary for similar transactions, and which the Company may reasonably request or as may be required by applicable securities laws and regulations, and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement. Each Investor agrees to notify the Company as promptly as practicable of any inaccuracy or change in information previously furnished to the Company or of the happening of any event, in either case as a result of which any Prospectus contains an untrue statement of a material fact regarding the Investor or the distribution of such Registrable Securities or omits to state any material fact regarding the Investor or the distribution of such Registrable Securities required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and to furnish to the Company promptly any additional information required to correct and update any previously furnished information or required such that such Prospectus shall not contain, with respect to the Investor or the distribution of such Registrable Securities, an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d) At all times after the Company has filed a registration statement with the SEC pursuant to the requirements of the Securities Act and until the Termination Date, the Company shall use reasonable best efforts to continuously maintain in effect the registration statement of Common Stock under Section 12 of the Exchange Act and to use reasonable best efforts to file all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, all to the extent required to enable each applicable Investor to be eligible to sell Registrable Shares (if any) pursuant to Rule 144 under the Securities Act.

(e) The Company may require each applicable Investor and each distributor of Registrable Shares as to which any registration is being effected to furnish to the Company information regarding such Person and the distribution of such securities as the Company may from time to time reasonably request in connection with such registration.

(f) Each Investor agrees by having its Common Stock treated as Registrable Shares hereunder that, upon being advised in writing by the Company of the occurrence of an event pursuant to Section 9(a)(vi), such Investor will immediately discontinue (and

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direct any other Persons making offers and sales of Registrable Shares to immediately discontinue) offers and sales of Registrable Shares pursuant to any Registration Statement (other than those pursuant to a plan that is in effect prior to such time and that complies with Rule 10b5-1 of the Exchange Act) until it is advised in writing by the Company that the use of the Prospectus may be resumed and is furnished with a supplemented or amended Prospectus as contemplated by Section 9(a)(vi), and, if so directed by the Company, each Investor will deliver to the Company all copies, other than permanent file copies then in such Investor’s possession, of the Prospectus covering such Registrable Shares current at the time of receipt of such notice.

(g) The Company may prepare and deliver an issuer free-writing prospectus (as such term is defined in Rule 405 under the Securities Act) in lieu of any supplement to a prospectus, and references herein to any “supplement” to a Prospectus shall include any such issuer free-writing prospectus. No Investor nor any other seller of Registrable Shares may use a free-writing prospectus to offer or sell any such shares unless it has been provided by the Company or unless the Investor has received the Company’s prior written consent.

(h) It is understood and agreed that any failure of the Company to file a registration statement or any amendment or supplement thereto or to cause any such document to become or remain effective or usable within or for any particular period of time as provided in Sections 2, 4 or 9 or otherwise in this Agreement, due to reasons that are not reasonably within its control, or due to any refusal of the SEC to permit a registration statement or prospectus to become or remain effective or to be used because of unresolved SEC comments thereon (or on any documents incorporated therein by reference) despite the Company’s good faith and reasonable best efforts to resolve those comments, shall not be a breach of this Agreement.

(i) It is further understood and agreed that the Company shall not have any obligations under this Section 9 at any time on or after the Termination Date, unless an underwritten offering initiated pursuant to this Agreement has been priced but not completed prior to the Termination Date, in which event the Company’s obligations under this Section 9 shall continue with respect to such offering until it is so completed (but not more than 120 days after the commencement of the offering).

Section 10. Registration Expenses.

(a) All expenses incident to the Company’s performance of or compliance with this Agreement, including all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, FINRA fees, listing application fees, printing expenses, transfer agent’s and registrar’s fees, cost of distributing Prospectuses in preliminary and final form as well as any supplements thereto, and fees and disbursements of counsel for the Company and one counsel for each of the participating Investors and all independent certified public accountants and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”) (but not including any underwriting discounts or commissions attributable to the sale of Registrable Shares or fees and expenses of counsel and any other advisor representing

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any underwriters or other distributors), shall be borne by the Company. Each Investor shall bear the cost of all underwriting discounts and commissions associated with any sale of its Registrable Shares, pro rata based on the number of Registrable Shares being sold by that Investor, and shall pay all of its own costs and expenses.

(b) The obligation of the Company to bear the expenses described in Section 10(a) shall apply irrespective of whether a registration, once properly demanded or requested becomes effective or is withdrawn or suspended, provided that the Registration Expenses for any Registration Statement withdrawn solely at the request of one or more Investors (unless withdrawn following commencement of a Suspension Period) shall be borne by such Investor(s).

Section 11. Confidentiality.

(a) Each Investor will, and will cause its officers, directors, employees, legal counsel, accountants, financial advisors and other agents and representatives to, hold in confidence any material nonpublic information received by them pursuant to this Agreement, including without limitation any Request made pursuant to Section 2(a), any written notice of the Company’s intention to effect a registration provided pursuant to Section 3(a), and any material nonpublic information included in any Registration Statement or Prospectus proposed to be filed with the SEC (until such Registration Statement or Prospectus has been filed) or provided pursuant to Section 9(a)(viii). This Section 11(a) shall not apply to any information which (a) is or becomes generally available to the public, (b) was already in the Investor’s possession from a non-confidential source prior to its disclosure by the Company, (c) is or becomes available to the Investor on a non-confidential basis from a source other than the Company, provided that such source is not known by the Investor to be bound by confidentiality obligations or (d) is required to be disclosed by law.

Section 12. Indemnification.

(a) The Company shall indemnify, to the fullest extent permitted by law, each Investor and each Person who controls such Investor (within the meaning of the Securities Act) against all losses, claims, damages, liabilities, judgments, costs (including reasonable costs of investigation) and expenses (including reasonable attorneys’ fees) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus or any amendment thereof or supplement thereto or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are made in reliance and in conformity with information furnished in writing to the Company by or on behalf of such Investor expressly for use therein. In connection with an underwritten offering in which an Investor participates conducted pursuant to a registration effected hereunder, the Company shall indemnify each participating underwriter and each Person who controls such underwriter (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of such Investor.

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(b) In connection with any Registration Statement in which an Investor is offering Shares, such Investor shall furnish to the Company in writing such information as the Company reasonably requests pursuant to Section 9(a), or amendment or supplement thereto, and shall indemnify, to the fullest extent permitted by law, the Company, its officers and directors and each Person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities, judgments, costs (including reasonable costs of investigation) and expenses (including reasonable attorneys’ fees) arising out of or based upon any untrue or alleged untrue statement of material fact contained in the Registration Statement or Prospectus, or any amendment or supplement thereto, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that the same are made in reliance and in conformity with information furnished in writing to the Company by or on behalf of such Investor expressly for use therein.

(c) Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying Person of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying Person to assume the defense of such claim with counsel reasonably satisfactory to the indemnified Person. Failure so to notify the indemnifying Person shall not relieve it from any liability that it may have to an indemnified Person except to the extent that the indemnifying Person is materially and adversely prejudiced thereby. The indemnifying Person shall not be subject to any liability for any settlement made by the indemnified Person without its consent (but such consent will not be unreasonably withheld). An indemnifying Person who is entitled to, and elects to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (in addition to one local counsel) for all Persons indemnified (hereunder or otherwise) by such indemnifying Person with respect to such claim (and all other claims arising out of the same circumstances), unless in the reasonable judgment of any indemnified Person there may be one or more legal or equitable defenses available to such indemnified Person which are in addition to or may conflict with those available to another indemnified Person with respect to such claim, in which case such maximum number of counsel for all indemnified Persons shall be two rather than one). If an indemnifying Person is entitled to, and elects to, assume the defense of a claim, the indemnified Person shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, but, except as set forth above, the indemnifying Person shall not be obligated to reimburse the indemnified Person for the costs thereof. The indemnifying Person shall not consent to the entry of any judgment or enter into or agree to any settlement relating to a claim or action for which any indemnified Person would be entitled to indemnification by any indemnified Person hereunder unless such judgment or settlement imposes no ongoing obligations on any such indemnified Person and includes as an unconditional term the giving, by all relevant claimants and plaintiffs to such indemnified Person, a release, reasonably satisfactory in form and substance to such indemnified Person, from all liabilities in respect of such claim or action for which such indemnified Person would be entitled to such indemnification. The indemnifying Person shall not be liable hereunder for any amount paid or payable or incurred pursuant to or in connection with any judgment entered or settlement effected with the consent of an indemnified Person unless the indemnifying Person has also consented to such judgment or settlement.

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(d) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person or any officer, director or controlling Person of such indemnified Person and shall survive the transfer of securities and the Termination Date but only with respect to offers and sales of Registrable Shares made before the Termination Date or during the period following the Termination Date referred to in Section 8(h).

(e) If the indemnification provided for in or pursuant to this Section 11 is due in accordance with the terms hereof, but is held by a court to be unavailable or unenforceable in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each applicable indemnifying Person, in lieu of indemnifying such indemnified Person, shall contribute to the amount paid or payable by such indemnified Person as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying Person on the one hand and of the indemnified Person on the other in connection with the statements or omissions which result in such losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of the indemnifying Person on the one hand and of the indemnified Person on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying Person or by the indemnified Person, and by such Person’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. In no event shall the liability of the indemnifying Person be greater in amount than the amount for which such indemnifying Person would have been obligated to pay by way of indemnification if the indemnification provided for under Section 11(a) or 11(b) hereof had been available under the circumstances. No indemnified Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any indemnifying party who was not guilty of such fraudulent misrepresentation.

Section 13. Securities Act Restrictions. The Registrable Shares are restricted securities under the Securities Act and may not be offered or sold except pursuant to an effective registration statement or an available exemption from registration under the Securities Act. Accordingly, no Investor shall, directly or through others, offer or sell any Registrable Shares except pursuant to a Registration Statement as contemplated herein or pursuant to Rule 144 or another exemption from registration under the Securities Act, if available. Prior to any transfer of Registrable Shares other than pursuant to an effective registration statement, the Investor desiring to transfer such Registrable Shares shall notify the Company of such transfer and the Company may require such Investor to provide, prior to such transfer, such evidence that the transfer will comply with the Securities Act (including written representations or an opinion of counsel) as the Company may reasonably request. The Company may impose stop-transfer instructions with respect to any Registrable Shares that are to be transferred in contravention of this Agreement. Any certificates representing the Registrable Shares may bear a legend (and

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the Company’s share registry may bear a notation) referencing the restrictions on transfer contained in this Agreement, until such time as such securities have ceased to be (or are to be transferred in a manner that results in their ceasing to be) Registrable Shares. Subject to the provisions of this Section 12, the Company will replace any such legended certificates with unlegended certificates promptly upon surrender of the legended certificates to the Company or its designee and cause shares that cease to be Registrable Shares to bear a general unrestricted CUSIP number, in order to facilitate a lawful transfer or at any time after such shares cease to be Registrable Shares.

Section 14. Transfers of Rights. If 3G or Berkshire (or any Permitted Transferee thereof) transfers any rights to a Permitted Transferee, such Permitted Transferee shall, together with 3G, Berkshire and all other such Permitted Transferees, also have the rights of an Investor under this Agreement, but only if the Permitted Transferee signs and delivers to the Company a written acknowledgment (in form and substance satisfactory to the Company, 3G and Berkshire) that it has joined as a party to this Agreement and has assumed the rights and obligations of an Investor hereunder with respect to the rights transferred to it by 3G or Berkshire, as applicable. Each such transfer shall be effective when (but only when) the Permitted Transferee has signed and delivered the written acknowledgment to the Company. Upon any such effective transfer, the Permitted Transferee shall automatically have the rights so transferred, and the obligations of an Investor under this Agreement. Notwithstanding any other provision of this Agreement, no Person who acquires securities transferred in violation of this Agreement, or who acquires securities that are not or upon acquisition cease to be Registrable Shares, shall have any rights under this Agreement with respect to such securities as an Investor or otherwise, and such securities shall not have the benefits afforded hereunder to Registrable Shares.

Section 15. Miscellaneous.

(a) Notices. To be effective under this Agreement, all notices, requests, claims, demands and other communications under this Agreement shall be effected in writing through electronic mail followed within one Business Day by either hand delivery via courier (providing proof of delivery) or facsimile transmission (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i) If to the Company, to

The Kraft Heinz Company
Phone:	[—]
Facsimile:	(412) 456-6115

Attention:	General Counsel
E-mail:	[—]

23

with a copy (which shall not constitute notice) to:

[—]
Phone:	[—]
Facsimile:	[—]

Attention:	[—]
E-mail:	[—]

(ii) If to 3G, to

3G Global Food Holdings, L.P.
c/o 3G Capital, Inc.
600 Third Avenue, 37th Floor
New York, New York 10016
Phone:	(212) 893-6727
Facsimile:	(704) 409-0968

Attention:	Bradley Brown
E-mail:	[—]

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
825 8th Avenue
New York, New York 10019
Phone:	(212) 474-1000
Facsimile:	(212) 474-3700

Attention:	Scott A. Barshay, Esq.
Eric L. Schiele, Esq.
Jonathan L. Davis, Esq.

E-mail:	[—]

(iii) If to Berkshire, to

Berkshire Hathaway Inc.
3555 Farnam Street
Omaha, Nebraska 68131
Phone:	[—]
Facsimile:	(402) 346-3375

Attention:	Marc D. Hamburg
E-mail:	[—]

24

with a copy (which shall not constitute notice) to:

Munger, Tolles & Olson LLP
355 S. Grand Avenue, 35th Floor
Los Angeles, California 90071
Phone:	(213) 683-9100
Facsimile:	(213) 683-5104

Attention:	Robert E. Denham
Mary Ann Todd

E-mail:	[—]

If to any other Investor, to such address and facsimile number as is designated in the agreement to be delivered to the Company pursuant to Section 12.

(b) No Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(c) Assignment. Neither this Agreement nor any right, remedy, obligation nor liability arising hereunder or by reason hereof shall be assignable by any party hereto without the prior written consent of the other parties, and any attempt to assign any right, remedy, obligation or liability hereunder without such consent shall be void, except (i) an assignment, in the case of a merger or consolidation where such party is not the surviving entity, or a sale of substantially all of its assets, to the entity which is the survivor of such merger or consolidation or the purchaser in such sale or (ii) an assignment by an Investor to a Permitted Transferee in accordance with Section 12. In the event of any merger or consolidation by the Company, where the Company is not the surviving entity, or a sale of substantially all of the assets of the Company to an entity which is the survivor of such merger or consolidation or the purchaser in such sale, the Company shall cause the surviving entity in such merger, consolidation or purchase to assume this Agreement and all rights, remedies, obligations and liabilities of the Company hereunder.

(d) No Third-Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the Company and the Investors any benefits, rights, or remedies (except as specified in Section 11 hereof).

(e) Governing Law; Submission to Jurisdiction; Waiver of Jury Trial, Etc. The corporate law of the State of Delaware shall govern all issues and questions concerning the relative rights of the Company and its stockholders. All other issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware,

25

without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if both the Court of Chancery of the State of Delaware and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom (together, the “Chosen Courts”), for the purposes of any suit, action or other proceeding arising out of this Agreement (and agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it except in such courts). Each of the parties further agrees that, to the fullest extent permitted by applicable law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth in Section 13(a) shall be effective service of process for any action, suit or proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the Chosen Courts, or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. To the extent permitted by applicable law, each of the parties hereto hereby unconditionally waives trial by jury in any legal action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

(f) Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by e-mail or facsimile) and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. Each such counterparts shall be deemed an original, shall be construed together with the other such originals and shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

(g) Amendment and Restatement. The parties hereto agree that the Original Agreement shall be amended and restated in the form of this Agreement as of the date hereof.

(h) Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes and replaces all other prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof.

(i) Captions. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any provision of this Agreement.

26

(j) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(k) Amendments. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given without the prior written consent of the Company and of 3G (as long as it and/or the 3G Permitted Transferees hold Registrable Shares) and Berkshire (as long as it and/or the Berkshire Permitted Transferees hold Registrable Shares).

[Signature Page Follows]

27

IN WITNESS WHEREOF, this Amended and Restated Registration Rights Agreement has been duly executed by each of the parties hereto as of the date first written above.

THE KRAFT HEINZ COMPANY

By:
Name:
Title:

3G GLOBAL FOOD HOLDINGS, L.P.

By:
Name:
Title:

BERKSHIRE HATHAWAY INC.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Exhibit D-1

Form of Opinion

[attached]

Exhibit D-1-1

EXHIBIT D-1

Form of Closing Tax Opinion

[Cravath Letterhead]

[—], 2015

Agreement and Plan of Merger

Among Heinz, Merger Sub I, Merger Sub II and Kraft

Ladies and Gentlemen:

We have acted as counsel for H.J. Heinz Holding Corporation, a Delaware corporation (“Heinz”), in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of March 24, 2015 (the “Merger Agreement”), among Heinz, Kraft Foods Group, Inc., a Virginia corporation (“Kraft”), Kite Merger Sub Corp., a Virginia corporation and a wholly owned subsidiary of Heinz (“Merger Sub I”), and Kite Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Heinz (“Merger Sub II”) in which Merger Sub I will merge with and into Kraft with Kraft surviving as the Initial Surviving Company as a wholly owned subsidiary of Heinz. Immediately following, the Initial Surviving Company will merge with and into Merger Sub II, with Merger Sub II surviving as a limited liability company and wholly owned subsidiary of Heinz. Capitalized terms used but not defined herein have the meanings given to them in the Merger Agreement.

Pursuant to Sections 6.09(b) and 7.02(c) of the Merger Agreement, you have requested that we render the opinion set forth below. In rendering our opinion, we have examined (i) the Merger Agreement, (ii) the Equity Investment Letters, (iii) the registration statement on Form S-4, which includes the Proxy Statement, and any amendments thereto (the “Registration Statement”), (iv) the representations made by Heinz, Merger Sub I, Merger Sub II and Kraft in their respective letters, dated the date hereof, delivered to us for purposes of this opinion (the “Representation Letters”), and (v) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicate or certified or conformed copies and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering this opinion, we have assumed, with your consent, that (i) the Merger and the Subsequent Merger will be consummated in accordance with the provisions of the Merger Agreement (without waiver or modification of any provisions thereof), (ii) the statements concerning the Merger and the Subsequent Merger set forth in the Merger Agreement and the Registration Statement are, and will remain, true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by Heinz, Merger Sub I, Merger Sub II and Kraft in the

Representation Letters are, and will remain, true, complete and correct at all times up to and including the Effective Time and (iv) any representations made in the Representation Letters or the Merger Agreement qualified by belief, knowledge, materiality or any similar qualification are true, correct and complete without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement and the Equity Investment Letters. If any of these assumptions are untrue for any reason, our opinion as expressed below may be adversely affected and may not be relied upon.

Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger or the Subsequent Merger, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. Finally, our opinion is limited to the tax matters specifically covered hereby. No opinion should be inferred as to (i) any other tax consequences of the Merger and the Subsequent Merger or (ii) the tax consequences of the Merger and the Subsequent Merger under any state, local or foreign law, or with respect to other areas of U.S. Federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the Federal law of the United States.

Based upon and subject to the foregoing, for U.S. Federal income tax purposes, we are of opinion that (i) the Merger and the Subsequent Merger will be treated as a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) Heinz and Kraft each will be a party to the reorganization within the meaning of Section 368(b) of the Code.

Very truly yours,

Cravath, Swaine & Moore LLP

Exhibit D-2

Form of Heinz Representation Letter

[attached]

Exhibit D-2-1

EXHIBIT D-2

Form of H.J. Heinz Holding Corporation Representation Letter

[HEINZ LETTERHEAD]

[—], 2015

Cravath Swaine & Moore LLP

825 8th Avenue

New York, NY 10019

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Ladies and Gentlemen:

The undersigned, an officer of H.J. Heinz Holding Corporation, a Delaware corporation (“Heinz”), is making representations in this letter on behalf of Heinz and Kite Merger Sub Corp., a Virginia corporation and wholly-owned subsidiary of Heinz (“Merger Sub I”) and Kite Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of Heinz (“Merger Sub II”) in connection with the opinions to be delivered pursuant to Sections 6.09(b), 7.02(c) and 7.03(c) of the Agreement and Plan of Merger (the “Merger Agreement”) dated as of March 24, 2015 among Kraft Foods Group, Inc., a Virginia corporation (“Kraft”), Heinz and Merger Sub. Pursuant to the Merger Agreement, Merger Sub I will merge with and into Kraft with Kraft surviving as the Initial Surviving Company as a wholly-owned direct subsidiary of Heinz (the “Merger”). Immediately following the Merger, the Initial Surviving Company will merge with and into Merger Sub II, with Merger Sub II surviving as a limited liability company and wholly-owned direct subsidiary of Heinz (the “Subsequent Merger”). Each capitalized term used and not otherwise defined herein has the meaning ascribed to it in the Merger Agreement. References to Merger Sub II herein shall also include references to the Surviving Company after the Merger.

The undersigned, after due inquiry and investigation, hereby certifies and represents on behalf of Heinz, Merger Sub I and Merger Sub II that:

1. The facts relating to the Transactions as described in the Form S-4, the Proxy Statement, the Equity Investment Letters and the other documents described therein are, insofar as those facts pertain to Heinz, true, correct and complete in all material respects. The Transactions will be consummated in accordance with the Merger Agreement (without waiver or modification of any provision thereof) and the descriptions contained in the Form S-4, the Proxy Statement, the Equity Investment Letters and the other documents described therein. There are no other agreements, arrangements or understandings, either written or oral, between or among any of Heinz, its affiliates or its stockholders, on the one hand, and any of Kraft, its affiliates or its stockholders, on the other hand, concerning the Merger, Subsequent Merger or any transaction that is part of the same plan as the Merger.

2. In connection with the Merger and the Subsequent Merger, no holder of Kraft Common Stock will receive, directly or indirectly, in exchange for or in respect of such stock any consideration other than Heinz Common Stock and the Special Dividend (together, the “Transaction Consideration”). The Transaction Consideration to be received by holders of Kraft Common Stock was determined by arm’s length negotiations between Heinz and Kraft. The fair market value of the Transaction Consideration received by each holder of Kraft Common Stock will be approximately equal to the fair market value of Kraft Common Stock surrendered in exchange therefor (in each case, based on the respective fair market value of Kraft Common Stock and Heinz Common Stock on the business day before the Merger Agreement was executed).

3. To the knowledge of Heinz, Kraft will declare the Special Dividend with a record date as of immediately prior to the Effective Time and payment of the Special Dividend will be conditioned upon the consummation of the Merger and the Subsequent Merger. The Special Dividend will be funded with a portion of the proceeds from the Equity Investment.

4. At least forty percent (40%) of the value of the aggregate Transaction Consideration received by holders of Kraft Common Stock will be comprised of Heinz Common Stock (based on the fair market value of Heinz Common Stock on the business day before the Merger Agreement was executed).

5. (a) Neither Heinz nor any person related to Heinz (within the meaning of Treasury Regulations Section 1.368-1(e)(4)) has any plan or intention to reacquire or redeem any Heinz Common Stock issued in the Merger, either directly or indirectly (including through derivative transactions, such as equity swaps, that would have the economic effect of an acquisition), except for Share Repurchases as defined in this representation.

(b) Heinz (or a related person) may, after the Subsequent Merger, repurchase Heinz Common Stock (i) on the open market through a broker at the prevailing market price, (ii) through block trades with holders of a significant number of shares of Heinz Common Stock at a price that is determined by reference to the prevailing market price or (iii) pursuant to an accelerated share repurchase whereby a securities brokerage or investment bank that is not related to Heinz borrows a specified number of shares of Heinz Common Stock from stock lenders in the market and sells that Heinz Common Stock to Heinz at an agreed price, and then the broker/bank subsequently purchases an equal number of shares of Heinz Common Stock in the open market at the prevailing market price, and returns those shares to the stock lenders (any such purchases described in (i), (ii) and (iii), “Share Repurchases”).

(c) Heinz has not determined the number or value of shares, if any, to be acquired in any Share Repurchases nor the timing of any such acquisitions. Heinz will make those determinations in the future, based on the facts and circumstances that arise in the future. Based on the current facts and circumstances, Heinz has no plan or intention to repurchase in the two years after the Subsequent Merger an amount of Heinz Common Stock for an amount of cash such that the sum of (A) the amount of cash paid in those Share Repurchases and (B) the amount of the Special Dividend (together, the “Aggregate Cash”) would exceed sixty percent (60%) of the sum of (x) the Aggregate Cash and (y) the value of all shares of Heinz Common Stock issued to holders of Kraft Common Stock other than those shares acquired in the Share Repurchases (based on the fair market value of Heinz Common Stock as of the Closing Date).

(d) Heinz is not obligated to undertake any Share Repurchases and there was no understanding, arrangement or negotiations between Heinz and Kraft or the holders of Kraft Common Stock as to whether Heinz would undertake any Share Repurchases.

6. To the knowledge of Heinz, there is no plan or intention by any holders of Heinz Common Stock to purchase or otherwise acquire Heinz Common Stock issued to holders of Kraft Common Stock in the transaction, either directly or indirectly (including through derivative transactions, such as equity swaps, that would have the economic effect of transfer). For purposes of this representation, a person is considered to own or acquire stock owned or acquired (as the case may be) by a partnership in which such person is a partner in proportion such person’s interest in the partnership.

7. To the knowledge of Heinz, the liabilities of Kraft assumed by Merger Sub II and the liabilities to which the transferred assets of Kraft are subject were incurred by Kraft in the ordinary course of its business.

8. After the Merger, no dividends or distributions will be made to the former holders of Kraft Common Stock by Heinz other than the Special Dividend and dividends or distributions made to all holders of Heinz Common Stock.

9. Neither Heinz nor any of its subsidiaries owns or has owned within the last five years, directly or indirectly, any stock of Kraft or any instrument (other than the Merger Agreement) giving the holder the right to acquire such stock.

10. Following the Merger and the Subsequent Merger, Heinz or a member of its qualified group of corporations (within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii)) will continue the “historic business” of Kraft or use a “significant portion” of the “historic business assets” of Kraft in a business (as such terms are defined in Treasury Regulations Section 1.368-1(d)).

11. Heinz has no plan or intention (in each case following the Merger and the Subsequent Merger) to (i) liquidate; (ii) merge with or into another corporation; (iii) sell, exchange, distribute or otherwise dispose of any of the equity interests of the Initial Surviving Corporation, Merger Sub II or Heinz Company; or (iv) permit or cause the

Initial Surviving Corporation, Merger Sub II or Heinz Company to sell, exchange or otherwise dispose of any of its assets, except for dispositions in the ordinary course of its business, and except, in each case, for (x) the Transactions described in Section 1.01(b) of the Merger Agreement or (y) transfers permitted by Treasury Regulation Section 1.368-2(k). Without limiting the generality of the foregoing, at the time of each Transaction described in Section 1.01(b) of the Merger Agreement (i) Heinz Intermediate I shall be a wholly-owned direct subsidiary of Heinz, (ii) Heinz Corporation II shall be a wholly-owned direct Subsidiary of Heinz Intermediate I and (iii) Heinz Company shall be a wholly-owned direct Subsidiary of Heinz Corporation II.

12. Except as described in Section 6.07 of the Merger Agreement (i) all costs and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such costs and expenses and (ii) Heinz, Merger Sub I and Merger Sub II have not agreed to, nor will they, directly or indirectly pay or assume any other expense or other liability, whether fixed or contingent, of any holder of Kraft Common Stock, nor will any Kraft Common Stock be acquired subject to any such liability.

13. There is no intercorporate indebtedness existing between Heinz (or any of its subsidiaries) on the one hand and Kraft (or any of its subsidiaries) on the other hand that was issued, acquired, or will be settled at a discount.

14. None of Heinz, Merger Sub I and Merger Sub II is an investment company within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Code.

15. The fair market value of the assets of Kraft transferred to Merger Sub II in the Subsequent Merger will equal or exceed the sum of the liabilities assumed by Merger Sub II plus the amount of liabilities, if any, to which the transferred assets are subject.

16. None of Heinz, Merger Sub I, or Merger Sub II is under the jurisdiction of a court in a Title 11 case or a receivership, foreclosure or similar proceeding in a federal or state court.

17. None of the compensation received or to be received from Heinz (or, to the knowledge of Heinz, from Kraft) by any employee or independent contractor of Kraft who is also a holder of Kraft Common Stock is or will be separate consideration for, or allocable to, any of their shares of Kraft Common Stock to be surrendered in the Merger. None of the Transaction Consideration to be received by any employee or independent contractor of Kraft who is also a holder of Kraft Common Stock is or will be separate consideration for, or allocable to, any employment, consulting or similar arrangement. The compensation paid by Kraft to any Kraft employee or independent contractor who is also a shareholder of Kraft has been or will be for services actually rendered (or to be rendered) and has been determined by bargaining at arm’s-length.

18. The Merger and the Subsequent Merger are being undertaken for valid business purposes, including those set forth in the Form S-4 and Proxy Statement.

19. At all times since the formation of Merger Sub I and Merger Sub II Heinz has directly owned, and at the time of the Merger and the Subsequent Merger Heinz will directly own, all of the issued and outstanding equity interests of Merger Sub I and Merger Sub II. Merger Sub I and Merger Sub II were newly formed solely to effectuate the Merger and the Subsequent Merger, respectively. Merger Sub I has not conducted, and will not conduct at any time prior to the Merger, any business activities or other operations of any kind other than the issuance of its stock to Heinz or other activities in connection with the Merger. No election has ever been made to treat Merger Sub II as a corporation for U.S. federal income Tax purposes.

20. There are no warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire an interest in Merger Sub I or Merger Sub II.

21. The undersigned is authorized to make all the representations and certifications set forth herein on behalf of Heinz and both of Merger Sub I and Merger Sub II.

The undersigned acknowledges that (i) your opinions will be based on the accuracy of the representations and certifications set forth herein and on the accuracy of the representations and warranties and the satisfaction of the covenants and obligations contained in the Merger Agreement and the various other documents related thereto, and (ii) your opinions will be subject to certain limitations and qualifications, including that it may not be relied upon if any such representations or warranties are not accurate or if any of such covenants or obligations are not satisfied in all material respects and will not address any tax consequences of the Transactions or any action taken in connection therewith except as expressly set forth in such opinion. The undersigned further represents that, for purposes of rendering your opinions, you may consider each of the representations and certifications contained herein to be true, correct and complete as of the Effective Time without regard to any knowledge qualification.

Very truly yours,

H.J. HEINZ HOLDING CORPORATION,

By
Name: Title:

KITE MERGER SUB CORP.,

By
Name: Title:

KITE MERGER SUB LLC,

By
Name: Title:

Exhibit E-1

Form of Opinion

[attached]

Exhibit E-1-1

Form of Closing Tax Opinion

[Law Firm Letterhead]

[—], 2015

Agreement and Plan of Merger

Among H.J. Heinz Holding Corporation, Kite Merger Sub Corp., Kite Merger Sub LLC and Kraft Foods Group, Inc.

Ladies and Gentlemen:

We have acted as counsel for Kraft Foods Group, Inc., a Virginia corporation (“Kraft”), in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of March 24, 2015 (the “Merger Agreement”), among H.J. Heinz Holding Corporation, a Delaware corporation (“Heinz”), Kraft, Kite Merger Sub Corp., a Virginia corporation and a direct wholly owned subsidiary of Heinz (“Merger Sub I”) and Kite Merger Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Heinz (“Merger Sub II”), in which Merger Sub I will merge with and into Kraft with Kraft surviving as a wholly owned subsidiary of Heinz (such surviving company, the “Initial Surviving Company” and such merger, the “Merger”). Immediately following the Merger, the Initial Surviving Company will merge with and into Merger Sub II, with Merger Sub II surviving as a limited liability company and a direct wholly owned subsidiary of Heinz (the “Subsequent Merger” and together with the Merger, the “Mergers”). The Mergers are described in the proxy statement, which is included in the registration statement filed on Form S-4 (as amended or supplemented through the date hereof) (the “Registration Statement”) in connection with the Mergers. Unless otherwise defined, capitalized terms used in this opinion have the meanings assigned to them in the Merger Agreement.

For purposes of this opinion, we have reviewed (i) the Merger Agreement, (ii) the Equity Investment Letters, (iii) the Registration Statement, (iv) the representations made by Heinz, Merger Sub I, Merger Sub II and Kraft in their respective letters, dated the date hereof, delivered to us for purposes of this opinion (the “Representation Letters”), and (iv) such other documents and matters of law and fact as we have considered necessary or appropriate. In rendering this opinion, we have assumed that (i) the Mergers will be consummated pursuant to and in accordance with the terms of the Merger Agreement and in the manner described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party to the Merger Agreement); (ii) the statements concerning the Mergers and the parties thereto set forth in the Merger Agreement and Registration Statement are true, complete and correct as of the Effective Time of the Mergers and thereafter (where relevant); (iii) the representations made by Heinz, Merger Sub I, Merger Sub II and Kraft in the Representation Letters are, and will remain, true, complete and correct as of the Effective Time of the Mergers and thereafter (where relevant); (iv) any representations made in the Representation Letters or the Merger Agreement qualified by belief, knowledge, materiality or any similar qualification are true, correct and complete without such qualification; and (v) Heinz, Kraft and their respective subsidiaries will treat the Mergers for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above described assumptions are untrue for any reason or if the Mergers are consummated in a manner that is different from the manner described in the Merger Agreement or Registration Statement, our opinion as expressed below may be adversely affected.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative pronouncements and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect.

Based upon and subject to the foregoing, for U.S. Federal income tax purposes, we are of opinion that (i) the Merger and the Subsequent Merger will be treated as a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) Heinz and Kraft each will be a party to the reorganization within the meaning of Section 368(b) of the Code.

Very truly yours,

[—]

Exhibit E-2

Form of Kraft Representation Letter

[attached]

Exhibit E-2-1

[KRAFT LETTERHEAD]

[—], 2015

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Cravath Swaine & Moore LLP

825 8th Avenue

New York, NY 10019

Ladies and Gentlemen:

The undersigned, an officer of Kraft Foods Group, Inc., a Virginia corporation (“Kraft”), is making the representations in this letter on behalf of Kraft in connection with the opinions to be delivered pursuant to Sections 6.09(b), 7.02(c) and 7.03(c) of the Agreement and Plan of Merger (the “Merger Agreement”) dated as of March 24, 2015 among Kraft, H.J. Heinz Holding Corporation, a Delaware corporation (“Heinz”), Kite Merger Sub Corp., a Virginia corporation and wholly-owned subsidiary of Heinz (“Merger Sub I”). and Kite Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of Heinz (“Merger Sub II”). Pursuant to the Merger Agreement, Merger Sub I will merge with and into Kraft with Kraft surviving as the Initial Surviving Company as a wholly-owned subsidiary of Heinz (the “Merger”). Immediately following the Merger, the Initial Surviving Company will merge with and into Merger Sub II, with Merger Sub II surviving as a limited liability company and wholly-owned direct subsidiary of Heinz (the “Subsequent Merger”). Each capitalized term used and not otherwise defined herein has the meaning ascribed to it in the Merger Agreement. References to Merger Sub II shall also include references to the Surviving Company after the Merger.

The undersigned, after due inquiry and investigation, hereby certifies and represents on behalf of Kraft that:

1. The facts relating to the Transactions as described in the Form S-4, the Proxy Statement, the Equity Investment Letters and the other documents described therein are, insofar as those facts pertain to Kraft, true, correct and complete in all material respects. The Transactions will be consummated in accordance with the Merger Agreement (without waiver or modification of any provision thereof) and the descriptions contained in the Form S-4, the Proxy Statement, the Equity Investment Letters and the other documents described therein. There are no other agreements, arrangements or understandings, either written or oral, between or among any of Heinz, its affiliates or its stockholders, on the one hand, and any of Kraft, its affiliates or its stockholders, on the other hand, concerning the Merger, Subsequent Merger or any transaction that is part of the same plan as the Merger.

2. In connection with the Merger and the Subsequent Merger, no holder of Kraft Common Stock will receive, directly or indirectly, in exchange for or in respect of such stock any consideration other than Heinz Common Stock and, the Special Dividend (together, the “Transaction Consideration”). The Transaction Consideration to be received by holders of Kraft Common Stock was determined by arm’s length negotiations between Heinz and Kraft. The fair market value of the Transaction Consideration received by each holder of Kraft Common Stock will be approximately equal to the fair market value of Kraft Common Stock surrendered in exchange therefor (in each case, based on the respective fair market value of Kraft Common Stock and Heinz Common Stock on the business day before the Merger Agreement was executed).

3. Kraft will declare the Special Dividend with a record date as of immediately prior to the Effective Time and payment of the Special Dividend will be conditioned upon the consummation of the Merger and the Subsequent Merger. To the knowledge of Kraft, the Special Dividend will be funded with a portion of the proceeds from the Equity Investment.

4. At least forty percent (40%) of the value of the aggregate Transaction Consideration received by holders of Kraft Common Stock will be comprised of Heinz Common Stock (based on the fair market value of Heinz Common Stock on the business day before the Merger Agreement was executed).

5. To the knowledge of Kraft, there is no plan or intention on the part of any holder of Kraft Common Stock to sell or to otherwise transfer ownership to Heinz, any holder of Heinz Common Stock or any person related to Heinz within the meaning of Treasury Regulations Section 1.368-1(e)(4), of any Heinz Common Stock received in the Merger, either directly or indirectly (including through derivative transactions, such as equity swaps, that would have the economic effect of a transfer). For purposes of this representation and representation 6, a person is considered to own or acquire stock owned or acquired (as the case may be) by a partnership in which that person is a partner in proportion to that person’s interest in the partnership.

6. Neither Kraft nor, to the knowledge of Kraft, any person related to Kraft within the meaning of Treasury Regulations Section 1.368-1(e)(4) has, either directly or indirectly (including through derivative transactions, such as equity swaps, that would have the economic effect of an acquisition), redeemed or acquired any Kraft Common Stock in contemplation of the Merger.

7. Other than the Special Dividend, Kraft has not made any distributions to holders of Kraft Common Stock in connection with the Merger or Subsequent Merger. Kraft historically has paid a regular quarterly dividend, the amount and timing of which were determined without regard to the Merger.

8. Except as described in Section 6.07 of the Merger Agreement, (i) all costs and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such costs and expenses and (ii) Heinz, Merger Sub I and Merger Sub II have not agreed to, nor will they, directly or indirectly pay or assume any other expense or other liability, whether fixed or contingent, of any holder of Kraft Common Stock, nor will any Kraft Common Stock be acquired subject to any such liability.

9. The liabilities of Kraft assumed by Merger Sub II and the liabilities to which the transferred assets of Kraft are subject were incurred by Kraft in the ordinary course of its business.

10. No assets of Kraft have been sold, transferred or otherwise disposed of that would prevent Heinz from satisfying the requirement that it either continue the “historic business” of Kraft or use a significant portion of Kraft’s “historic business assets” in a business following the Merger (as such terms are defined in Treasury Regulations Section 1.368-1(d)).

11. There is no intercorporate indebtedness existing between Heinz (or any of its subsidiaries) on the one hand and Kraft (or any of its subsidiaries) on the other hand that was issued, acquired, or will be settled at a discount.

12. Kraft is not an investment company within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Code.

13. The fair market value of the assets of Kraft transferred to Merger Sub II in the Subsequent Merger will equal or exceed the sum of the liabilities assumed by Merger Sub II plus the amount of liabilities, if any, to which the transferred assets are subject.

14. Kraft is not under the jurisdiction of a court in a Title 11 case or a receivership, foreclosure or similar proceeding in a federal or state court.

15. None of the compensation received or to be received from Kraft (or, to the knowledge of the Kraft, from Heinz) by any employee or independent contractor of Kraft who is also a holder of Kraft Common Stock is or will be separate consideration for, or allocable to, any of their shares of Kraft Common Stock to be surrendered in the Merger. None of the Transaction Consideration to be received by any employee or independent contractor of Kraft who is also a holder of Kraft Common Stock is or will be separate consideration for, or allocable to, any employment, consulting or similar arrangement. The compensation paid by Kraft to any Kraft employee or independent contractor who is also a shareholder of Kraft has been or will be for services actually rendered (or to be rendered) and has been determined by bargaining at arm’s-length.

16. The Merger and the Subsequent Merger are being undertaken for valid business purposes, including those set forth in the Form S-4 and Proxy Statement.

17. The undersigned is authorized to make all the representations and certifications set forth herein on behalf of Kraft.

The undersigned acknowledges that (i) your opinions will be based on the accuracy of the representations and certifications set forth herein and on the accuracy of the representations and warranties and the satisfaction of the covenants and obligations contained in the Merger Agreement and the various other documents related- thereto, and (ii) your opinions will be subject to certain limitations and qualifications, including that it may not be relied upon if any such representations or warranties are not accurate or if any of such covenants or obligations are not satisfied in all material respects and will not address any tax consequences of the Transactions or any action taken in connection therewith except as expressly set forth in such opinion. The undersigned further represents that, for purposes of rendering your opinions, you may consider each of the representations and certifications contained herein to be true, correct and complete as of the Effective Time without regard to any knowledge qualification.

Very truly yours,

Kraft Foods Group, Inc.,

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